Exhibit 10.5

Agreement

between

(UAW, UNITEHERE, Teamsters,
Operating Engineers, Carpenters)

and

October 17, 2007
thru
October 16, 2011
AGREEMENT BETWEEN GREEKTOWN CASINO
AND THE DETROIT CASINO COUNCIL

1

i

Article 27	Union Security	45

Article 28	Dues Check-Off	46

Article 29	Union Activity	47

Article 30	Procedures for New Job Classifications	49

Article 31	Political Action Committee	51

Article 32	Subcontracting	52

Article 33	No Strike or Lockout	53

Article 34	Owners and Successors	53

Article 35	Savings Clause	54

Article 36	Term-Termination-Renewal	55

Appendix I	Summary of Exclusive Provider Arrangement (EPA)	58

Appendix II	Summary of Preferred Provider Organization (PPO)	66

Exhibit 1	Wage Scales	70

Exhibit 2	International Union, UAW Authorization for Check-off Dues	76

Exhibit 3	HERE Check-Off Dues	77

Exhibit 4	Teamsters Check-Off Dues	78

Exhibit 5	Operating Engineers	79

Exhibit 6	Michigan Regional Council of Carpenters	80

Letter of Understanding – Article 5 – Vacation, Holidays and Personal/Sick Time		81

Letter of Understanding – Article 5 – Vacation, Holidays and Personal/Sick Time		82

Letter of Understanding – Article 5 – Vacation, Holidays and Personal/Sick Time		83

Letter of Understanding – Article 22 – Discipline		84

Letter of Understanding – TITO Tickets		85

Letter of Understanding Part-Time Team Members		86

Memorandum of Agreement – Exercise of Employee Rights		87

Memorandum of Understanding – Team Member Parking		90

Memorandum of Understanding – Article 6 – Funeral Leave		91

Memorandum of Understanding – Article 29 – Union Activity (Council Button)		92

ii

Side Letter #1 – Team Member Assistance Program (“TMAP”)	93

Side Letter #2 – Article 10 – Meals and Breaks	97

Side Letter #3 – Engineers	98

Side Letter #4 – Slot Technicians	104

Side Letter #6 – Subcontracting	.108

Side Letter #7 – Greektown Valet Department	109

Side Letter #8 – Dual Rate Supervisors	110

Side Letter #9 – Pro Rata Vacation Pay Calculation	111

Side Letter #10 – Classification Names, Skills, Experiential Requirements and Pay Rates for DCC Dealers	112

Side Letter #11 – Lump Sum Payment	118

Side Letter #12 – Food Outlets	119

Side Letter #13 – Hotel Classifications	120

Side Letter #14 – Greektown/Hotel Complex	121

Side Letter #15 – Article 8 – Wages	122

Side Letter #16 – Article 8 – Wages	123

Side Letter #17 – Job Classification Families	124

iii

ARTICLE 1

LABOR-MANAGEMENT COOPERATION

          1.01. This Collective Bargaining Agreement is entered into between the Employer and the Union with a commitment to a cooperative partnership. The parties recognize the need for a contemporary approach to Union-Management relations which aims to maximize the success of the new gaming and hospitality enterprises in the City of Detroit.

We mutually recognize that:

•	Team Members want to be involved in decisions that affect them.

•	Team members take pride in their jobs.

•	Team Members strive to fulfill Greektown Casino’s vision statement: “Superior Guest Service Is Our Way Of Life.”

•	The parties benefit from full adherence to this Collective Bargaining Agreement.

•	The parties promote a “positive work environment” for all of our diverse Team Members.

•	The parties value, respect and encourage each Team Member to excel.

•	The parties strive to deliver an “extraordinary entertainment experience” that exceeds guest expectations.

          1.02. In recognition of the foregoing, the parties shall meet at regular intervals, to discuss Team Member suggestions, problems, methods of improving morale and other similar subjects, and concerns either party may have, including gaming issues, including both regulated and unregulated changes in the industry. The parties recognize that ongoing communication at all levels is essential for an optimal labor-management relationship.

          1.03. To foster an environment where team work and collaboration are promoted, the parties may engage in joint training programs for Union and Management Representatives and other Team Members. The cost of providing this training shall be divided equally between the parties.

          1.04. The parties agree to discuss alternative work schedules (i.e., four (4) ten (10) hour days) in departmental Labor-Management meetings.

          1.05. The parties agree to discuss issues regarding Team Members uniforms in Labor Management meetings.

ARTICLE 2

RECOGNITION OF UNION

          This Agreement is made and entered into this 17th day of October, 2007 by and between GREEKTOWN CASINO, LLC, a limited liability corporation located at 555 E. Lafayette, Detroit, Michigan 48226 (herein after designated “Employer” or “Company”) and THE DETROIT CASINO COUNCIL (hereinafter designated as “Union”).

          2.01. Recognition. The Employer recognizes the Detroit Casino Council as the exclusive bargaining representative for the Employer’s full and regular part-time Team Members employed at its Casino/Hotel facility, as indicated in the first paragraph of this Agreement, working in those job classifications listed in Exhibit 1 attached hereto and made a part of this Agreement.

          2.02. The parties specifically agree that nothing in Section 2.01 above shall be construed to extend recognition to:

•	Persons working at Greektown Casino’s Detroit facility in classifications that are not listed in Exhibit 1;

•

Temporary Team Members employed pursuant to bona fide internship program through an accredited institution. The Employer will notify the Union of internships and educational programs involving bargaining unit functions. No Team Member shall have any reduction in hours because of such programs.

•	Supervisors and guards as defined in the National Labor Relations Act.

ARTICLE 3

NO DISCRIMINATION

          3.01. The Employer and the Union agree that neither will discriminate against any Team Member because of membership or non-membership in, or activity on behalf of the Union, provided that a Team Member’s Union activities shall not interfere with the performance of the Team Member’s work for the Employer. Neither Greektown Casino nor the Union shall discriminate against Team Members because of gender, race, color, creed, national origin, age, religion, veteran status, disability, height, weight, familial status, sexual orientation or marital status.

          3.02. The Employer and the Union are committed to maintaining a work environment free from sexual and other prohibited harassment. Prohibited conduct includes unwelcome sexual advances, harassment, requests for sexual favors, and other verbal or physical conduct of a sexual nature, explicitly or implicitly making sexual conduct a condition of employment or promotion, displaying sexually offensive images or words, repeating offensive commentaries about someone’s body, or making derogatory jokes.

          Greektown Casino and the Union agree that notwithstanding any provision in this Agreement, the Employer may take whatever steps necessary to comply with any applicable Federal or State statutes concerning discrimination.

ARTICLE 4

HOURS OF WORK, SHIFTS, DAYS OFF AND SCHEDULING

          4.01. Full-time Team Members shall be scheduled to work shifts of either eight (8) hours per day or ten (10) hours per day unless specifically agreed otherwise by the parties. The Employer may schedule split shifts only for banquets or other special events.

          4.02. Full-time Team Members assigned to eight (8) hour shifts shall have five (5) consecutive shifts per week, all on the same shift and full-time Team Members assigned to ten (10) hour shifts shall have four (4) consecutive shifts per week, all on the same shift, unless specifically agreed otherwise by the parties, unless sufficient work is not available on the same shift. Days off shall be consecutive. A Team Member may, with the approval of management, voluntarily request non-consecutive shifts and days off. A Team Member, with the approval of management, may trade days off in a given week; approval of management shall not be unreasonably withheld.

          4.03. The Employer may schedule a maximum of fifteen percent (15%) of the total number of bargaining unit positions as part-time Team Members. A part-time person is defined as a Team Member who is scheduled to work less than 32 hours in a workweek. The parties agree that the number of full-time positions available for Team Members shall be maximized, and the Employer will attempt to maintain as many full-time positions as is reasonably possible. The Employer shall not displace a full-time Team Member with a part-time schedule. Part-time Team Members who have worked an average of at least thirty-two and one-quarter (32 ¼) hours per week for a full calendar quarter beginning in January, April, July and October will be considered as full-time Team Members if they so desire and their status will be reviewed quarterly.

          4.04. All hours worked in excess of eight (8) hours in one day, or ten (10) hours in one day if working a ten (10) hour shift, and all hours worked in excess of forty (40) hours in one week shall be paid at time and one-half (1½ X) the Team Member’s regular straight time hourly rate of pay. Overtime shall not be paid under this Section for more than one reason for the same hours worked. All hours paid for time off (e.g., vacation, funeral leave and personal/sick time) shall be considered hours worked for purpose of this Article.

          Overtime which is scheduled in advance shall be offered to qualified Team Members in order of classification seniority, and in the absence of volunteers may be required in reverse order of classification seniority. If there is a pattern of required overtime in a particular department, the parties will confer on a solution.

          4.05. In each department the Employer shall post each week, in a conspicuous place available to Team Members and Union representatives, a work schedule showing the classification and first and last name of each Team Member, classification and house seniority of each Team Member and specifying days off and starting and finishing times. When the Employer instructs a Team Member to report to work, or does not notify a Team Member not to report as previously scheduled, and the Team Member is not allowed to work, the Team Member will be paid at the Team Member’s regular rate of pay for that shift, provided that the Team Member reports to work at the assigned hour. Team Members who voluntarily leave work with the Employer’s approval, in accordance with a request for an early out will be paid for the actual hours worked.

          4.06. Schedules of work shall not be changed by the Employer with less than one (1) week advance notice, except in the event of an emergency. Available extra work may be offered to part-time Team Members or as overtime to full-time Team Members.

          4.07. Team Members, upon request, may be granted early outs with the approval of management. Opportunities for early outs shall be distributed based on the order of requests received within each start time and subject to business needs.

          4.08. Nothing contained in this Article is intended to constitute a guarantee of any number of hours or shifts per week.

ARTICLE 5

VACATION, HOLIDAYS AND PERSONAL/SICK TIME

          5.01. Vacation.

          a. Eligibility. Upon completion of each full year of continuous service, Team Members shall be eligible for a paid vacation, according to the following schedule:

Years of Continuous Service	Amount of Paid Vacation

1-6 years	10 days
7-11 years	15 days
12 years +	20 days

          Team Members who are paid fewer than 1,800 hours during a one (1) year period of continuous service, shall be entitled to paid vacation time on a pro rata basis determined by the ratio of hours actually paid to 1,800 hours. FMLA hours shall be counted as eligible hours.

          Part-time Team Members shall be paid pro rata vacation pay.

          b. Scheduling of Vacations. Team Members, who have completed one (1) year but fewer than seven (7) years of continuous service, may use ten (10) days of earned vacation time in one (1) day increments. Team Members who have completed seven (7) years of continuous service may use twelve (12) days of earned vacation time in one (1) day increments. Except in the case of an emergency, Team Members are required to submit vacation time requests as far in advance as possible. Requests for vacation time to be used in one (1) day increments must be submitted to the Employer at least two (2) weeks in advance. All other requests for vacation time must be submitted at least four (4) weeks in advance.

          Team Members who have completed one (1) year of continuous service may use earned vacation time in four (4) hour increments twice per year.

          Reasonable efforts will be made to accommodate the vacation scheduling request of Team Members.

          c. Vacation Utilization.

          The Employer understands the importance of time off from work, and encourages Team Members to utilize their vacation time to ensure a balance between work and family. Team Members must use at least five (5) vacation days each anniversary year. After using at least five (5) vacation days each anniversary year, vacation may be accumulated from anniversary year to anniversary year with a maximum of ten (10) days. Accumulated vacation days in excess of ten

(10) shall be paid to Team Members at their regular hourly rate following their anniversary date.

          d. Payment of Unused Vacation Time Upon Separation. Team Members leaving Greektown Casino with at least one (1) year of continuous service shall receive pay for earned and unused vacation time upon separation except in the following circumstances:

1.

When the separation is the result of egregious misconduct such as dishonesty, insubordination, serious discourteous or threatening conduct towards a guest or Team Member, violence, sexual harassment, alcohol or drug abuse or being under the influence, or intentional/gross misconduct, or

2.	When the separation is the result of a resignation and the Team Member has not provided at least one (1) week notice of the Team Members’ intent to resign, except in the case of an emergency.

          5.02. Recognized Holidays. The following days shall be recognized as Holidays under this Agreement:

•	New Year’s Day

•	Martin Luther King’s Birthday

•	President’s Day

•	Memorial Day

•	Independence Day

•	Labor Day

•	Thanksgiving Day

•	Christmas Day

          a. Full-time Team Members who do not work on a designated Holiday shall receive eight (8) hours of Holiday pay at their straight time hourly rate. Team Members who normally work shifts of less than eight (8) hours shall receive Holiday pay at their straight time hourly rate for the number of hours regularly worked during a single shift. Full-time Team Members who normally work shifts of more than eight (8) hours shall receive holiday pay at their straight time hourly rate for the number of hours regularly worked during a single shift.

          b. Full-time Team Members who work on a designated Holiday shall receive eight (8) hours Holiday pay in addition to their straight time hourly rate of pay for hours actually worked on the Holiday. Team Members who normally work shifts of less than eight (8) hours shall receive Holiday pay at their straight time hourly rate for the number of hours regularly worked during a single shift. Part-time Team Members, who work on a designated Holiday, shall receive Holiday Pay in addition to their straight time hourly rate of pay for hours actually worked on the Holiday. Full-time Team Members who normally work shifts of more than eight (8) hours shall receive Holiday pay at their straight time hourly rate for the number of hours regularly worked during a single shift. Within its business needs, the Employer will maximize time off opportunities for full-time Team Members on Memorial Day, Independence Day, Labor Day and Christmas Day.

          c. A Team Member must work the Team Member’s scheduled shift immediately before and immediately after the designated Holiday, in order to be eligible to receive Holiday pay, unless Management agrees that the reason for the absence is for extremely compelling circumstances beyond a Team Member’s control (not ordinary illness).

          d. A Team Member who is scheduled to work on a Holiday, but fails to report to work will not receive Holiday pay unless Management authorizes the absence in advance or Management agrees that the reason for the absence is for extremely compelling circumstances beyond a Team Member’s control (not ordinary illness).

          e. A Team Member who is on a Leave of Absence is not eligible to receive Holiday pay for any Holiday that falls within the time period of the Team Member’s Leave of Absence.

          5.03. Paid Personal/Sick Days.

          a. Upon completion of six (6) months of continuous service and upon completion of each year of continuous service thereafter, full-time Team Members shall be eligible to use Personal/Sick days as specified in the following chart:

Months or Years of Completed Continuous Service	Number of Personal/Sick Days Allotted Per Year

0 up to 6 months	0
6 months	2 days
12 months	2 days
2 years	3 days
3 years	3 days
4 years	4 days
5 years	5 days
6 years	6 days
7 years	7 days
8 years	7 days
9 years	7 days
10 years +	8 days

          b. Personal/Sick days shall be paid at the Team Member’s straight time hourly rate for the number of hours in the scheduled shift that are actually missed.

          c. Personal/Sick days may be accumulated from anniversary year to anniversary year, with a maximum accumulation of fourteen (14) days. Accumulated Personal/Sick days over fourteen (14) days will be forfeited.

          d. Following the completion of each year of continuous service, Team Members may elect to take cash in lieu of, or “cash-out,” earned and unused sick or personal days following the end of the twelve month period of continuous service in which they are earned. Payment for Personal/Sick days that are cashed out pursuant to this provision shall be paid at the Team Member’s straight time hourly rate for the number of hours regularly worked by the Team Member during a single shift.

          e. Payment of Unused Personal/Sick Days Upon Separation. Team Members leaving Greektown Casino with at least one (1) year of continuous service shall receive pay for earned and unused Personal/Sick days upon separation except in the following circumstances:

1.

When the separation is the result of egregious misconduct; such as dishonesty, insubordination, serious discourteous or threatening conduct towards a guest or Team Member, violence, sexual harassment, alcohol or drug abuse or being under the influence, or intentional/gross misconduct; or

2.	When the separation is the result of a resignation and the Team Member has not provided at least one (1) week notice of the Team Member’s intent to resign, except in the case of an emergency.

ARTICLE 6

FUNERAL LEAVE

          6.01. Full-time Team Members shall be eligible to utilize up to four (4) days of funeral leave with pay for the death of parents, spouse, domestic partner, children, grandparents, great grandparents, grandchildren, siblings, current father-in-law, current mother-in-law, current brother-in-law, current sister-in-law, and grandparents of spouse. These categories include step relatives and current foster children. Part-time Team Members will be eligible for funeral leave for up to three (3) days when the funeral occurs on the Team Member’s scheduled workday.

          “Domestic Partner” is defined under the Group Health Summary Plan Description.

ARTICLE 7

SENIORITY, PROMOTIONS, AND TRANSFERS

          7.01. Probationary Period. Team Members will be considered probationary until completion of three (3) calendar months. For part-time Team Members as defined in this Agreement, the Employer may in individual cases (but not routinely) extend the probationary period for up to two (2) additional calendar months upon written notice to the Team Members and the Union. At the end of the probationary period, the Team Member’s seniority date shall date back to his or her most recent date of hire. A probationary Team Member may be separated at the sole discretion of the Employer. Such termination shall not be subject to the Grievance Procedure provided by this Agreement.

          7.02. Definition of Seniority.

          a. House Seniority. House seniority shall be defined as the total length of a Team Member’s continuous service in years, months, and days from the Team Member’s most recent date of hire.

          b. Classification Seniority. Classification seniority shall be defined as a Team Member’s length of continuous service in years, months, and days from the Team Member’s most recent date of hire into or transfer into the Team Member’s present classification. Classification seniority shall not be considered interrupted because of the merger of two or more job classifications into one classification. Classification mergers include instances where the duties of one (1) classification has substantially taken over the duties of another classification. In the event of a merged classification, the Team Members whose duties have been substantially assumed by another classification will be offered the opportunity to participate in the Employer’s training program, if there is one, to assist the Team Member to qualify for the new classification. In the event of the merger, the Team Members whose jobs have been merged into the new classification shall retain their classification seniority in the event they transfer into the new classification. In the event of a tie, the Team Member with the greater house seniority shall be the most senior. If both Team Members have the same house seniority, the tiebreaker shall be the social security number in accordance with this Article.

          c. For purposes of this Section, classifications are defined as the classifications identified in Exhibit 1 of this Agreement.

          d. All Team Members shall have their date of hire as their seniority date. Seniority for Team Members hired on the same date shall be determined by the last four (4) numbers of the Team Member’s social security number, with the lower number receiving greater seniority. The Union and the Human Resources Department shall resolve any disputes about the operation of seniority in a particular department.

          7.03. Layoffs and Recalls.

          a. In the event of a layoff due to a reduction in force, or a reduction of hours, the Employer shall effectuate a layoff in the affected classifications in the following order:

•	Probationary Team Members;

•	Part-time Team Members in reverse order of house seniority; and

•	Full-time Team Members in reverse order of house seniority.

                  Team Members shall be recalled in the reverse of the order above, provided they have the licensures and qualifications to perform satisfactorily the available work.

          b. When the Employer determines there is to be a layoff, Team Members who are scheduled to be laid off shall be given one (1) week written notice of layoff except in instances beyond the control of Management. When layoffs are being planned, the Employer, when practicable, will inform the Union and will upon request discuss the potential impact upon the Bargaining Unit caused by the layoff. The parties recognize that a number of factors, including but not limited to, the protection of assets, will determine the timing of the notice.

                  The Employer will provide the Union concurrent written notice providing the name, seniority and classification of Team Members being laid off.

          c. Team Members will be recalled to their regular job classifications in accordance with their house seniority provided they have the qualifications to perform satisfactorily the available work. At the time of layoff, the Team Member can state availability for work. In accordance with their seniority, Team Members in layoff status will be offered available work in their classifications before additional Team Members are hired and, to the extent practical, before part-time Team Members are scheduled for additional hours or before regular Team Members are assigned to work overtime. The Employer shall notify the Team Member of recall or of available work at their last known telephone number or address. When the Team Member indicates availability, the Team Member shall not be called for work after the Team Member is unavailable or refuses three (3) offers.

          d. Team Members to be laid off in accordance with this Section may be laid off without regard to their respective house seniority as each completes their current workweek.

          e. Team Members whose jobs are eliminated, or whose layoff is anticipated to last more than two (2) calendar months, shall be given the opportunity to transfer to bargaining unit positions for which the Team Member is qualified and have not been filled pursuant to the transfer bid provisions of this Agreement, and before such positions are posted as promotional opportunities. A Team Member transferring to another position will have recall rights to the former position for twelve (12) calendar months.

          f. When it is necessary to reduce the workforce under the above procedure, Stewards will be retained by shift in their respective area provided they have the ability to perform the work available.

          g. In instances where a bargaining unit position is to be filled by an external candidate, the position will be posted. The Employer shall give the Union an opportunity to meet and discuss available bargaining unit opportunities for laid off Team Members before new external candidates are hired. Laid off Team Members who apply for the bargaining unit position shall be given first consideration for the position, provided they are qualified.

          h. Team Members who are sent written notice of recall at their last known address on file with the Employer and fail to report to work within five (5) days of their reporting date shall waive their recall rights unless satisfactory proof of failure to return is provided to Management.

          7.04. Transfers Within Classification.

          a. When there is a permanent vacancy, on a particular shift, Team Members in the same job classification who desire to transfer to the vacancy will be transferred on the basis of their classification seniority, provided that the senior Team Member desiring the transfer is qualified to perform satisfactorily the work on the shift applied for.

          b. A Team Member transferred under this Section shall assume the weekly schedule of days of work and days off, and the daily shift schedule, applicable to the vacant position to which the Team Member transfers. The Team Member shall not be eligible for another transfer request under this Section for six (6) months.

          c. If the Team Member notifies the Employer that he/she does not desire to remain or the Employer determines that a Team Member transferred under this Section cannot perform satisfactorily the work on the shift to which transferred, the Team Member shall be transferred back to the Team Member’s former shift within thirty (30) days worked from the date of transfer. Should the above provision be exercised by the Team Member, the Team Member is precluded from transferring to another position for six (6) months.

          d. The resulting vacancy created by a transfer under this Section shall be filled by the next senior qualified Team Member who desires to work on the shift where said vacancy exists.

          e. Vacancies under this Section shall be posted for seven (7) days in the department where the vacancy exists. The Employer may fill the vacancy temporarily during the posting period.

          7.05. Promotions.

          a. Promotions are only available to full-time Team Members who have accrued six (6) months house seniority.

          b. When the Employer determines that a vacancy exists, the vacancy shall be posted as a promotional opportunity. Team Members shall be awarded promotional opportunities for which they are qualified before new Team Members are hired. The qualifications required for a position will be determined by the Employer; such determination shall not be arbitrary or capricious.

          c. When more than one Team Member desires a particular promotional opportunity, the Employer will consider the Team Member’s house seniority, qualifications to perform the work satisfactorily and employment record. When the aforementioned criteria are relatively equal, the Team Member with the greater seniority shall be promoted.

          d. A “promotional opportunity” shall be deemed to be a transfer to another classification in which the transferred Team Member has an opportunity for increased income or for subsequent job progression.

          e. Permanent vacancies to be filled by promotion under this Section shall be posted for seven (7) days in locations to which Team Members have regular access. The Employer may fill the vacancy temporarily during this period.

          f. If the Team Member notifies the Employer that he/she does not desire to remain or a Team Member promoted under this Section cannot perform satisfactorily the work of the job to which promoted, the Team Member shall be transferred back to the Team Member’s former job, shift and station, within thirty (30) shifts worked after the date of the promotion. Should the above provision be exercised by the Team Member, the Team Member is precluded from applying for a promotion for six (6) months.

          7.06. A Team Member’s continuous service, seniority, and status as a Team Member will be broken when:

•	The Team Member quits or resigns;

•	The Team Member is discharged for just cause;

•	The Team Member fails without just cause to return to work on the day required to return from authorized leave; or

•	The Team Member is absent due to a layoff for a period equal to the Team Member’s seniority or one (1) year, whichever is a lesser period of time, excluding seasonal layoffs.

ARTICLE 8

WAGES

          8.01. Purpose. The purpose of this Article is to provide a basis for the computation of wages for Team Members.

          8.02. Pay Days. Team Members shall be paid bi-weekly in accordance with the pay cycle schedule currently utilized.

          8.03. Applicable Wage Rates. The wage rates applicable to Team Members covered by this Agreement are set forth in Exhibit 1 attached to this Agreement and calculated in accordance with the following:

•

On December 17, 2007, the base hourly rate in effect at 11:59 p.m. on October 16, 2007 for each of the pay rates set forth in Exhibit 1 shall be increased by 4% (this increase will include a retroactive wage payment to October 17, 2007). On February 25, 2008, each full-time Team Member shall be paid a one-time payment of $500 ($400 for Part-Time Team Members), which shall not be rolled into the base rate. Additionally, on April 21, 2008, each Full-Time Team Member shall be paid a one-time payment of $500 ($400 for Part-Time Team Members), which shall not be rolled into the base rate. Lastly each Full-Time Team Member shall receive a one-time payment of $200 ($160 for Part-Time Team Members) during the second pay period of October 2008, which shall not be rolled into the base rate. Each of the aforesaid payments shall be paid in accordance with the timetable and conditions specified in Side Letter #11 Lump Sum Payments.

•	On October 17, 2008, the base hourly rate in effect at 11:59 p.m. on October 16, 2008 for each of the pay rates set forth in Exhibit 1 shall be increased by 4%.

•	On October 17, 2009, the base hourly rate in effect at 11:59 p.m. on October 16, 2009 for each of the pay rates set forth in Exhibit 1 shall be increased by 4%.

•	On October 17, 2010, the base hourly rate in effect at 11:59 p.m. on October 16, 2010 for each of the pay rates set forth in Exhibit 1 shall be increased by 4%.

          a. New Hire Wage Rate. Team Members shall receive the “New Hire” wage rate listed in Exhibit 1 according to the Team Member’s respective job classification for the first twelve (12) months of service (80%).

          b. Twelve-Month Wage Rate. Team Members shall receive the “Twelve-Month” wage rate listed in Exhibit 1, according to Team Member’s respective job classification, after twelve (12) calendar months of service. The Twelve-Month wage rate will be effective the first day of the first payroll period following the completion of the twelve (12)-month period (90%).

          c. Regular Wage Rate. Team Members shall receive the “Regular” wage rate listed in Exhibit 1 attached to this Agreement, according to the Team Member’s respective job classification, after two (2) calendar years of service. The Regular wage rate will be effective the first day of the first payroll period following the completion of two (2) years of service (100%).

          d. No deductions for absences less than thirty (30) days shall affect the computation of continuous service when calculating calendar months of service.

          8.04 Out of Classification Pay. In any pay period, Team Members who are assigned to work outside of their classification and do so for more than one (1) day shall, beginning on the second day of the assignment, be paid the higher wage rate of the two (2) classifications.

ARTICLE 9

GRATUITIES AND CASH DEDUCTIONS

          9.01. There shall be no automatic cash deductions from a Team Member’s wages for any cash shortage until after consultation with the Team Member, and the responsibility for the shortage has been established by the Employer, provided, however, that prior to any such deductions the Team Member may have the Union review the case with the Employer. The Employer shall notify a Team Member in writing immediately after its determination that a cash shortage exists for which it intends to deduct the amount of the shortage from the Team Member’s wages.

          9.02. So long as Team Members observe the Employer’s published procedures governing customer walk-outs, there shall be no automatic cash deductions from Team Member’s wages pending an investigation.

          9.03. Team Members serving banquets or functions shall receive an automatic gratuity of eighteen percent (18%) on checks for food and beverage paid for by the customer. The eighteen percent (18%) shall be distributed in the following manner:

          a. One percent (1%) of the total service charge shall be retained by the Casino.

          b. Of the remaining seventeen percent (17%), eighty-six percent (86%) shall be divided equally among the food servers, banquet captains and bartenders who work the event.

          c. The remaining fourteen percent (14%) shall be divided equally among Host Persons and Managers who work the function.

          9.04. Team Members serving ala carte parties of eight (8) or more customers shall receive an automatic gratuity of seventeen percent (17%) on checks for food or checks for food and beverage paid for by the customer.

          9.05. A guaranteed service charge of seventeen percent (17%) shall be added to food only checks and paid by the Employer for all Employer-sponsored events or functions for complimented guests, with a maximum per server or bartender, which shall be $175 per tipped Team Member.

          9.06. Gratuities covered by this Article shall not be shared by supervisors, managers or non-bargaining unit personnel, except as provided in 9.03.

          9.07. Gratuities are the property of Team Members earning them, except as provided in 9.03. above.

          9.08. Sharing or pooling of gratuities among Team Members shall be voluntary where agreed upon by the majority of Team Members in the affected job classifications, except where required by the Michigan Gaming Control Board or as otherwise provided in this Article. Before Team Members change any existing pooling arrangement, the Employer, the Union, and Team Members shall confer.

          9.09. In any department, allocated tips, “shortfall” allocation methods, or other tip issues shall be negotiated upon request by the Union, subject to the requirements of the Internal Revenue Code and the rules and regulations of the Michigan Gaming Control Board.

          9.10. The Employer, the Union, and Team Members will work together on appropriate measures to improve customer awareness on tipping practices customary to the industry. It is stated on Greektown Casino complimented checks that gratuities are not included.

          9.11. Room Service Servers will receive an automatic gratuity of 15% on room service orders.

ARTICLE 10

MEALS AND BREAKS

          10.01. Meals and Breaks.

          a. Team Members, excluding Dealers (see paragraph (b) below), may take meals and breaks in accordance with the following schedule:

Shift Hours	Meal Eligibility	Breaks and Meal Period

Fewer than 6 hours	Not eligible for meal	One 15-minute break

At least 6 hours but fewer than 8 hours	One meal	One ½ hour meal period One 15-minute break

At least 8 hours but fewer than 12 hours	One meal	One ½ hour meal period Two 15-minute breaks

12 hours and over	Two meals	Two ½ hour meal periods Three 15-minute breaks

          All break and meal periods are paid time. Break and meal periods may be combined by mutual agreement.

          b. Dealer. Dealers are primarily scheduled for breaks in groups of four (4) to accommodate the break schedule of dealers. The four (4) dealer groups usually consist of three (3) workstations and one (1) relief station.

          Dealers are usually provided a twenty (20) minute break period after each one (1) hour work period. Nonetheless, the scheduling of breaks may be affected by the needs of the business and customer service. Dealers are required to adhere to this timeframe and respect the relief time of each Dealer in the group, by taking no more than the allotted twenty (20) minutes. Dealers may use one (1) of their twenty (20) minute breaks for a meal period. Recognizing that Dealers have a difficult time eating their meal within their twenty (20) minute meal period, Dealers may swipe their badge at the VIP Café two (2) times during a full shift, should they so choose.

          10.02. Meal Periods.

          a. Team Members will be provided one (1) meal per meal period, without charge, in the VIP Café. Beverages shall be provided in the break room and the VIP Café. Menus will be posted for the VIP Café daily.

          b. The meal may be eaten one (1) hour immediately before, during or one (1) hour immediately after the Team Member’s scheduled shift. If the meal is eaten immediately before or immediately after the scheduled shift, Team Members must limit their time in the VIP Café to one (1) hour.

          10.03. Team Members who are authorized to leave their scheduled shift early will not have their pay reduced for break time taken.

          10.04. Team Members working in the Slot Department will receive five (5) minutes added to their break period and ten (10) minutes added to their meal period.

ARTICLE 11

HEALTH AND INSURANCE BENEFITS

          11.01. Eligibility. Team Members shall become eligible to enroll in Greektown Casino offered health plans beginning on the 91st day of employment, except as otherwise provided in this Article.

          11.02. Medical Plan Coverage. Medical plan coverage shall be provided to all Employees and dependents as follows:

          a. Health Maintenance Organization (HMO). Greektown Casino shall offer medical plan coverage under the Health Alliance and Life Plan (“HAP/EPA”) and the Blue Care Network, HMOs, or a mutually agreed upon alternate plan, in accordance with the benefit summary described in Appendix I of this agreement. Greektown Casino shall be responsible for the entire premium for the employee and the employee’s dependents except as set forth below.

          Employees hired after the effective date of this Agreement who elect health care coverage shall be placed into one of the HMO plans for the first three (3) years of employment. Coverage shall be the same as in the Appendix 1 except for the following:

a.	Office visits shall have a co-pay of $20

b.	Prescription drug co-pay shall be $10 for generic drugs and $20 for brand name drugs when a generic equivalent is not available.

c.	Emergency Room co-pay shall be $100

d.	Urgent Care Center co-pay shall be $30

          Employees who become eligible to receive health care coverage shall contribute the following weekly towards the cost during their first 12 months of coverage:

a.	Employee Only	$10

b.	Employee + 1	$15

c.	Employee + family	$20

          b. Preferred Provider Organization. Greektown Casino shall offer the Blue Cross Blue Shield (“BCBS”) PPO Plan, or a mutually agreed upon alternate plan, as described in Appendix II of this agreement, to eligible employees. Employees who choose the PPO shall be responsible for paying for a share of the monthly premium as follows:

	a.	Employee only	$15.00 effective January 1, 2009, this amount will increase to $25

	b.	Employee + 1	$40.00 effective January 1, 2009, this amount will increase to $50

	c.	Employee + family	$70.00

c.	Current Plan co-pays intact except as follows:

	a.	Wigs for children (chemotherapy and alopecia) as Durable Medical Equipment.

          11.03. Dental Plan. Dental Plan coverage shall be offered to Team Members according to the plan designs and networks in existence at the time of ratification of the Collective Bargaining Agreement, or a mutually agreed upon alternate plan. Dental Plan coverage shall be offered at no cost to the Team Member. At the time of ratification Greektown Casino will work with its provider to put in place as soon as possible an increase in the Dental Plan Annual Maximum Benefit from $1,500 to $1,850 per participant. Also at the time of ratification Greektown Casino will work with its provider to put in place as soon as possible an increase in the Lifetime Maximum for Orthodontia from $1,500 to $2,000 per dependent child.

          11.04. Vision Plan. Greektown Casino shall continue to offer vision benefits through the Heritage Optical Vision Plan, or a mutually agreed upon alternate plan. Vision plan coverage shall be offered at no cost to the Team Member.

          11.05. Disability Benefits. Greektown Casino shall continue to provide Disability Benefits to Team Members. Team Members hired after the ratification of the Collective Bargaining Agreement shall be subject to a one (1) year waiting period to become eligible for disability benefits. At the time of ratification of this Agreement the weekly benefit maximum for short term disability shall be increased from $350 per week to $450 per week.

          11.06. Life Insurance Benefits. Greektown Casino shall provide Life Insurance benefits at one and a half times (1 ½ x) the Team Member’s annual salary, including tips and tokes. Accidental Death and Dismemberment coverage shall be provided to Team Members. Team Members may purchase additional life insurance on a voluntary basis through payroll deduction.

          11.07. Open Enrollment. An open enrollment period for benefits selection shall be held for Team Members within 120 days of ratification of the Collective Bargaining

Agreement. The parties are committed to working together to provide enrollment opportunities as soon as feasible after ratification in conjunction with insurance carriers’ contract provisions.

          11.08. Opt Out Option. Team Members who have access to alternate health insurance coverage may elect to receive an “opt out option” payment of $250.00 in lieu of medical coverage during each annual open enrollment period. Team Members who select the opt-out option shall be required to provide proof of alternate health insurance coverage.

          11.09. Smoking Cessation. The parties are committed to working jointly to create appropriate programs to raise awareness of Team Members of the health risks associated with smoking and encourage Team Members to quit smoking.

          11.10. Health Benefits Joint Committee. The Company and the Union shall continue to work together on investigating Health Plan options. The purpose of the Health Benefits Committee is to explore and discuss innovative ways to control the ever increasing cost of health care, while maintaining the quality of health benefits offered to employees. The Committee shall be responsible for the following:

a.	Explore incentives for purchasing generic drugs; sanctions for purchasing brand name drugs where a generic equivalent is available;

b.	Explore a Foot Care Program as a managed care option;

c.	Explore an on-site medical facility;

d.	Explore the use of experimental drugs when requested by a physician as medically necessary;

e.

Explore alternative health care delivery options including, but not limited to: Dental Maintenance Organizations (DMOs); Managed Care prescription drugs; mental health/substance abuse alternative delivery systems; and other health care delivery options which may become available.

f.

The Health Care Committee will explore opportunities for realizing cost savings in the Employer’s projected increases in health care costs over the term of the Collective Bargaining Agreement. If such cost savings are achieved as a result of implementation of the Health Care Committee’s recommendations, fifty percent (50%) of those cost savings will be passed on to the Team Members in a manner agreed upon by the parties.

          11.11. Insurance carriers/providers of health care delivery systems shall be selected and approved by mutual agreement. However, the Employer may, at its sole discretion, choose to self insure.

ARTICLE 12

401(k) RETIREMENT PLAN

          12.01. Greektown Casino shall provide for eligible Bargaining Unit Members to participate in the Greektown Casino 401(k) Retirement Savings Plan, as may be amended from time to time (the “Plan”). Bargaining Unit Members will be eligible to participate in the Plan beginning with the first payroll period of the month following completion of one (1) Year of Contribution Service. (“Year of Contribution Service” is defined as the twelve (12)-month period beginning on the Bargaining Unit Member’s employment commencement date in which the Team Member completes 1,000 hours of service; provided, however, that if the Team Member fails to satisfy the 1,000 hour requirement during his first twelve (12)-months of employment, then subsequent Years of Contribution Service shall be measured from the end of the previous twelve (12)-month period. For purposes of determining Years of Contribution Service, forty-five (45) hours of service shall be credited for any week in which the Team Member performs one (1) hour of service.)

          12.02. For hours worked on and after October 17, 2003, Greektown Casino shall make contributions to the Plan, no less frequently than on a bi-weekly basis, on behalf of eligible Bargaining Unit Members based on Years of Contribution Service, in the following manner:

Years of Contribution Service	Cents Per Hour

< 1 year	0 cents
1 year < 3 years	50 cents
3 years < 5 years	60 cents
5 years and up	70 cents

          For hours worked on and after October 17, 2009, Greektown Casino shall make contributions to the Plan, no less frequently than on a bi-weekly basis, on behalf of eligible bargaining unit members based on years of contribution service in the following manner:

Years of Contribution Service	Cents Per Hour

< 1 year	0 cents
1 year < 3 years	60 cents
3 years < 5 years	70 cents
5 years and up	80 cents

          If a Bargaining Unit Member is continuously employed by Greektown Casino starting from his initial employment commencement date, then his Years of Contribution Service for purposes of this contribution shall be calculated by reference to his initial employment commencement date and subsequent anniversaries thereof. If a Bargaining Unit Member terminates employment with Greektown Casino and is subsequently rehired by Greektown Casino, then his Years of Contribution Service shall be equal to the number of full Years of Contribution Service he completed as of his termination date prior to being rehired, and his subsequent Years of Contribution Service shall be determined by reference to his latest employment commencement date and subsequent anniversaries thereof.

          A Bargaining Unit Member who first completes a Year of Contribution Service on or after October 17, 2003, shall begin receiving this contribution for the first payroll period commencing after his completion of his first Year of Contribution Service.

          Bargaining Unit Members shall become vested in these contributions based on Years of Service (1,000 hours of service in a calendar year) and the following schedule:

Years of Service	Percentage Vested in the Cents Per Hour Contributions

Less than 2 years	0%
2 but less than 3	50%
3 or more	100%

In addition, Team Members who were employed by Greektown Casino on or before October 17, 2000, and continued in employment through October 17, 2003 (including Team Members on a leave of absence), are 100% vested in these contributions.

          12.03. This Plan shall be administered in accordance with all applicable IRS regulations and rules. No matching contributions will be made under the Plan on behalf of Bargaining Unit Members with respect to any salary reduction contributions under the Plan attributable to compensation paid for hours worked on or after October 17, 2003, and such compensation will not be included in compensation used to determine the limits on the amount of the matching contribution.

          12.04. All Bargaining Unit Members who are participants in the Plan and who either (i) had salary reduction contributions withheld under the Plan from the payroll period ended October 12, 2003, or (ii) did not have salary reduction contributions withheld under the Plan from the payroll period ended October 12, 2003, but as of such date, (X) had a salary reduction contribution election on file with the Plan’s administrator, and (Y) salary reduction contributions were not withheld from compensation for such payroll period due to the Team Member’s not having any compensation paid for such payroll period or due to a leave of absence, as determined by the Plan’s administrator, will be eligible (such Team Members are referred to herein as “Transition Match Eligible Team Members”) to share in a one (1)-time, 100% vested matching contribution that will equal, in the aggregate, the sum of (1) an amount determined by dividing (A) the total amount, determined on October 22, 2003, of matching contributions allocated for 2003 to the Plan accounts of the Transition Match Eligible Team Members, by (B) a fraction, the numerator of which is 41 and the denominator of which is 52, plus (2) the total amount, determined on October 22, 2003, of matching contributions allocated for 2003 to the Plan accounts of Bargaining Unit Members who were not Transition Match Eligible Team Members. This aggregate matching contribution amount will be allocated among the Plan accounts of the Transition Match Eligible Team Members in the same proportion that the total of each such Transition Match Eligible Team Member’s salary reduction contributions under the Plan (not exceeding six percent (6%) of compensation paid through October 22, 2003) made for 2003 through October 22, 2003, bears to the total of all salary reduction contributions (not exceeding six percent (6%) of compensation paid through October 22, 2003) made by all Transition Match Eligible Team Members under the Plan for 2003 through October 22, 2003.

ARTICLE 13

DEPENDENT CARE AND WORK-LIFE

          13.01. Dependent Care. Greektown shall provide a dependent care subsidy to assist Team Members with the expenses associated with dependent care (as defined by the Internal Revenue Service). The dependent care subsidy provided shall be up to $40.00 per week per Team Member in year one (1) of this Agreement, and shall increase to $45.00 per week per Team Member for years two (2), three (3) and four (4) of this Agreement and shall be subject to the following guidelines:

          a. Team Members shall be eligible for this benefit beginning the first day of the month following six (6) months of continuous full-time employment.

          b. The dependent(s) must be a legal dependent as stated on the Team Member’s federal tax return. Proof of the federal income tax deduction on a Team Member’s most recent federal tax return shall be required.

          c. The dependent care may be provided in the Team Member’s home by a caregiver, in the home of the caregiver, or outside of the Team Member’s home.

          d. The dependent care subsidy shall be paid if the dependent care is necessary to enable a single parent or a Team Member who is the sole support for a dependent to remain employed or if the dependent care subsidy is necessary to enable both a Team Member and the Team Member’s spouse to remain employed. In such circumstance, both the Team Member and the Team Member’s spouse must be working on the same or overlapping shifts for the Team Member to qualify for the benefit. The dependent care subsidy shall not be paid if the work schedule of one spouse permits that individual to be at home while the other is working.

          e. The dependent care subsidy shall not be paid during vacation periods, days off, or while the Team Member is on an approved leave of absence.

          13.02. Team Members are required to apply for the dependent care subsidy through the Human Resources Department. Team Members applying for this benefit will be asked to provide documentation to verify that the dependent(s) is being cared for by a provider as described in paragraph c. above, in addition to any other necessary information or documentation.

          13.03. Work-Life. The parties recognize the importance of supporting the work, family and personal needs of Team Members and are committed to the following:

          a. A Work and Family Dependent Care Needs Assessment will be conducted to identify the dependent care needs of the Team Members. Work and Family initiatives identified by the Needs Assessment may be implemented during the life of this Agreement. The cost of the Needs Assessment will not exceed $28,000. The vendor of the Resource and Referral Program will conduct the Needs Assessment. The parties shall work jointly on this project. Initiatives from the Needs Assessment may be implemented through these services.

          b. A Resource and Referral service will be provided. The service will include a 24-hour toll free phone line and on-site consultation that assists Team Members in locating and selecting dependent care services to meet their specific needs and offers caregiver education on topics ranging from parenting to elder care. This service will be delivered by a vendor specializing in dependent care consulting services and will be jointly selected through a mutually agreed upon request for proposal process. The costs of the service shall not exceed $21.00 per Team Member per year and will include eight (8) hours of on-site consultation per month.

          13.04. This subsidy shall be provided in accordance with all applicable IRS rules and regulations.

ARTICLE 14

LEAVES OF ABSENCE

                    Leaves of absence without pay for reasons specified below shall be granted to Team Members in accordance with the provisions of this Article after successful completion of their probationary period. The terms of any leave covered by this Article may be extended beyond its term by the written agreement of the parties. The circumstances and conditions of a leave request will be stated on the appropriate leave of absence form. A leave of absence is not automatic, and must be requested, reviewed, and approved by the Employer in writing. All leaves of absence will be in accordance with the Family Medical Leave Act of 1993 (“FMLA”), where applicable.

          14.01. The following types of leaves of absence shall be granted under the following conditions:

a.	Medical Leave.

	i.	A Team Member who is unable to work as a result of a job-incurred injury or illness shall be granted a leave of absence for a period of time not to exceed the greater of time worked or one year.

ii.

A Team Member who is unable to work because of personal illness, injury or temporary disability shall be granted a leave of absence for a period of time not to exceed the greater of time worked or one year. The Employer may require medical evidence prior to approving a medical leave of absence. In the event there is a disagreement about eligibility for a medical leave, the Employer may require the Team Member to submit to a medical exam conducted by a jointly selected impartial health care provider whose opinion shall be binding on both parties. The Employer shall pay for the cost of the examination.

	iii.	Whenever possible, the Team Member shall request the leave in writing at least thirty (30) calendar days in advance of the commencement of the leave.

iv.

The Employer will continue to provide medical insurance coverage for eligible Team Members for up to twelve (12) weeks while on an approved medical leave of absence in accordance with the requirements of the FMLA. A Team Member not eligible for FMLA leave will receive medical benefits until the end of the month following the month the leave began.

	v.	Prior to returning to work from a medical leave of absence the Employer may require the Team Member to present a fitness for duty medical certification from the Team Member’s health care provider.

b.	Family Illness Leave.

	i.	A leave of absence shall be granted to a Team Member due to the illness in a Team Member’s immediate family as defined by the Family Medical Leave Act for a period not to exceed twenty-six (26) weeks.

	ii.	The leave shall be requested in writing and submitted by the Team Member to the Team Member’s immediate supervisor with as much advance notice as possible.

	iii.	The Employer may require proof of illness and/or relationship.

iv.

The Employer will continue to provide medical insurance coverage for eligible Team Members for up to twelve (12) weeks while on an approved family illness leave of absence in accordance with the requirements of the FMLA. A Team Member not eligible for FMLA leave will receive medical benefits until the end of the month following the month the leave began.

c.	Child-Rearing Leave.

i.

A child-rearing leave of absence shall be granted for the birth and caring of a Team Member’s child or for the placement of a child by adoption or foster care for a period not to exceed twenty-six (26) weeks. Eligibility ends one (1) year after the date of birth or placement of child.

	ii.	Proof of birth, placement, or adoption may be required.

iii.

The leave of absence request shall be in writing and submitted by the Team Member to the Team Member’s immediate supervisor thirty (30) days in advance of the leave commencement, or with as much advance notice as possible.

iv.

The Employer will continue to provide medical insurance coverage for eligible Team Members for up to twelve (12) weeks while on a child-rearing medical leave of absence in accordance with the requirements of the FMLA. A Team Member not eligible for FMLA leave will receive medical benefits until the end of the month following the month the leave began.

d.	Military Leave.

               Any Team Member inducted into the armed forces of the United States within the meaning of the Military Selective Service Act of 1967, herein called the Act, or a similar federal law in the time of National Emergency, who, within the meaning of the Act, satisfactorily completes the Team Member’s period of service, shall upon termination of such service and consistent with such Act, be reemployed in line with such Team Member’s seniority, at the then current rate for such work provided such Team Member has not been dishonorably discharged from such service and reports for work within ninety (90) calendar days of the date such employee is discharged or otherwise separated from such service in the armed forces of the United States.

e.	Political Office Leave.

	i.	A political office leave of absence shall not exceed two (2) years and shall be granted to Team Members who run for and/or hold political office.

	ii.	All provisions of a political office leave of absence are subject to the rules and regulations of the Michigan Gaming Control Board.

f.	Union Business Leave.

               A Union business leave of absence will be granted for up to twenty-five (25) Team Members for the purpose of accepting employment with any of the five (5) labor Unions that comprise the Detroit Casino Council, upon written request from the Union submitted to the employer at least seven (7) days prior to the first absence. A Union business leave of absence will be granted according to the following guidelines:

	i.	The leave may be granted up to one (1) year and shall be unreasonably denied.

	ii.	The Team Member on Union business leave shall not be assigned to any facility operated by Greektown’s owners, unless mutually agreed upon by the parties in writing.

	iii.	The Team Member elected or appointed to a Union office will be granted a leave for the term of the office.

	iv.	Time spent on Union leave will be considered time worked for purposes of seniority and benefit accruals.

14.02.	Other Leaves of Absence.

Personal leaves of absence without pay may be granted to Team Members after successful completion of their probationary period according to the following guidelines:

a. The circumstances and conditions of the personal leave must be stated on the appropriate leave of absence request form.

b. A personal leave of absence will normally be limited to eight (8) weeks.

c. The Employer will continue to provide medical insurance coverage for eligible Team Members for up to twelve (12) weeks while on an approved leave of absence in accordance with the requirements of the FMLA. A Team Member not eligible for FMLA leave will receive medical benefits until the end of the month following the month the leave began.

14.03.	General Requirements.

a. A Team Member who enters into gainful employment at another Employer while on a leave of absence unless specifically approved by the Employer in writing shall be terminated.

          b. A Team Member may request an extension of a leave of absence, beyond the time periods set forth above, by contacting the Team Member’s Department Manager, except that Team Members working in Slots and Table Games classifications shall contact their Shift Manager according to the following procedures:

	i.	The Department Manager/Shift Manager may require written justification for the extension.

	ii.	An extension is not automatic and must be requested and granted in writing.

c. Leaves of absence will not be granted to Team Members being laid off because of lack of work.

          d. The maximum length of time a Team Member will be covered under the Group Health Plan while on a leave of absence is as provided in 14.02 c. above. Team Members on leaves of absence beyond that time may continue their coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), if they wish. Medical coverage to be restored to a Team Member upon return from a leave of absence shall be that which is being offered to all other bargaining unit Team Members.

e. Management will not unilaterally require Team Members to take personal/sick time and vacation time with medical or FMLA leaves of absence.

14.04.	Returning From a Leave of Absence.

          a. A Team Member returning from a leave of absence will be returned to his or her regular job classification, shift and station (or station rotation) on the day the Team Member is to return to work, without loss of seniority unless a shift rebid occurs during a Team Member’s absence. In such situations, the Team Member will return to his/her position awarded based on his/her seniority in the bidding process subject to licensure and/or certification. Benefits will be restored upon return to work without an additional waiting period.

b. A Team Member who fails to return from a leave of absence from work in the time periods provided in this Article because the Team Member wants additional time off, or a Team Member on a Medical Leave of Absence that exceeds the lesser of time worked or four (4) years, if rehired pursuant to this provision, will receive her/his prior seniority credit up to a maximum of three (3) years. When the Team Member applies for hire, the Team Member will be hired into the first position in their former classification that becomes available provided they have the qualifications and licensure. The following conditions must be met in order for the Team Member to be eligible for the first available position:

i.	The Team Member’s return to work must occur the lesser of time worked or within twenty-four (24) months of termination.

ii.	The Team Member’s intent to return to the Employer must be given in writing upon her/his termination for failure to return from leave.

c. Seniority will accumulate during an approved leave of absence.

ARTICLE 15

UNIFORMS

          15.01. The Employer shall furnish, pay for, and launder or clean uniforms, which Team Members are required to wear. Team Members may at their own option launder uniforms themselves.

•	Employer will provide Team Members three (3) pairs of black trousers or three (3) skirts upon hire at no charge.

•	The Company will make available trousers, skirts and hosiery for Team Members to purchase at cost.

•	Team Members are required to provide their own socks.

          15.02. The Employer shall make available a sufficient supply and variety of sizes of uniforms so that Team Members will have clean and properly fitting uniforms at all times. A clean uniform shall be furnished to each Team Member as frequently as needed, but not more than daily for cooks and miscellaneous kitchen help and not more often than every two (2) days for other Team Members. Team Members must wear the uniforms furnished by the Employer.

          15.03. Appropriate seasonal uniforms or cold weather jackets shall be furnished by the Employer for classifications where needed. Any other outer apparel or jewelry may not be worn without approval of the Employer.

          15.04. Team Members are responsible for providing ordinary shoes, so long as a special type is not required. When possible, the Employer will provide opportunities for low-cost or discounted uniform shoe purchase.

          15.05. While Team Members are not required to make deposits for uniforms or clothing furnished by the Employer, they are nevertheless responsible for such uniforms and clothing. Except for normal wear and tear, Team Members shall be responsible for the loss of or intentional damage to uniforms and clothing furnished by the Employer. Team Members shall not wear their work uniforms or Greektown Casino identification badges, except while working for Greektown Casino, and while going to and from work.

          15.06. Team Members who have medical problems with required uniforms shall be accommodated by the Employer, with adequate medical documentation if requested.

          15.07. Disposition of Uniform Upon Termination of Employment. Upon receiving a Greektown Casino-provided uniform or uniform component(s), a Team Member shall be required to sign an acknowledgement of receipt form stating that Employer-provided uniforms and uniform component(s) will be returned to the Employer upon separation from Greektown Casino for any reason. In lieu of requiring a Team Member to pay a security deposit for a uniform or uniform component(s), a Team Member shall be required to sign an authorization form allowing Greektown Casino to deduct the cost of uniform(s) or uniform component(s) from the individual’s final paycheck, in the event the individual fails to return the uniform(s) or uniform component(s) upon separation from Greektown Casino.

          15.08. If Greektown Casino requires the purchase of a unique and specialized shoe brand or type, the Team Member shall be reimbursed for one pair of such shoes one time per year.

ARTICLE 16

JURY DUTY OR COURT APPEARANCE

          16.01. Jury Duty.

          a. A Team Member required to perform jury duty receives the Team Member’s straight time rate of pay, less jury fees received. Compensation for jury duty is based on the number of hours the Team Member would regularly have worked on those days.

          b. Graveyard Shift Team Members may take off with pay either the night before or the night of their court date. Swing and Day Shift Team Members may take off with pay the day they are in court.

          c. Team Members receiving a jury summons must present the summons to their Supervisor immediately. Team Members must furnish their Supervisor with proper written documentation of performed jury duty and fees received.

          d. If a Team Member’s jury duty service is canceled, the Team Member must notify the Employer prior to 8:00 p.m. the day before the Team Member is due in court. The Employer will attempt to schedule the Team Member to the Team Member’s regular number of work hours.

          e. Time spent on jury duty is not used for purposes of calculating overtime pay.

          16.02. Court Appearance.

          a. A Team Member required to appear in court or at a deposition on behalf of the Employer shall receive his or her regular straight time hourly rate of pay except tipped and toked Team Members shall receive two (2) times his or her regular straight time hourly rate of pay.

          b. Time spent at administrative hearings or court proceedings, or at a deposition on behalf of the Employer is used for purposes of calculating overtime pay.

          c. If a Team Member is subpoenaed as a witness other than as a witness for the Employer, he/she will not be considered as being on duty, but will be granted an excused absence unless the Team Member requests a vacation day or a sick/personal day.

ARTICLE 17

HEALTH AND SAFETY

          17.01. Health and Safety. The parties recognize that the Employer has the obligation to comply with all federal and state laws regarding health and safety in the workplace. Accordingly, the Employer shall have the obligation to make the necessary and/or reasonable provisions for the health and safety of Team Members.

          17.02. The Union recognizing the importance of maintaining a healthy and safe workplace agrees to cooperate with the Employer’s effort to carry out its obligations.

          17.03. Joint Health and Safety Committee.

          a. The Employer and the Union recognize that a safe and healthy workplace requires their joint commitment. Therefore, a Joint Health and Safety Committee shall be established. The Committee shall meet once every two (2) months or as determined by the Committee. The Committee shall consist of eight (8) members appointed by the Union and eight (8) members appointed by the Employer. The parties may agree to expand the Committee provided that equal representation is maintained. The purpose of the Committee is to discuss and make recommendations to the Employer on health and safety concerns. The members are charged with establishing the topics and setting the agenda for meetings.

          b. Among those matters appropriate for discussion are significant developments in the health and safety fields, review of injury and illness experience of Team Members, and procedures to minimize the Team Members’ exposure to known health and safety hazards.

The Joint Committee shall:

•	Participate in joint training and education.

•	Evaluate health and safety research needs and recommend appropriate research projects.

•	Review the results of accident investigations.

•	Receive reports on health and safety reviews of the facility.

The parties also agree that, in addition to the above, the following subjects will be appropriate for discussion:

•	Ergonomics, including training issues

•	Team Member Stress

•	Threats/Violence in the Workplace

•	Hazardous Materials

•	Preventative Maintenance

•	Noise Control

•	Air Quality

•	Additional subjects which may come up

•	Bloodborne pathogens and communicable diseases, including training issues.

          c. The Joint Health and Safety Committee may seek expert consultation when necessary. If the Joint Health and Safety Committee is unable to reach agreement, either party may request that the issue be processed through Mediation.

          17.04. Mediation. Mediation shall be implemented according to the following procedures:

          a. Selection and Cost. Mediators will be mutually agreed upon and may be selected from the State or Federal Mediation Services. The parties shall share the cost and expenses of the Mediator.

          b. Issue for Mediation. The issue mediated will be the same as the issue the parties failed to resolve through the Joint Health and Safety Committee.

          c. Party Spokesperson. The Employer and the Council shall each appoint a principal spokesperson for the Mediation, who may not be an attorney.

          d. Authority/Jurisdiction of Mediator. The Mediation process shall be informal. The Mediator has the authority to meet both jointly and separately with the parties; however, the Mediator has no authority to compel resolution of the issue. The jurisdiction of the Mediator shall not extend to proposed changes to any provisions of this Agreement.

          e. Record of Mediation. The record of the Mediation shall be closed and inadmissible in any subsequent proceeding unless a written settlement is reached, in which case the record shall be admissible solely to interpret or apply the settlement, if necessary.

          f. Advisory Opinion. Either party may request the Mediator to give the parties an oral advisory opinion.

          g. Written Materials. Written material presented to the Mediator or to the other party shall be returned to the party presenting that material at the termination of the Mediation.

          17.05. A Team Member or a group of Team Members who believe there is cause for complaint that the Employer has not made reasonable provision for the Team Member’s health and safety may, either discuss the matter directly with the Team Member’s supervisor or may take it up with the Team Member’s Union representative, who shall discuss the complaint with the Team Member’s supervisor. Every effort shall be made to settle complaints promptly at this point through discussion.

          17.06. The parties agree to establish a formal training program for the Health and Safety Committee regarding health and safety related issues. The agenda for the formalized training will be created jointly. Health and Safety Committee training will be scheduled at least one (1) time per year.

ARTICLE 18

TRAINING & DEVELOPMENT

          18.01. The Employer recognizes that job training is important for promoting the development, success, and advancement of its Team Members. It further recognizes that a cooperative training program will assist in the provision of training for Team Members covered under this Agreement.

          18.02. Team Members who successfully complete the Employer’s Training Program or complete a training program developed pursuant to the Joint Training Committee for a classification covered by this Agreement, except as otherwise specified in this Agreement, shall be considered qualified for that classification for purposes of Transfers, Promotions and Seniority pursuant to this Agreement.

                    Except as otherwise specified in this Agreement, such training programs shall be made available equally to all interested Team Members and shall be offered at no cost to the Team Members.

          18.03. Education Expense Reimbursement.

          a. Greektown Casino is committed to assisting Team Members in achieving their full career potential and excellence in job performance. Greektown Casino will provide education and/or professional development assistance to Team Members who meet the criteria set forth below.

           b. Regular full-time and part-time Team Members who have completed at least six (6) months of continuous service are eligible for educational financial assistance up to $1,200 per semester not to exceed $2,400 per year. Effective October 17, 2008, the educational financial assistance shall be increased to $1,500 per semester not to exceed $3,000 per year.

          c. Team Members are not eligible for educational assistance if:

1.	They are in receipt of comparable veteran’s educational benefits, scholarships or other financial aid, except for student loans.

2.	They are on a leave of absence excluding medical leaves of absence.

3.	Their employment record contains current disciplinary counseling within the three (3)-month period prior to the date of the request that includes a suspension.

          d. Each Team Member will be limited to reimbursement for a maximum of five (5) courses per semester in the amounts set forth below not to exceed amount established in 18.03 b. above.

          e. Courses of study must be job related, either to the Team Member’s current position or for development at Greektown Casino. All courses must be from an accredited learning institution.

          f. At least two (2) weeks prior to the start of the class, the Team Member must submit a completed “Tuition Assistance” form to the Team Member’s Director/Vice President, who will verify eligibility.

1.

The Director/Vice President must verify that the course is job related and directly relates to the Team Member’s current position or a probable future position at Greektown, or if the course is a prerequisite to a course of study as described in this paragraph.

2.	Forms can be obtained from the Greektown Casino Academy.

3.	The Director/Vice President or his/her designee will forward the form to Greektown Casino Academy for approval.

          g. The Director/Vice President or his/her designee will notify the Team Member if the course is approved or denied.

          h. Team Members are reimbursed for tuition, lab fees and textbooks upon completion of the course with a “C” or better or a “pass” grade on a pass/fail course.

          i. The Team Member must show proof of college enrollment and grades to be reimbursed for tuition, lab fees and textbooks.

          j. It is the Team Member’s responsibility to submit all necessary documentation (fees, receipts, transcripts, report cards and proof of course completion) to the Team Member’s Director/Vice President within thirty (30) days of course completion in order to be eligible for reimbursement.

1.	Receipts for books must show name and address of bookstore, date, total and names of books.

2.	Team Members must meet the same eligibility criteria at the time of completion of the course as they did when they applied.

3.	Team Members can pick up their check at the Greektown Casino Academy two (2) weeks after submission of the completed form.

4.

If a Team Member is separated from the Employer before completion of the course, or after completion but before reimbursement is received, reimbursement will be voided. Team Members are encouraged to share proof of course completion with their Director or Vice President.

          k. Documentation of course completion is included in the Team Member’s employment record.

           l. Classes must be scheduled outside the Team Member’s regular work hours.

          18.04. Seminars and/or Conference Reimbursement.

          a. Full-time Team Members who have successfully completed their Probationary Period are eligible to attend professional development seminars/conferences, in accordance with the following:

1.	The Director/Vice President of the Department must pre-approve in writing seminars and conferences.

2.	The Team Member’s department is responsible for the seminar and/or conference registration, travel arrangements and payment of fees.

3.	Certificates of completion for a seminar or conference should be forwarded to Human Resources for inclusion in the Team Member’s employment record.

          b. The Vice President of Human Resources must approve exceptions to this policy.

          18.05. Team Members whose jobs are designated for elimination as a result of technological change and Team Members who are laid off as a result of technological change will be provided the opportunity to receive training to fill job openings in other classifications in the Bargaining Unit. Such training will be provided at the Company’s expense. Such training may include “on the job” training and participation in the Employer’s training programs, if any. Regular full-time and part-time Team Members eligible to participate in the Employer’s educational expense reimbursement program under the provisions of this Article may participate in the Employer’s education expense reimbursement program as specified in this Article. Team Members who completed at least six (6) months of continuous service and are laid off as a result of technological change may participate in the Employer’s educational expense reimbursement program to receive training to fill job openings in other classifications in the Bargaining Unit while on layoff, provided that they do so within twelve (12) months of being placed on layoff, and further provided that the Employer failed to provide at least six (6) months notice prior to layoff that the Team Member’s job was designated for elimination. In that event, the laid off Team Member shall be eligible for educational expense reimbursement in an amount equal to the assistance specified in this Article for one (1) semester of study.

          18.06. GED’s or Degree of High School Equivalency.

          a. Team Members who have not completed high school and received a degree are encouraged to complete their GED where applicable. Team Members taking GED classes will be eligible for tuition reimbursement under the tuition reimbursement guidelines set forth herein.

          b. Greektown Casino will give a self-improvement incentive of $300 to any Team Member who does not currently have a High School Diploma who enters and completes a GED program to obtain a high school equivalency degree. The incentive will be credited against the Team Member’s educational financial assistance.

1.	Current programs must be approved by Greektown Casino.

2.	The completed degree must be submitted as proof with registration papers that show enrollment and issuance of the degree.

          18.07. When Team Members take courses as specifically required in trainee or apprenticeship programs, the expense will be reimbursed through the Tuition Assistance Program.

          18.08. Employment Apprenticeships.

          a. Engineers/Carpenters.

1.

Greektown Casino will employ one (1) Apprentice Engineer/Carpenter for every ten (10) Journeymen Engineers/Carpenters employed at the property with a maximum employment of two (2) Apprentice Engineers/Carpenters.

2.	Apprentice rates shall be set at seventy-five percent to ninety-five percent (75% - 95%) of the Journeyman rates dependent upon the individual’s qualifications and certificates earned.

3.	The Employer agrees to assign a representative to the JAC as a member or alternate.

          b. Slot Technicians.

1.

After joint development of a Slot Technician Apprentice Program, Greektown Casino will employ one (1) Apprentice Slot Technician for every ten (10) Journeymen Slot Technicians employed at the property with a maximum employment of two (2) Apprentice Slot Technicians.

Apprentice rates shall be set at seventy-five percent to ninety-five percent (75% - 95%) of the Journeyman rates dependent upon the individual’s qualifications and certificates earned.

2.	The Employer agrees to assign a representative to the JAC as a member or alternate.

ARTICLE 19

NEW JOBS

          If during the life of this Agreement, new job classifications are created where the preponderance of the duties of the Team Member are covered by this Agreement, the wage rate for such new classification shall be negotiated. Wage rates for new jobs created by the permanent hotel/casino shall be determined in accordance with the provisions of Article 30.

ARTICLE 20

GAMING LICENSES

          20.01. Greektown Casino will pay the fee for a Team Member’s Michigan Gaming Control Board (“MGCB”) occupational license required to work at Greektown Casino, as provided below:

          a. The Employer will continue to pay for the temporary occupational license fee. If, however, a Team Member works for the Employer for less than six (6) months, the cost of such license fee shall be payroll deducted from the individual’s final paycheck.

          b. For Team Members who receive approval from MGCB for their permanent license, the Employer will reimburse the cost of the permanent license on the individual’s second anniversary with the Employer. The Employer will pay the permanent license fee or renewal fee directly for Team Members who have two years of service or more at the time of notification.

ARTICLE 21

DRUG TESTING

          21.01. The Employer has the right to test for drugs and/or alcohol usage subject to the following conditions:

          a. In the event reasonable cause exists to indicate that the Team Member may be under the influence of drugs or alcohol.

          b. In no event shall random drug testing be permitted unless the Employer and Union mutually agree.

          c. The Employer shall pay for the cost of the examination, and the employee shall be paid for all time required for the examination. The Employer will make a reasonable effort to have the Team Member tested during scheduled work time.

          d. Only after the administration of the initial test and a mass spectrometry (“ms”) confirmation test that show positive will the test results be considered positive.

          e. A blood alcohol level at or in excess of the limit prescribed by Michigan law constitutes an irrebuttable presumption that the individual is under the influence of alcohol.

ARTICLE 22

DISCIPLINE

          22.01. Cause for Discharge.

          a. A Team Member, who has successfully completed the probationary period, shall only be disciplined and/or discharged for just cause. Disciplinary actions may be progressive and may include but are not limited to: written counseling, suspension and discharge. The parties agree that progressive discipline normally requires that a Team Member be given an opportunity to correct the deficiency, but that within the principle of progressive discipline, certain conduct may warrant immediate suspension or discharge when appropriate. This type of conduct includes, but is not limited to, dishonesty, incompetence, misconduct, insubordination, serious discourteous conduct toward a guest, walking off the job during a shift without prior permission, or drinking alcohol or use of controlled substance, or being under the influence thereof, during the Team Members shift.

          b. When a Team Member who has completed the probationary period is disciplined including discharge, the reason will be given in writing to the Team Member and a copy of the written notice will be sent to the Union within seventy-two (72) hours of the suspension/discharge. Upon request by the Union, legible copies of documents not previously given to the Union, relevant to discipline or discharge, shall be provided to the Union.

          22.02. Warning Notices. Warning notices issued to Team Members must specify the events or actions for which the warning notice is issued. Warning notices shall be issued to Team Members as soon as possible after the Employer is aware of the event or action for which the warning notice is issued and has a reasonable period of time to investigate the matter. A copy of any written warning notice shall be issued to the Team Member and a copy to the Union. The Team Member shall be required to sign all notices for the purposes of acknowledging receipt and may include a rebuttal statement in addition to his or her signature.

          22.03. Both the Employer and the Team Member will approach the disciplinary process in a professional and respectful manner. No Team Member shall be discharged while on scheduled vacation or scheduled day off.

          22.04. Disciplinary suspensions, warning notices, written customer complaints, and reports of outside nongovernmental agencies or of the Employer’s own security force concerning the conduct of a Team Member may not be used as a basis of any subsequent discharge or disciplinary action twelve (12) months after the date of issuance. Nothing contained in this section shall preclude the use of information contained in a Team Member’s personnel file in any administrative or judicial proceeding.

          22.05. Upon a Team Member’s request, a Union representative shall be present at an interview, investigation or meeting regarding disciplinary action where that Team Member has a reasonable belief that he/she will be disciplined as a result of the interview, investigation or meeting. The Employer will not require or request a Team Member to resign, or to sign a confession or statement concerning the Team Member’s conduct, unless the Team Member is first given an opportunity to have a Union representative present and the Union representative appears without undue delay, if the Team Member so requests. Upon request, the Employer, in accordance with the National Labor Relations Act, shall provide the Union relevant information necessary to process grievances.

          22.06. The Union shall have the sole, right to take a suspension and/or discharge as a grievance to Step II of the Grievance Procedure, or to Step III where the shift manager or director has been involved in the discipline and the matter shall be handled in accordance with this procedure.

          22.07. Any employment action taken as a required result of the loss of a required license or a directive from the Michigan Gaming Control Board, or an agent thereof, shall not be subject to the provisions of this Article. In such a case, the Employer will, upon request, promptly provide the Team Member and the Union with available documentation of the required action.

          22.08. Upon request, a Team Member may arrange an appointment with the Human Resource office to review his or her personnel file. The Team Member must provide reasonable notice of this request, and must engage in the review when he or she is not scheduled to work. The Team Member may add a rebuttal statement to the file, and may have a copy of the file provided they pay the cost of duplication.

          22.09. When a suspension is to be invoked, the suspension shall begin immediately following the decision to discipline and shall be for consecutive days.

          22.10. The Employer shall not suspend a Team Member without pay pending investigation for a period in excess of five (5) working days unless the matter is under investigation by the Michigan Gaming Control Board or another government agency.

ARTICLE 23

GRIEVANCE PROCEDURE

          23.01. Grievances. For purposes of this Agreement, a grievance is a written dispute, claim or complaint over the meaning, interpretation or application or alleging a violation or misapplication of any provision of this Agreement.

          23.02. The Employer and the Union agree that Team Members shall attempt to resolve issues or concerns with their supervisor prior to initiating a formal written grievance. If the Team Member’s issues or concerns are not resolved informally, the Team Member may proceed to Step I of the grievance procedure.

          a. Step I. Within fourteen (14) calendar days after the occurrence of the event giving rise to the grievance, or from the date the Team Member or the Union reasonably should have known of the event, the Team Member or Union will give written notice, on the form provided, of the basis for the grievance. Within seven (7) calendar days after filing the grievance, the Team Member shall meet with the Team Member’s supervisor to discuss the grievance. If the Team Member desires representation, the Team Member may request assistance from a Union Steward and/or Union representative. A Human Resources representative may participate at this meeting.

          b. Step II. If the issue is not resolved at Step I, the Team Member shall meet, within seven (7) calendar days of the Step I meeting, with the Shift Manager/Director or the Shift Manager’s/Director’s designee to resolve the issue. A Human Resources representative and a Union representative may participate in the meeting. The management representative shall, in writing, respond to the Team Member’s grievance within seven (7) calendar days of the Step II meeting.

          c. Step III. If the issue is not resolved at Step II, the Team Member shall, within seven (7) calendar days of the Step II meeting, meet with the Vice President/Department Head or the Vice President’s/Department Head’s designee to resolve the issue. A Human Resources representative and a Union representative may participate in the meeting. The management representative shall respond to the Team Member’s grievance in writing within seven (7) calendar days of the Step III meeting.

          d. Steps I-II. Settlements reached at Step I-II shall be considered non-precedential, unless the Vice President of Human Resources and the Union representative agree that the settlement shall be reduced to writing and may be used as a precedent in the future. If the settlement is reduced to writing, the written settlement shall be signed and dated by both the Vice President of Human Resources and the Union representative.

          e. Grievances resolved at any step of the grievance procedure as contained in this Agreement shall be final and binding on the Employer, the Union, and any and all Employees involved in the particular grievance.

          f. Grievances shall be processed from one step to the next within the time limit prescribed in each of the steps. Any grievance upon which a disposition is not made by the Employer within the time limits prescribed or any extension which may be agreed to, shall be referred to the next step in the grievance procedure, the time limit to run from the date when time for disposition expired. Any grievance not carried to the next step by the Union within the prescribed time limits or such extension, which may be agreed to, shall be automatically closed upon the basis of the last disposition.

          g. Disciplinary action shall be deemed final and automatically closed unless a written grievance is filed within fourteen (14) calendar days from the time such action was taken. Grievances regarding discipline or discharge may be commenced at Step II of the grievance procedure and be advanced and processed out of order.

          h. All claims for back wages shall be limited to the amount of wages that the Team Member would otherwise have earned less any unemployment compensation or compensation for personal services that such employee may have received during the period in question.

          23.03. Arbitration.

          a. The arbitral forum here established is intended to resolve disputes between the parties only over the interpretation or application of the matters, which are specifically covered in this Agreement.

          b. The arbitrator shall have no power to add to, subtract from, or modify any of the terms of this Agreement or any Supplementary Agreement. In the event a case is appealed to an arbitrator and he/she finds that he/she has no power to rule on such case, the matter shall be referred back to the parties without decision or recommendation on the merits of the case.

          c. The arbitrator’s decision shall be final and binding on the Union, Team Members, and the Company.

          d. Arbitration Procedure. If a grievance is not resolved pursuant to this Article, either party may submit the matter to final and binding arbitration within ten (10)

calendar days of the decision of Vice President of Human Resources or the Vice President of Human Resources’ designee under Step III of Section 23.02 above.

1.

The Employer and the Union may agree to select an arbitrator, but if they are unable to do so, the arbitrator shall be selected by a rotation system from a predetermined panel of arbitrators. The hearing shall be conducted in accordance with the voluntary labor arbitration rules of the American Arbitration Association.

2.	No arbitrator shall be chosen to serve in two (2) consecutive arbitrations unless by mutual consent of the parties.

3.	No evidence shall be introduced as to the withdrawal, during negotiations, of a proposal to change the Agreement.

          e. Expedited Arbitration. If a grievance is not resolved pursuant to the grievance procedure set forth in Section 23.02 above, either party may submit a discipline and/or discharge matter to Expedited Arbitration within ten (10) calendar days of the decision of the Director of the Department or Director’s designee under Step III of Section 23.02 above.

1.	The arbitrator shall be selected through a rotation system from a predetermined panel of arbitrators who have agreed to be available to hold a hearing within the requisite period of time.

2.	The arbitration shall be held within fifteen (15) calendar days of the notification to the arbitrator.

3.

The arbitrator shall render the decision orally within twenty-four (24) hours of the hearing. The arbitrator’s decision shall be final and binding on the parties. If one or more parties request, the arbitrator shall reduce his or her decision to writing within thirty (30) calendar days of the close of the hearing. An Arbitrator’s decision shall not be precedent setting unless placed in writing.

          f. General.

1.	The procedures shall be pursuant to the voluntary arbitration rules of the American Arbitration Association.

2.	Each party will bear its own costs and will share equally the fees and expenses of the arbitration.

3.	The arbitrator shall be notified in writing of his/her selection, and shall have no authority, jurisdiction or power to amend, modify, nullify or add to the provisions of this Agreement.

4.

The award of the arbitrator shall be final and binding upon the Employer, the Union and the Team Member(s) involved. The expenses and fees of the arbitrator shall be shared equally by the Employer and the Union.

          23.04. Mitigation of Damages. If a Team Member is separated by the Employer, and alleges that the separation was not for just cause, the Team Member must mitigate any potential damages the Employer may eventually owe that Team Member.

          23.05. All time limits in the above procedure may be waived by the mutual written agreement of the parties.

          23.06. The Employer shall pay all back pay awards and settlements within the pay period following the parties execution of a written agreement setting forth the specified amount of money to be paid.

ARTICLE 24

MICHIGAN GAMING CONTROL BOARD

          24.01. Under circumstances where the Michigan Gaming Control Board (“Board” or “MGCB”) acts to revoke, suspend or let expire a Team Member’s temporary or permanent gaming license, such action shall constitute an irrebuttable presumption of just cause for discharge and the Team Member can no longer be employed at Greektown Casino. If the Team Member appeals the Board’s action, Greektown Casino is not responsible for continuing to employ the Team Member during any stage of the appeal process.

          However, if the Team Member satisfies his/her obligation to the Board and his/her license is reinstated within four (4) months of termination, the Employer will reemploy the Team Member in his/her former position or a comparable position in his/her classification for which the Team Member is qualified. In such circumstances, the Team Member will be credited with seniority accrued prior to termination. Nothing in this paragraph applies to a Team Member who fails to renew his/her license, in a timely manner.

          24.02. If the Board’s action in revoking, suspending or letting expire a Team Member’s temporary or permanent gaming license is determined through the appeals process to be in error, under no circumstances will Greektown Casino be responsible for back pay, but will employ the Team Member in his/her former position, if available, or a comparable position in his/her classification for which the Team Member is qualified. In that circumstance, the Team Member would be credited with seniority accrued prior to termination.

          Notwithstanding the foregoing, if the Board’s action is reversed through the appeals process and that action was initiated pursuant to bad faith on the part of the Employer, then the Employer shall be responsible for back pay, reinstatement to the Team Member’s former or a comparable position, and for making the Team Member whole with regard to seniority and vacation credit.

          24.03. Discipline.

          a. When a Team Member violates an Employer policy implemented in response to the Michigan Gaming Law, the Team Member’s violation of which may subject the Employer to a fine or other negative action, the Employer has the right to discipline the Team Member in accordance with the discipline system set forth in Article 22 (Discipline Article).

          b. After investigation, Team Members determined to be responsible for variances or other violations of the internal control system, which may subject the Employer to liability pursuant to the Michigan Gaming Law, will be subject to discipline under Article 22 (Discipline Article).

          c. Nothing in this section is intended to limit Greektown Casino’s rights under Article 22 (Discipline Article) to apply discipline for violations of Employer policies and procedures.

ARTICLE 25

NON-DISCLOSURE OF INFORMATION

          25.01. In recognition of the fact that the job duties of the Team Members covered by this Agreement as well as the mere presence of Team Members on Greektown’s property, will provide them with access to certain information concerning the Employer and its operations, the Team Members agree that they shall not disclose any classified, confidential or proprietary information, or any other information, the disclosure of which is limited by the Employer, concerning the Employer or its operations or its guests, except information having to do with wages, hours and other terms and conditions of employment, to any person not authorized to have access to such information, and that they will sign a statement to that effect. All Team Members covered by this Agreement shall be fully and exclusively responsible for any violations of this Article, and shall not only be subject to discipline up to and including discharge by the Employer for such a violation, but shall be subject to any criminal, civil or other penalties and/or liability resulting from their violation of this Article.

ARTICLE 26

MANAGEMENT RIGHTS

          26.01. Right to Manage. Both parties agree that the Employer has the right to manage, direct, plan and control its business and operations, including matters that are not covered by this Agreement. These rights include, but are not limited to: the right to cross-utilize Team Members property-wide; reprimand, suspend or separate Team Members; to determine the duties of Team Members to be employed and to direct the working force; to assign work as needed; to determine the number of Team Members to be employed; to determine the means, methods, and schedules of operations; to hire, separate, classify, reclassify, schedule, assign, promote, transfer, layoff and/or rehire Team Members; and to introduce or establish new equipment, games, facilities, technological changes, procedures or processes. All of the foregoing rights are reserved by the Employer except to the extent they may be contrary to or inconsistent with the terms and conditions of this Agreement.

          26.02. Rules and Postings. The Employer may establish and administer reasonable rules, regulations and procedures governing the conduct of Team Members, provided that such rules, regulations and procedures are not inconsistent with any provisions of this Agreement. The Employer shall post and maintain any such rules in such places within its establishment so that all Team Members affected thereby, and business representatives of the Council and its member Unions, may have an opportunity to become familiar with them. The Team Member and the Union will be given reasonable advance written notice of changed or new rules and procedures. In addition, the Union will receive fourteen (14) days advance written notice of changes to disciplinary rules. Upon the Union’s request, the parties shall meet and discuss the same. In the event that such discussions have not concluded and/or issues or objections are unresolved, the Employer can implement the changed disciplinary rules. The reasonableness of any rules, regulations and procedures provided for herein, are subject to the grievance procedures of this Agreement.

ARTICLE 27

UNION SECURITY

          27.01. Union Shop. Subject to the provisions of the Labor Management Relations Act, 1947, as amended, it shall be a condition of their employment that all Team Members covered by this Agreement who are members of the Union, in good standing on the date of execution of this Agreement shall remain members in good standing during the period of their employment; and those who are not members of the Union, on the date of execution of this Agreement shall, on the 30th day following execution of this Agreement, become and remain members of the Union. It shall also be a condition of employment hereunder that all Team Members covered by this Agreement shall, on or after the 30th day following the Team Member’s first employment by the Employer in classifications covered herein, become and remain members of the Union, throughout the period of their employment with the Employer.

          27.02. Indemnification. The Union will indemnify and save the Employer harmless against any and all claims, demands or other forms of liability, which may arise out of, or by reason of, any action taken or not taken by the Employer, at the request of the Union, in accordance with the provisions of this Article.

          27.03. Enforcement Mechanism. Within fifteen (15) days after receipt of written notice from the Union that any Team Member covered by this Agreement has failed, pursuant to the terms of this Article, to tender payment of the periodic dues and initiation fees uniformly required as a condition of acquiring membership in the Union, the Employer will terminate such employee.

ARTICLE 28

DUES CHECK-OFF

          28.01. The Employer, during the term of the Agreement, agrees to deduct each month Union membership dues and initiation fees from the pay of those Team Members who have voluntarily authorized such deductions in writing as provided in section 28.02. Such membership dues shall be limited to amounts properly levied by the Unions.

          28.02. The required Authorizations are attached as Exhibits 2 through 6.

          28.03. Deductions shall be made only in accordance with the provisions of said Authorizations and this Article.

          28.04. The original or a facsimile of a properly executed form for each Team Member for whom Union membership dues are to be deducted hereunder shall be delivered to the Employer before any payroll deductions are made. Deductions shall be made thereafter only under forms which have been properly executed and are in effect. Any form which is incomplete or in error will be returned to the Union by the Employer.

          28.05. The Employer shall provide the Team Member with the appropriate Union dues deduction card at the time the Team Member is hired. Check-off deductions under all properly executed forms which have been delivered to the Employer on or before the fifteenth (15th) day of any particular month thereafter shall begin with the following calendar month.

          28.06. Deductions shall be made from the pay received on the first payday of each month regardless of the payroll period ending date represented on that payroll check.

          28.07. The Employer agrees to make deductions as otherwise provided in this Article in the case of Team Members who have returned to work after an authorized leave of absence and upon receiving notice from the Council of a Team Member’s past due arrearage.

          28.08. The Employer shall remit each month to the designated financial officer of the Union the amount of deductions made for that particular month, together with a list of Team Members and their social security numbers, for whom such deductions have been made. The information shall be in computer readable electronic form.

                    The remittance shall be forwarded to the above designated financial officer not later than the fifteenth (15th) of the month, for the deduction from the first paycheck received by the employee (prior to the fifteenth [15th] of the month) for the month the dues are being paid.

          28.09. Any Team Member whose seniority is broken by death, quit, discharge or layoff, or who is transferred to a position outside the scope of the bargaining unit, shall cease to be subject to check-off deductions beginning with the month immediately following that in which such death, quit, discharge, layoff, or transfer occurred.

          28.10. The Union shall indemnify, defend and save the Employer harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken by the Employer in reliance upon the Authorizations.

ARTICLE 29

UNION ACTIVITY

          29.01. Authorized representatives of the Union, who are not Team Members, upon request, will be permitted to visit the Employer’s establishment for the purpose of communicating with Team Members and appropriate supervisors regarding Union business and collecting Union dues and initiation fees. Such visits shall not interfere with the conduct of the Employer’s business, or unreasonably interfere with the performance of work by Team Members during their working hours. Union representatives will be required to report to the designated office or Security and sign in and wear identification while on the premises of the Employer. While on the Employer’s property, the Union representatives shall comply with all applicable rules and regulations or directives of the Company, including but not limited to, those of the

Michigan Gaming Control Board as well as all health and safety rules and regulations of the Employer.

          29.02. The Union may select a reasonable number of Union Stewards (“Stewards”), not to exceed sixty-five (65), from among the Team Members. The Union is responsible for notifying the Employer, in writing, as to the names of the Stewards, their jurisdictions, and keeping the Employer apprised of any changes. Stewards may act as Union representatives and may assist Union representatives in proceedings under Article 23 (Grievance Procedure), and engage in discussions with the Employer’s designated representatives for questions or concerns regarding the Employer’s work practices or procedures. Stewards must undergo joint training in communications and conflict resolution.

          29.03. The Employer will allow Stewards a reasonable amount of time during normal working hours, without loss of regular pay, to perform their designated grievance procedure functions including investigations in their respective areas on the premises of the Employer. The Steward’s activities shall not interfere with regular business operations. The Stewards shall obtain prior approval of their immediate supervisors before engaging in any such grievance procedure activities. The Steward shall indicate in a manner prescribed by the Employer time spent engaging in such activities. Stewards shall be permitted reasonable access to the members they represent. The Steward shall request approval (which shall not be unreasonably withheld) from the appropriate supervisor(s) prior to entering a work area for the purpose of investigating grievances. Such time off from work shall only be taken when the matter cannot reasonably be handled during non-working time and shall not interfere with the operation of the business. Stewards shall be excused from work to attend Union meetings without pay upon giving at least reasonable notice to the Employer. Team Members when entitled to Union representation will be provided with the Steward of the Team Member’s choice upon request, provided the Steward of choice is working and available at the time of the request.

          29.04. To permit the Union to properly and efficiently carry out its responsibilities, the Employer shall provide the following information to the Union:

          a. When Team Members are hired into the bargaining unit, the Employer shall provide to the Union the Team Member’s name, social security number, address, department, phone number, job title, date of birth, sex and hire date.

          b. The Employer agrees to give the Union, at the time of occurrence, written notice of any Team Member who is terminated, placed on a leave of absence or transferred out of the bargaining unit, as well as any Team Members transferred into the bargaining unit including each Team Member’s name, social security number and the date(s) of such personnel transaction, and the expected date of return for leaves of absence.

          c. The Employer shall furnish the Union with a monthly list of all Team Members in the bargaining unit, including each Team Member’s name, social security number, department, job title, address, phone number, date of birth, sex, job status and date of hire. This report shall be in computer-readable electronic form in an agreed upon format.

          d. All Team Members shall be required to attend the Company’s new hire orientation during which the DCC will provide all bargaining unit Team Members up to thirty (30) minutes for orientation.

ARTICLE 30

PROCEDURES FOR NEW JOB CLASSIFICATIONS

THIS AGREEMENT is made and entered into by and among Greektown Casino L.L.C. (hereinafter referred to as the “Employer”) and the Detroit Casino Council (hereinafter referred to as the “Council” or “DCC” (collectively, the parties”).

WHEREAS, the Employer is a signatory to a Collective Bargaining Agreement with the DCC that commenced October 17, 2007 and expires October 16, 2011 (the “CBA”) wherein the DCC is recognized as the exclusive Collective Bargaining representative for Team Members performing certain job functions in the Employer’s existing casino and related facilities in Detroit, Michigan;

WHEREAS, during the term of the CBA, the Employer expects to open a new permanent hotel and expanded casino, food and beverage, and related facilities in Detroit, Michigan (the “Permanent Facility”);

WHEREAS, the parties desire to establish procedures for determining the terms and conditions for the Team Members who will be employed in those newly created non-supervisory job classifications needed to support the opening of the Permanent Facility which job classifications have historically been represented by the constituent DCC Unions (the “New Job Classifications”);

THEREFORE, the parties agree to follow the procedures set forth below to determine the terms and conditions for the established Job Classifications:

          1. The Employer and the DCC will meet not later than six (6) months prior to the opening of the Permanent Facility to negotiate terms and conditions of employment for unionized Team Members working in the new facility that have not previously been agreed to.

          2. If the parties have not reached agreement prior to four (4) months prior to the opening of the Permanent Facility the parties will select a three (3)

member panel of arbitrators (the “Panel”) to be available to determine any issues the parties have been unable to resolve in negotiations. The Panel will consist of one arbitrator selected by the Employer, one arbitrator selected by the DCC and one neutral arbitrator selected by the two arbitrators selected by the parties. The neutral arbitrator must reside in the State of Michigan and shall have substantial experience in the hotel industry and experience in interest arbitration. If the arbitrators selected by the parties are unable or fail to agree upon the neutral arbitrator, the neutral arbitrator may be selected by the American Arbitration Association. After the Panel is selected, the parties and the Panel members will set tentative dates for hearing any unresolved issues. There shall be at least three (3) tentative dates which shall be not sooner than two (2)) months nor later than four (4) months prior to the opening of the hotel.

          3. To expedite process, the parties may mutually agree on a single arbitrator.

a.		Hearing. The hearing will be conducted in a manner consistent with the Labor Arbitration Rules of the American Arbitrations Associations.

b.		Factors to be Considered by the Panel. In rendering the award, the Panel shall consider all facts, testimony, information presented at the hearing, the parties’ briefs and the following criteria:

1.

Total benefits and compensation accrued for the benefit of or paid to covered Team Members, as compared to Team Members in comparable positions at other unionized hotel properties in the metropolitan Detroit area.

2.

Total benefits and compensation accrued for the benefit of or paid to covered Team Members, as compared to Team Members in comparable positions at other unionized hotel-casino properties in the United States.

c.

Authority of the Panel. The Panel shall have the authority to render a decision only with respect to the issues left unresolved after the parties have bargained for at least two (2) months in the Second Step; the Panel shall have no authority to render a decision with respect to any other items. The Panel shall decide between the last, best and final proposals made by the Employer and the Union in negotiations on the unresolved items and may not compromise or combine any aspects of the proposals. The Panel shall consider the effect of any items the parties have previously agreed to, but shall not have the authority to modify same. The proposal selected by the Panel, plus the provisions previously agreed by the parties, shall be incorporated into the CBA. The

Panel shall also have the authority to decide questions of timeliness and arbitrability. An award issued by the Panel shall be final and binding on the parties and shall be effective until a successor Collective Bargaining Agreement is negotiated. However, nothing in any award issued by the Panel shall limit or abridge any right retained by the Employer in the Management Rights Clause of the CBA.

          The cost of arbitration shall be split evenly between the parties, fifty percent (50%) to be paid by the Employer and fifty percent (50%) to be paid by the DCC.

          Nothing in this Agreement shall be construed to require the renegotiation of the wage rates or other terms or conditions in the parties’ CBA.

          This Agreement expires concurrently with the expiration of the parties’ CBA provided, however, that if Step 1 occurs prior thereto, then this Agreement shall remain in effect until the completion of the process herein described.

ARTICLE 31

POLITICAL ACTION COMMITTEE

          31.01. The Employer agrees to honor political contribution deduction authorizations from its Team Members, in the following form:

I hereby authorize the Employer to deduct from my pay the sum of $_________ per month and to forward that amount to the ___________________. This authorization is signed voluntarily and with the understanding that the __________ will use this money to make political contributions and expenditures in connection with Federal elections. I am aware of my right to refuse to sign this authorization without reprisal. This authorization may be revoked by mailing notices of revocation by United States Registered or Certified Mail, Return Receipt Requested, to the Treasurer, __________________, and to the Employer.

          31.02. The parties shall explore the feasibility under State law of implementing voluntary payroll deduction for political contributions for state and local elections. If it is determined by a court of competent jurisdiction that such deductions are lawful, Section 31.01. above will be modified accordingly.

          31.03. The political contribution deduction shall be made once each month during which a Team Member who has performed compensated service has in effect a voluntarily executed political contribution deduction authorization. The money shall be remitted within thirty (30) days after the last day of the preceding month to the designated financial officer of the Union, accompanied by a form stating the name, social security number, and address of each Team Member for whom a deduction has been made, and the amount deducted.

          31.04. The Union shall indemnify, defend and save the Employer harmless against any and all claims, demands, suits or other terms of liability that shall arise out of or by reason of action taken by the Employer in reliance upon payroll deduction authorization cards submitted to the Employer.

ARTICLE 32

SUBCONTRACTING

          32.01. The Employer agrees it will not subcontract work being performed by members of the bargaining unit at any time.

          Notwithstanding the foregoing, the Employer shall have the right, so long as it does not result in the displacement of Team Members or any reduction of hours of work for Team Members to:

           a. Enter into service maintenance agreements for the repair and/or maintenance of purchased or leased equipment, or to contract for the repair of the Employer’s property, buildings, or fixtures, to the extent such work cannot economically and expeditiously be performed by Team Members;

          b. Contract for the renovation, reconstruction or restoration of the Employer’s property, buildings or fixtures;

          c. Have work performed pursuant to warranty;

          d. Enter into contracts for the purchase of prepared foods or baked goods.

          e. Nothing contained in this Article shall preclude the Employer from contracting with third parties to lease and/or own and operate a signature or themed high-end or gourmet restaurant/entertainment enterprise. The Employer may enter into one (1) such contract provided that there are at least five (5) Employer operated food outlets in which bargaining unit work is performed by Team Members and so long as no fine dining outlet is permanently closed or has its hour and menu substantially curtailed as a result of such contract.

Nothing contained in this Article shall preclude the Employer from contracting with third parties to operate fast food outlets in the Employer’s facility.

          32.02. Nothing contained in Paragraph 32.01. is intended to preclude the Employer from entering into any contract or arrangement with any third party to operate, own or manage a restaurant in the Employer’s facility in which bargaining unit work performed therein is performed by Greektown Team Members covered by the Agreement.

ARTICLE 33

NO STRIKE OR LOCKOUT

          33.01. The Employer and the Union agree that excellent service and the enjoyment and entertainment of customers is an essential goal of Greektown Casino and its Team Members.

          To that end, the parties agree that this labor Agreement provides for appropriate dispute resolution methods. Therefore, the Employer will not lock out Team Members during the term of this Agreement, nor will the Detroit Casino Council, the Unions that are part of the Council, or Team Members engage in or support any strike, sympathy strike, walk-out, sit-down, slowdown, or any other interference with the performance of work and the service of customers.

          33.02. The Employer and the Union also agree that the Union and its members should be able, consistent with their obligations to customers and the Employer, to practice the values of Union solidarity and support. Therefore, the Employer agrees to use its best efforts to avoid placing the Union or its members in a position of violating those values, especially with regard to labor issues in the City of Detroit. This commitment by the Employer shall not be construed to dilute the Union’s obligations under this Article of this Agreement, nor shall this commitment be subject to arbitration. Upon request by either party, in order to carry out the intent of this paragraph, there shall be a meeting of the Presidents of the International Unions participating in the Detroit Casino Council and the President and COO of Greektown Casino.

ARTICLE 34

OWNERS AND SUCCESSORS

          34.01. Ownership. This Agreement shall cover all Team Members employed in classifications listed in Exhibit 1 in casino operations within the jurisdiction of the Union, in the City of Detroit, Michigan, which during the term of this Agreement, are owned by, operated by or substantially under the control of the Employer. The term “Employer” shall be deemed to include any person, firm, partnership, corporation, joint venture or other legal entity substantially under the control of the Employer covered by this Agreement, or a subsidiary of the Employer covered by this Agreement.

          34.02. Obligations on Employer Selling or Assigning. In the event that the Employer sells or assigns its business or in the event that there is a material change in the form of ownership, the Employer shall give the Union reasonable advance notice thereof in writing and shall make all payments which are due or shall be due as of the date of transfer of the business for wages and benefits for Team Members covered by this Agreement. In addition, the Employer shall be responsible for accrued vacation payments for each Team Member covered by this Agreement. The Employer further agrees that as a condition to any such sale, assignment or transfer of ownership, the Employer will obtain from this successor or successors in interest a written assumption of this Agreement and furnish a copy thereof to the Union.

          34.03. Obligations on Successor Employers. This Agreement shall be binding upon the successors and assigns of the parties hereto. No provisions, terms or obligations herein contained shall be affected, modified, altered or changed in any respect whatsoever by the consolidation, merger, sale, transfer or assignment of the Employer’s interest, or any part thereof, in any establishment covered by this Agreement.

          34.04. Nothing contained in this Agreement shall be construed to apply to investors or shareholders of the Employer who are not signatories to this Agreement.

ARTICLE 35

SAVINGS CLAUSE

          35.01. In the event that any provision of this Agreement shall be rendered invalid by applicable legislation or be declared invalid by any court or regulatory agency of competent jurisdiction, such action shall not invalidate the entire Agreement, it being the express intention of the parties hereto that all other provisions not rendered invalid shall remain in full force and effect. Both parties agree that the subject matter of any provision found to be invalid shall be renegotiated.

ARTICLE 36

TERM-TERMINATION-RENEWAL

          This Agreement shall be in full force and effect from October 17, 2007 until 11:59 p.m. October 16, 2011.

          IN WITNESS WHEREOF, the parties hereto by their duly designated representatives have hereunto set their hands this 1st day of November, 2003 in Wayne County, State of Michigan.

FOR THE EMPLOYER:

Craig Ghelfi, Chief Executive Officer
Greektown Casino

Tish King, Vice President
Human Resources, Greektown Casino

Bruce Berger, Senior Director
Employee Relations, Greektown Casino

FOR THE COUNCIL:

Ron Gettelfinger, President
International Union, UAW

James U. Settles Jr., Vice President
International Union, UAW

Joe Peters, Director, Region 1
International Union, UAW

David Burtch, Assistant Director
TOP Department, International Union, UAW

Jeff Balfour, Research Department
International Union, UAW

Sarah Doyle, Social Security Department
International Union, UAW

Nancy Johnson, Region 1
International Union, UAW

Emma Powell-Fields, TOP Department
International Union, UAW

Joe Daugherty, Assistant to President John Wilhelm
International Union, HERE

Phil Schloop, Business Manager
International Union, Operating Engineers

Dan McCarthy, Business Representative
International Union, Operating Engineers

James P. Hoffa, General President
International Union, Teamsters

Veronica Sawyer
International Representative, Teamsters

Ron Renaud, Secretary Treasurer
Teamsters Local 372

Dave DeLong, President
Teamsters Local 372

Abdul Taalib-Deen, Business Agent
Michigan Regional Council of Carpenters

Sylvia Provost, Dealer

James Davis, Attendant

Sheila Williams, Cage Cashier

Marvin Bryant, Cook

Johnnie K. Dorsey, Slot Technician

Clint McKee, Facilities

Thomas Estapa, Dealer

Tony Pettis, Hard Count

Terry Polk, Slot Technician

Lavern Denise Purifoy, Wardrobe Attendant

Benecia Webster, Attendant

Gene Holmes, Dealer

Zinnia Patcas, Culinary Utility

George McLemore, Porter

Dorothea Neal, Porter

Keith Strong, Cook

Donna Woods, Bartender

APPENDIX I

Exclusive Provider Arrangement (EPA) – HAP II

This Summary of Benefits is designed to provide an overview of the Alliance EPA Plan and is subject to the terms and conditions of the actual certificate. In cases of conflict between this summary and the certificate, the terms and conditions of the certificate govern.

Schedule of Benefits

This program features a network of health care providers through which Casino Employees can receive services at the In-Network level of benefits through their designated Alliance Personal Care Physician (PCP). There are no Out-of-Network benefits.

Alliance EPA Members must seek care or be directed to medical services through a referral authorization by their designated Alliance Personal Care Physician (PCP). If the member does not use their PCP for medical services or obtain a referral, their medical services will not be covered.

Health Care Services	Limitations	In-Network

Preventive Services:
Preventive Office Visits		$20 copay per office visit then 100%
Periodic Physical Exams	Limited to one each 12 months	100%
Well Baby/Child Exams		100%
Immunizations		100%
Outpatient Diagnostics:		100%
X-rays, Lab Tests, Pap Smears, and Mammograms

Outpatient Services:
Office Visits		$20 copay per office visit then 100%
Physician/Professional		100%
Allergy Testing		100%
Allergy and Other Injections		100%
Back Care	Manipulation of the spine for sublaxation only — 20 visit limit per year	100%
Podiatry	Medically necessary only	100%
Radiology and Pathology		100%
Eye Examinations (for medical reasons)	Includes eye refractions but does not include lenses/frames/contacts	100%
Audiology Examinations		100%
Office Surgery/Procedure		100%
Ambulatory Surgery:	No copay when performed in an ambulatory setting	100%
Facility, Surgeon and Other Professional Charges

Health Care Services	Limitations	In-Network

Emergency Services:	Must meet ALLIANCE emergency guidelines
Emergency Room	Care not meeting guidelines may result in nonpayment. A copay will apply, but waived if admitted.	$100 copay then 100%
Urgent Care Center	A copay will apply, but waived if admitted.	$30 copay then 100%
ER Professional Services		100%
Ambulance Service	Emergency transport only	100%

Other Services:
Durable Medical Equipment	Must be an authorized piece of equipment based on ALLIANCE guidelines.	100%
Prosthetics and Orthotics	Must be an authorized piece of equipment based on ALLIANCE guidelines.	100%
Skilled Nursing Facility Care	100 days per member per benefit year.	100%

Annual Deductibles		Individual	$0
		Family	$0
Out-of-Pocket Maximums	Does not include deductible	Individual	$0
		Family	$0
Organ Transplant Lifetime Maximum	Limited to lifetime maximum of $1,000,000	100%
Lifetime Maximum per Covered individual	$5,000,000 lifetime maximum
Pre-existing Conditions	None	None
Precertification Penalty	Reduction in benefits by 50% for noncompliance.

Inpatient Hospital Services:	Admissions require that ALLIANCE be notified within 48 hours of admission. Failure to notify ALLIANCE within 48 hours could result in a reduction of benefits or nonpayment
Semi-private Room		100%
Intensive, Cardiac and Other Specialty Care		100%
Units as medically necessary
Surgery and Related Services		100%
Anesthesia		100%
Radiology and Pathology		100%
Physician/Professional Visits		100%
Pharmaceuticals		100%
Miscellaneous Services		100%

Health Care Services	Limitations	In-Network

Maternity Services:
Pre- and Post-natal Visits		$20 copay per office visit then 100%
Labor and Delivery		100%
Newborn Care in Hospital		100%
Ancillary Services:
Home Health Care	Medically necessary only by RN or LPN.	100%
	Annual maximum of 100 visits.
Hospice Care	210 days lifetime	100%
Physical Therapy	60 visits per condition per lifetime	$20 copay per office visit then 100%
Speech Therapy	60 visits per condition per lifetime	$20 copay per office visit then 100%
Occupational Therapy	60 visits per condition per lifetime	$20 copay per office visit then 100%

Mental Health Services:	Services must be precertified. Members can directly access services by calling Coordinated Behavioral Health Management at 1-800-444-5755.

Inpatient Services	30 days renewable after 60 days	100%
Outpatient Services	Annual maximum of 20 visits	$20 copay per office visit then 100%
Chemical Dependency Services:	Services must be precertified. Members can directly access services by calling Coordinated Behavioral Health Management at 1-800-444-5755.

Inpatient Services	30 days renewable after 60 days	100%
Outpatient Services	Annual maximum of 35 visits	$20 copay per office visit then 100%

RIDERS (included with this certificate)

Prescription Drugs
Does not include fertility agents. Contraceptives are included unless otherwise noted. All prescriptions must meet ALLIANCE guidelines.		100% after $10 copay per generic or $20 copay per brand name prescription will apply.

Sponsored Dependent		100%
Relative by blood or marriage or nonrelative for which principal support is provided.

YOUNG ADULT 19-26		100%
Dependent unmarried children to age 26

Voluntary Sterilization		100%
Any procedure, including vasectomy and tubal ligation, whose sole intent is to induce sterility.

Health Care Services	Limitations	In-Network

Medicare Complementary		100%

For retirees only who are enrolled in Medicare Parts A and B. Coverage is for deductibles and coinsurance under Parts A and B of Medicare for benefits covered by Medicare. Benefits described in this policy are reduced to the extent they are covered by Medicare parts A and B.

Hearing Aids		100%

Replacement available with prescription change or once every three (3) years.

Infertility Services		100%

Any services with the sole intent to induce conception to an individual with the inability to produce offspring. Limited to aggregate amount of $3,000 per member per lifetime.

Abortion		100%

Voluntary abortions performed during first trimester only. Limited to one (1) episode within a twenty-four (24) month period. Coverage limited to the aggregate amount of $1,000 per member per lifetime.

Domestic Partner — Same Sex		100%

An Individual, of the same gender, who resides together with the Subscriber and intends to do so permanently; who shares in basic living expenses; who is not related by blood to a degree of closeness that would prohibit marriage were the individual of the opposite sex; is at least the age of consent; who is not in a domestic partnership with anyone else; and who, if eligible to register as domestic partners in the jurisdiction which the Subscriber and he/she lives and/or works, would register as domestic partners within thirty-one (31) days of enrollment eligibility.

Exclusive Provider Arrangement (EPA) – Traditional HAP

This Summary of Benefits is designed to provide an overview of the Alliance EPA Plan and is subject to the terms and conditions of the actual certificate. In cases of conflict between this summary and the certificate, the terms and conditions of the certificate govern.

Schedule of Benefits

This program features a network of health care providers through which Casino Employees can receive services at the In-Network level of benefits through their designated Alliance Personal Care Physician (PCP). There are no Out-of-Network benefits.

Alliance EPA Members must seek care or be directed to medical services through a referral authorization by their designated Alliance Personal Care Physician (PCP). If the member does not use their PCP for medical services or obtain a referral, their medical services will not be covered.

Health Care Services	Limitations	In-Network

Preventive Services:
Preventive Office Visits		$10 copay per office visit then 100%
Periodic Physical Exams	Limited to one each 12 months	100%
Well Baby/Child Exams		100%
Immunizations		100%
Outpatient Diagnostics:		100%
X-rays, Lab Tests, Pap Smears, and Mammograms

Outpatient Services:
Office Visits		$10 copay per office visit then 100%
Physician/Professional		100%
Allergy Testing		100%
Allergy and Other Injections		100%
Back Care	Manipulation of the spine for sublaxation only — 20 visit limit per year	100%
Podiatry	Medically necessary only	100%
Radiology and Pthology		100%
Eye Examinations (for medical reasons)	Includes eye refractions but does not include lenses/frames/contacts	100%
Audiology Examinations		100%
Office Surgery/Procedure		100%
Ambulatory Surgery:	No copay when performed in an ambulatory setting	100%
Facility, Surgeon and Other Professional Charges

Health Care Services	Limitations	In-Network

Emergency Services:	Must meet ALLIANCE emergency guidelines
Emergency Room	Care not meeting guidelines may result in nonpayment. A copay will apply, but waived if admitted.	$75 copay then 100%
Urgent Care Center	A copay will apply, but waived if admitted.	$20 copay then 100%
ER Professional Services		100%
Ambulance Service	Emergency transport only	100%

Other Services:
Durable Medical Equipment	Must be an authorized piece of equipment based on ALLIANCE guidelines.	100%
Prosthetics and Orthotics	Must be an authorized piece of equipment based on ALLIANCE guidelines.	100%
Skilled Nursing Facility Care	100 days per member per benefit year.	100%

Annual Deductibles		Individual	$0
		Family	$0
Out-of-Pocket Maximums	Does not include deductible	Individual	$0
		Family	$0
Organ Transplant Lifetime Maximum	Limited to lifetime maximum of $1,000,000	100%

Lifetime Maximum per Covered individual	$5,000,000 lifetime maximum

Pre-existing Conditions	None	None

Precertification Penalty	Reduction in benefits by 50% for noncompliance.
Inpatient Hospital Services:	Admissions require that ALLIANCE be notified within 48 hours of admission. Failure to notify ALLIANCE within 48 hours could result in a reduction of benefits or nonpayment
Semi-private Room		100%
Intensive, Cardiac and Other Specialty Care		100%
Units as medically necessary
Surgery and Related Services		100%
Anesthesia		100%
Radiology and Pathology		100%
Physician/Professional Visits		100%
Pharmaceuticals		100%
Miscellaneous Services		100%

Health Care Services	Limitations	In-Network

Maternity Services:
Pre- and Post-natal Visits		$10 copay per office visit then 100%
Labor and Delivery		100%
Newborn Care in Hospital		100%

Ancillary Services:
Home Health Care	Medically necessary only by RN or LPN.	100%
	Annual maximum of 100 visits.
Hospice Care	210 days lifetime	100%
Physical Therapy	60 visits per condition per lifetime	$10 copay per office visit then 100%
Speech Therapy	60 visits per condition per lifetime	$10 copay per office visit then 100%
Occupational Therapy	60 visits per condition per lifetime	$10 copay per office visit then 100%

Mental Health Services:	Services must be precertified. Members can directly access services by calling Coordinated Behavioral Health Management at 1-800-444-5755.

Inpatient Services	30 days renewable after 60 days	100%
Outpatient Services	Annual maximum of 20 visits	$10 copay per office visit then 100%
Chemical Dependency Services:	Services must be precertified. Members can directly access services by calling Coordinated Behavioral Health Management at 1-800-444-5755.

Inpatient Services	30 days renewable after 60 days	100%
Outpatient Services	Annual maximum of 35 visits	$10 copay per office visit then 100%

RIDERS (included with this certificate)

Prescription Drugs
Does not include fertility agents. Contraceptives are included unless otherwise noted. All prescriptions must meet ALLIANCE guidelines.		100% after $5 copay per generic or $15 copay per brand name prescription will apply.

Sponsored Dependent		100%
Relative by blood or marriage or nonrelative for which principal support is provided.

YOUNG ADULT 19-26		100%
Dependent unmarried children to age 26

Voluntary Sterilization		100%
Any procedure, including vasectomy and tubal ligation, whose sole intent is to induce sterility.

Health Care Services	Limitations	In-Network

Medicare Complementary		100%

For retirees only who are enrolled in Medicare Parts A and B. Coverage is for deductibles and coinsurance under Parts A and B of Medicare for benefits covered by Medicare. Benefits described in this policy are reduced to the extent they are covered by Medicare parts A and B.

Hearing Aids		100%

Replacement available with prescription change or once every three (3) years.

Infertility Services		100%

Any services with the sole intent to induce conception to an individual with the inability to produce offspring. Limited to aggregate amount of $3,000 per member per lifetime.

Abortion		100%

Voluntary abortions performed during first trimester only. Limited to one (1) episode within a twenty-four (24) month period. Coverage limited to the aggregate amount of $1,000 per member per lifetime.

Domestic Partner — Same Sex		100%

An Individual, of the same gender, who resides together with the Subscriber and intends to do so permanently; who shares in basic living expenses; who is not related by blood to a degree of closeness that would prohibit marriage were the individual of the opposite sex; is at least the age of consent; who is not in a domestic partnership with anyone else; and who, if eligible to register as domestic partners in the jurisdiction which the Subscriber and he/she lives and/or works, would register as domestic partners within thirty-one (31) days of enrollment eligibility.

APPENDIX II

Community BlueSM PPO

	In-Network	Out-of-Network

Preventive Services - Limited to $250 per calendar year

Health Maintenance Exam - includes chest X-ray, EKG and select lab procedures	Covered - 100%, one per calendar year	Not covered
Annual Gynecological Exam	Covered - 100%, one per calendar year	Not covered
Pap Smear Screening-laboratory services only	Covered - 100%, one per calendar year	Not covered

Covered - 100%
- 6 visits per year through age 1
- 2 visits per year, age 2 through 3
Well-Baby and Child Care	-1 visit per year, age 4 through 15	Not covered
Immunizations	Covered - 100% up through age 16	Not covered
Fecal Occual Blood Screening	Covered - 100% one per calendar year	Not covered
Flexible Sigmoidoscopy Exam	Covered - 100% one per calendar year	Not covered
Prostate Specific Antigen (PSA) Screening	Covered - 100% one per calendar year	Not covered

Mammography

Mammography Screening	Covered 100%	Covered - 60% after deductible
One per calendar year, no age restrictions

Physician Office Services

Office Visits	Covered - $10 Copay	Covered - 60% after deductible, must be medically necessary
Outpatient and Home Visits	Covered - 100%	Covered - 60% after deductible, must be medically necessary
Office Consultations	Covered - $10 Copay	Covered - 60% after deductible, must be medically necessary
Urgent Care Visits	Covered - $10 Copay	Covered - 60% after deductible, must be medically necessary

Emergency Medical Care

Hospital Emergency Room-approved diagnosis	Covered - $100 copay, waived if admitted or for an accidental injury or life-threatening condition	Covered - $100 copay, waived if admitted or for an accidental injury or life-threatening condition
Ambulance Services - medically necessary	Covered - 100%	Covered - 100%

	In-Network	Out-of-Network

Diagnostic Services
Laboratory and Pathology Tests	Covered - 100%	Covered - 60% after deductible
Diagnostic Tests and X-rays	Covered - 100%	Covered - 60% after deductible
Radiation Therapy	Covered - 100%	Covered - 60% after deductible

Maternity Services Provided by a Physician
Pre-Natal and Post-Natal Care	Covered - 100%	Covered - 60% after deductible
Includes care provided by a Certified Nurse Midwife
Delivery and Nursery Care	Covered - 100%	Covered - 60% after deductible
Includes care provided by a Certified Nurse Midwife

Hospital Care
Semi-Private Room, Inpatient Physician Care, General Nursing Care, Hospital	Covered - 100%	Covered - 60% after deductible
Services and Supplies	Unlimited days
Inpatient Consultations	Covered - 100%	Covered - 60% after deductible
Chemotherapy	Covered - 100%	Covered - 60% after deductible

Alternatives to Hospital Care
Skilled Nursing Care	Covered - 100%	Covered - 100% after deductible
Up to 120 days per calendar year
Hospice Care	Covered - 100%	Covered - 100%
Limited to the lifetime dollar maximum which is adjusted annually by the state
Home Health Care	Covered - 100%	Covered - 100%
Unlimited visits

Surgical Services
Surgery - includes related surgical services	Covered - 100%	Covered - 60% after deductible
Voluntary Sterilization	Covered - 100%	Covered - 60% after deductible

Human Organ Transplants
Specified Organ Transplants - in designated facilities only, when coordinated	Covered - 100%	Covered - in designated facilities only
through the BCBSM Human Organ Transplant Program (1-800-242-3504)	Up to $1 million maximum per transplant type
Bone Marrow - when coordinated through the BCBSM Human Organ Transplant Program (1-800-242-3504); specific criteria applies	Covered - 100%	Covered - 60% after deductible
Kidney, Cornea and Skin	Covered - 100%	Covered - 60% after deductible

	In-Network	Out-of-Network

Mental Health Care and Substance Abuse Treatment
Inpatient Mental Health Care and Substance Abuse Care	Covered - 50%	Covered - 50% after deductible
Unlimited days
Outpatient Mental Health Care
- Facility and Clinic	Covered - 50%	Covered - 50%
- Physician’s Office	Covered - 50%	Covered - 50% after deductible
Outpatient Substance Abuse Care - in approved facilities	Covered - 50%	Covered - 50%
Up to the state-dollar amount which is adjusted annually
Other Services
Allergy Testing and Therapy	Covered 100%	Covered - 60% after deductible
Chiropractic Spinal Manipulation	Covered 100%	Covered - 60% after deductible
Up to 24 visits per calendar year
Outpatient Physical, Speech and Occupational Therapy
- Facility and Clinic	Covered 100%	Covered 100%
- Physician’s Office - excludes speech and occupational therapy	Covered 100%	Covered - 60% after deductible
Up to a combined maximum of 60 visits per calendar year
Durable Medical Equipment	Covered 100%	Covered 100%
Prosthetic and Orthotic Appliances	Covered 100%	Covered 100%
Private Duty Nursing	Covered - 50%	Covered - 50%
Rider PCD, Prescribed Contraceptive Devices

Adds coverage for physician-prescribed contraceptive devices such as diaphragms and IUDs. NOTE: This coverage is available only with prescription drug coverage, and the contraceptive medication rider is selected.

Deductible, Copays and Dollar Maximums
Deductible Copays	None	$250 per member, $500 family per calendar year

- Fixed Dollar Copays	$10 for office visits and $100 for emergency room visits	$100 for emergency room visits
- Percent Copays	50% for mental health care, substance abuse care and private duty nursing*	40% for general services and 50% for mental health care, substance abuse care and private duty nursing* NOTE: Services without a network are covered at the in-network level.

Copay Dollar Maximums
- Fixed Dollar Copays	None	None

	In-Network	Out-of-Network

- Percent Copays - excludes mental health care, substance abuse care and	Not Applicable	$1,500 per member, $3,000 family per calendar year
private duty nursing copays
Dollar Maximums	$5 million lifetime per member for all covered services and as noted above for individual services

*Note: If you receive care from a nonparticipating provider, even when referred, you may be billed for the difference between our approved amount and the provider’s charge.

This is intended as an easy-to-read summary. It is not a contract. Additional limitations and exclusions may apply to covered services. For an official description of benefits, please see the applicable Blue Cross Blue Shield certificate and riders. Payment amounts are based on the Blue Cross Blue Shield approved amount, less any applicable deductible and/or copay amounts required by the plan. This coverage is provided pursuant to a contract entered into in the state of Michigan and shall be construed under the jurisdiction and according to the laws of the state of Michigan.

Blue Preferred Rx Prescription Drug Coverage
with Generic/Brand Name Fixed Dollar Copay
Benefits-at-a-Glance
Covered Services
Federal Legend Drugs	Covered - 100% less plan copay	Covered - 75% less plan copay
State-Controlled Drugs	Covered - 100% less plan copay	Covered - 75% less plan copay
Needles and Syringes - dispensed with insulin	Covered - 100% less plan copay for insulin	Covered - 75% less plan copay for insulin
Rider PD-CM, Prescription Contraceptive Medications	Adds benefits to the Prescription Drug Plan for prescription oral or injectable contraceptive medications
NOTE: When this rider is selected, Rider PCD must also be selected
Mail Order Prescription Drugs - up to 90 day supply of medication by mail from Merck-Medco Rx Services	Covered - 100% less plan copay	Not Covered

Copays
Network Pharmacy	$5 for each generic drug; $15 for each brand name drug	$5 for each generic drug; $15 for each brand name drug
Non-Network Pharmacy	Not Applicable	25% sanction plus applicable copay
Mail Order Prescription Drugs (Rider MOPD)	$10 for each prescription — 90 day supply	Not Applicable

Note: A network pharmacy is a Preferred Rx pharmacy in Michigan or a Merck-Medco Managed Care PAID Prescription (PAID) Coordinated Care Network - Level III (CCN-III) pharmacy outside Michigan. A non-network pharmacy is a pharmacy not part of the Preferred Rx or PAID CCN-III networks.

This is intended as an easy-to-read summary. It is not a contract. Additional limitations and exclusions may apply to covered services. For an official description of benefits, please see the applicable Blue Cross Blue Shield certificate and riders. Payment amounts are based on the Blue Cross Blue Shield approved amount, less any applicable deductible and/or copay amounts required by the plan. This coverage is provided pursuant to a contract entered into in the state of Michigan and shall be construed under the jurisdiction and according to the laws of the state of Michigan.

EXHIBIT 1
Greektown Casino
Wage Scales

		October 17, 2007			October 17, 2008			October 17, 2009			October 17, 2010

Department	DCC Contract Classification	100%	90%	80%	100%	90%	80%	100%	90%	80%	100%	90%	80%

Beverage	Apprentice Bartender	10.77	9.69	8.62	11.20	10.08	8.96	11.65	10.49	9.32	12.12	10.91	9.70
Beverage	Bartender	14.56	13.10	11.65	15.14	13.63	12.11	15.75	14.18	12.60	16.38	14.74	13.10
Beverage	Specialty Bartender	14.86	13.37	11.89	15.45	13.91	12.36	16.07	14.46	12.86	16.71	15.04	13.37
Beverage	Bartender- Lead	15.20	13.68	12.16	15.81	14.23	12.65	16.44	14.80	13.15	17.10	15.39	13.68
Beverage	Banquet Bartender	14.56	13.10	11.65	15.14	13.63	12.11	15.75	14.18	12.60	16.38	14.74	13.10
Beverage	Bar Back	12.97	11.67	10.38	13.49	12.14	10.79	14.03	12.63	11.22	14.59	13.13	11.67
Beverage	Bar Porter	13.58	12.22	10.86	14.12	12.71	11.30	14.68	13.21	11.74	15.27	13.74	12.22
Beverage	Lead Bar Porter	14.16	12.74	11.33	14.73	13.26	11.78	15.32	13.79	12.26	15.93	14.34	12.74
Beverage	Beverage Runner	13.89	12.50	11.11	14.45	13.01	11.56	15.03	13.53	12.02	15.63	14.07	12.50
Beverage	Beverage Server	12.68	11.41	10.14	13.19	11.87	10.55	13.72	12.35	10.98	14.27	12.84	11.42
Beverage	Cocktail Server	10.54	9.49	8.43	10.96	9.86	8.77	11.40	10.26	9.12	11.86	10.67	9.49
Beverage	Cocktail Server - Lead	11.29	10.16	9.03	11.74	10.57	9.39	12.21	10.99	9.77	12.70	11.43	10.16
Beverage	Cocktail Server Coordinator	11.60	10.44	9.28	12.06	10.85	9.65	12.54	11.29	10.03	13.04	11.74	10.43
Beverage	Pantheon Cocktail Server	11.60	10.44	9.28	12.06	10.85	9.65	12.54	11.29	10.03	13.04	11.74	10.43
Beverage	Lounge Server	10.84	9.76	8.67	11.27	10.14	9.02	11.72	10.55	9.38	12.19	10.97	9.75
Beverage	Utility Porter	12.13	10.92	9.70	12.62	11.36	10.10	13.12	11.81	10.50	13.64	12.28	10.91
Beverage	Wine Steward	13.90	12.51	11.12	14.46	13.01	11.57	15.04	13.54	12.03	15.64	14.08	12.51
Cage	Cage Cashier	17.23	15.51	13.78	17.92	16.13	14.34	18.64	16.78	14.91	19.39	17.45	15.51
Cage	Intermediate Banker	20.01	18.01	16.01	20.81	18.73	16.65	21.64	19.48	17.31	22.51	20.26	18.01
Cage	Associate Bank Cashier	18.58	16.72	14.86	19.32	17.39	15.46	20.09	18.08	16.07	20.89	18.80	16.71
Cage	Main Bank Cashier	21.41	19.27	17.13	22.27	20.04	17.82	23.16	20.84	18.53	24.09	21.68	19.27
Cage	Soft Count	17.41	15.67	13.93	18.11	16.30	14.49	18.83	16.95	15.06	19.58	17.62	15.66
Cage	Soft Count Lead	20.38	18.34	16.30	21.20	19.08	16.96	22.05	19.85	17.64	22.93	20.64	18.34
Cage	Hard Count Clerk	13.89	12.50	11.11	14.45	13.01	11.56	15.03	13.53	12.02	15.63	14.07	12.50
Cage	Hard Count Attendant	17.41	15.67	13.93	18.11	16.30	14.49	18.83	16.95	15.06	19.58	17.62	15.66
Cage	Hard Count Lead	20.38	18.34	16.30	21.20	19.08	16.96	22.05	19.85	17.64	22.93	20.64	18.34
Cage	Imprest-Money Runner	17.41	15.67	13.93	18.11	16.30	14.49	18.83	16.95	15.06	19.58	17.62	15.66

Cage	Imprest Lead	20.38	18.34	16.30	21.20	19.08	16.96	22.05	19.85	17.64	22.93	20.64	18.34

		October 17, 2007			October 17, 2008			October 17, 2009			October 17, 2010

Department	DCC Contract Classification	100%	90%	80%	100%	90%	80%	100%	90%	80%	100%	90%	80%

Cage	Pit Clerk	14.56	13.10	11.65	15.14	13.63	12.11	15.75	14.18	12.60	16.38	14.74	13.10
Cage	Pit Clerk Lead	16.56	14.90	13.25	17.22	15.50	13.78	17.91	16.12	14.33	18.63	16.77	14.90
Clerical	Data Entry Clerk	17.37	15.63	13.90	18.06	16.25	14.45	18.78	16.90	15.02	19.53	17.58	15.62
Clerical	Mail Room Clerk	14.36	12.92	11.49	14.93	13.44	11.94	15.53	13.98	12.42	16.15	14.54	12.92
Clerical	Motorcoach Reservationist	17.39	15.65	13.91	18.09	16.28	14.47	18.81	16.93	15.05	19.56	17.60	15.65
Engineering / Carpentry / Maintenance	Carpenter/Painter I	23.16	20.84	18.53	24.09	21.68	19.27	25.05	22.55	20.04	26.05	23.45	20.84
Engineering / Carpentry / Maintenance	Carpenter/Painter II	25.77	23.19	20.62	26.80	24.12	21.44	27.87	25.08	22.30	28.98	26.08	23.18
Engineering / Carpentry / Maintenance	Carpenter/Painter III	28.41	25.57	22.73	29.55	26.60	23.64	30.73	27.66	24.58	31.96	28.76	25.57
Engineering / Carpentry / Maintenance	Carpenter/Painter Lead	29.02	26.12	23.22	30.18	27.16	24.14	31.39	28.25	25.11	32.65	29.39	26.12
Engineering / Carpentry / Maintenance	Maintenance Train I	16.22			16.87			17.54			18.24
Engineering / Carpentry / Maintenance	Maintenance Train II	18.54			19.28			20.05			20.85
Engineering / Carpentry / Maintenance	Maintenance Train III	19.69			20.48			21.30			22.15
Engineering / Carpentry / Maintenance	Maintenance Train IV	20.85	18.77	16.68	21.68	19.51	17.34	22.55	20.30	18.04	23.45	21.11	18.76
Engineering / Carpentry / Maintenance	Engineer/Carpenter/Painter I	23.16	20.84	18.53	24.09	21.68	19.27	25.05	22.55	20.04	26.05	23.45	20.84
Engineering / Carpentry / Maintenance	Engineer/Carpenter/Painter II	25.77	23.19	20.62	26.80	24.12	21.44	27.87	25.08	22.30	28.98	26.08	23.18
Engineering / Carpentry / Maintenance	Engineer/Carpenter/Painter III	28.41	25.57	22.73	29.55	26.60	23.64	30.73	27.66	24.58	31.96	28.76	25.57

		October 17, 2007			October 17, 2008			October 17, 2009			October 17, 2010

Department	DCC Contract Classification	100%	90%	80%	100%	90%	80%	100%	90%	80%	100%	90%	80%

Engineering / Carpentry / Maintenance	Engineer/Carpenter/Painter IV	31.01	27.91	24.81	32.25	29.03	25.80	33.54	30.19	26.83	34.88	31.39	27.90
Engineering / Carpentry / Maintenance	Engineer/Carpenter/Painter Lead	29.02	26.12	23.22	30.18	27.16	24.14	31.39	28.25	25.11	32.65	29.39	26.12
Engineering / Carpentry / Maintenance	Cage & Count Room Technician	24.65	22.19	19.72	25.64	23.08	20.51	26.67	24.00	21.34	27.74	24.97	22.19
Engineering / Carpentry / Maintenance	Gardener	15.15	13.64	12.12	15.76	14.18	12.61	16.39	14.75	13.11	17.05	15.35	13.64
Engineering / Carpentry / Maintenance	AV Technician II	24.61	22.15	19.69	25.59	23.03	20.47	26.61	23.95	21.29	27.67	24.90	22.14
EVS / Facility Cleaners / Stewards	Heavy Cleaner/Specialist	15.15	13.64	12.12	15.76	14.18	12.61	16.39	14.75	13.11	17.05	15.35	13.64
EVS / Facility Cleaners / Stewards	Porter	14.56	13.10	11.65	15.14	13.63	12.11	15.75	14.18	12.60	16.38	14.74	13.10
EVS / Facility Cleaners / Stewards	Porter- Lead	16.56	14.90	13.25	17.22	15.50	13.78	17.91	16.12	14.33	18.63	16.77	14.90
EVS / Facility Cleaners / Stewards	Steward Heavy Cleaner Specialist	14.15	12.74	11.32	14.72	13.25	11.78	15.31	13.78	12.25	15.92	14.33	12.74
EVS / Facility Cleaners / Stewards	Lead Steward	14.75	13.28	11.80	15.34	13.81	12.27	15.95	14.36	12.76	16.59	14.93	13.27
EVS / Facility Cleaners / Stewards	Stewarding Utility Person	13.58	12.22	10.86	14.12	12.71	11.30	14.68	13.21	11.74	15.27	13.74	12.22
Food	Employee Dining Busser	13.28	11.95	10.62	13.81	12.43	11.05	14.36	12.92	11.49	14.93	13.44	11.94
Food	Employee Dining Lead Busser	13.78	12.40	11.02	14.33	12.90	11.46	14.90	13.41	11.92	15.50	13.95	12.40
Food	Busser	11.60	10.44	9.28	12.06	10.85	9.65	12.54	11.29	10.03	13.04	11.74	10.43

		October 17, 2007			October 17, 2008			October 17, 2009			October 17, 2010

Department	DCC Contract Classification	100%	90%	80%	100%	90%	80%	100%	90%	80%	100%	90%	80%

Food	Server I	8.57	7.71	6.86	8.91	8.02	7.13	9.27	8.34	7.42	9.64	8.68	7.71
Food	Server II	9.14	8.23	7.31	9.51	8.56	7.61	9.89	8.90	7.91	10.29	9.26	8.23
Food	Server III	10.78	9.70	8.62	11.21	10.09	8.97	11.66	10.49	9.33	12.13	10.92	9.70
Food	Server VIP	15.20	13.68	12.16	15.81	14.23	12.65	16.44	14.80	13.15	17.10	15.39	13.68
Food	Server Lead	9.14	8.23	7.31	9.51	8.56	7.61	9.89	8.90	7.91	10.29	9.26	8.23
Food	Host (ess)	13.28	11.95	10.62	13.81	12.43	11.05	14.36	12.92	11.49	14.93	13.44	11.94
Food	Lead Host (ess)	14.16	12.74	11.33	14.73	13.26	11.78	15.32	13.79	12.26	15.93	14.34	12.74
Food	Tableside Cook/Server	14.36	12.92	11.49	14.93	13.44	11.94	15.53	13.98	12.42	16.15	14.54	12.92
Food	Banquet Server	9.14	8.23	7.31	9.51	8.56	7.61	9.89	8.90	7.91	10.29	9.26	8.23
Food	Room Service Server	9.14	8.23	7.31	9.51	8.56	7.61	9.89	8.90	7.91	10.29	9.26	8.23
Food	Cook I	15.56	14.00	12.45	16.18	14.56	12.94	16.83	15.15	13.46	17.50	15.75	14.00
Food	Cook II	17.24	15.52	13.79	17.93	16.14	14.34	18.65	16.79	14.92	19.40	17.46	15.52
Food	Cook III	17.97	16.17	14.38	18.69	16.82	14.95	19.44	17.50	15.55	20.22	18.20	16.18
Food	Wok Cook	16.65	14.99	13.32	17.32	15.59	13.86	18.01	16.21	14.41	18.73	16.86	14.98
Food	Wok Cook- Lead	19.15	17.24	15.32	19.92	17.93	15.94	20.72	18.65	16.58	21.55	19.40	17.24
Food	Pastry Cook	17.24	15.52	13.79	17.93	16.14	14.34	18.65	16.79	14.92	19.40	17.46	15.52
Food	Pastry Utility	14.52	13.07	11.62	15.10	13.59	12.08	15.70	14.13	12.56	16.33	14.70	13.06
Food	Cashier	17.23	15.51	13.78	17.92	16.13	14.34	18.64	16.78	14.91	19.39	17.45	15.51
Food	Retail- Cashier	17.23	15.51	13.78	17.92	16.13	14.34	18.64	16.78	14.91	19.39	17.45	15.51
Food	Culinary Utility	13.89	12.50	11.11	14.45	13.01	11.56	15.03	13.53	12.02	15.63	14.07	12.50
Food	Butcher	24.64	22.18	19.71	25.63	23.07	20.50	26.66	23.99	21.33	27.73	24.96	22.18
Food	Captain	11.32	10.19	9.06	11.77	10.59	9.42	12.24	11.02	9.79	12.73	11.46	10.18
Food	Food Cart Attendant	15.57	14.01	12.46	16.19	14.57	12.95	16.84	15.16	13.47	17.51	15.76	14.01
Food	Host (ess) / Cashier	17.23	15.51	13.78	17.92	16.13	14.34	18.64	16.78	14.91	19.39	17.45	15.51
Food	Counter Person	17.23	15.51	13.78	17.92	16.13	14.34	18.64	16.78	14.91	19.39	17.45	15.51
Warehouse	Doorperson	10.78	9.70	8.62	11.21	10.09	8.97	11.66	10.49	9.33	12.13	10.92	9.70
Warehouse	Inventory Control Clerk	15.39	13.85	12.31	16.01	14.41	12.81	16.65	14.99	13.32	17.32	15.59	13.86
Warehouse	Retail Inventory Control Clerk	18.58	16.72	14.86	19.32	17.39	15.46	20.09	18.08	16.07	20.89	18.80	16.71
Warehouse	Receiving Attendant	14.56	13.10	11.65	15.14	13.63	12.11	15.75	14.18	12.60	16.38	14.74	13.10
Warehouse	Lead Receiving Attendant	15.91	14.32	12.73	16.55	14.90	13.24	17.21	15.49	13.77	17.90	16.11	14.32
Warehouse	Receiver (F&B)	14.56	13.10	11.65	15.14	13.63	12.11	15.75	14.18	12.60	16.38	14.74	13.10
Warehouse	Coat Check Attendant Tipped (seasonal)	10.78	9.70	8.62	11.21	10.09	8.97	11.66	10.49	9.33	12.13	10.92	9.70

		October 17, 2007			October 17, 2008			October 17, 2009			October 17, 2010

Department	DCC Contract Classification	100%	90%	80%	100%	90%	80%	100%	90%	80%	100%	90%	80%

Warehouse	Coat Check Attendant Non-Tipped (seasonal)	11.89	10.70	9.51	12.37	11.13	9.90	12.86	11.57	10.29	13.37	12.03	10.70
Warehouse	Warehouse Attendant	14.56	13.10	11.65	15.14	13.63	12.11	15.75	14.18	12.60	16.38	14.74	13.10
Warehouse	Motorcoach Greeter	17.37	15.63	13.90	18.06	16.25	14.45	18.78	16.90	15.02	19.53	17.58	15.62
PBX	Communications Operator	13.89	12.50	11.11	14.45	13.01	11.56	15.03	13.53	12.02	15.63	14.07	12.50
PBX	Communications Operator - Lead	14.96	13.46	11.97	15.56	14.00	12.45	16.18	14.56	12.94	16.83	15.15	13.46
Slots	Slot Tech I Trainee I	16.81			17.48			18.18			18.91
Slots	Slot Tech I Trainee II	17.92			18.64			19.39			20.17
Slots	Slot Tech I Trainee III	19.04			19.80			20.59			21.41
Slots	Slot Tech I Trainee IV	20.17			20.98			21.82			22.69
Slots	Slot Tech I	22.41	20.17	17.93	23.31	20.98	18.65	24.24	21.82	19.39	25.21	22.69	20.17
Slots	Slot Tech II	26.47	23.82	21.18	27.53	24.78	22.02	28.63	25.77	22.90	29.78	26.80	23.82
Slots	Slot Tech III	28.41	25.57	22.73	29.55	26.60	23.64	30.73	27.66	24.58	31.96	28.76	25.57
Slots	Slot Tech IV Electronic Technician	29.62	26.66	23.70	30.80	27.72	24.64	32.03	28.83	25.62	33.31	29.98	26.65
Slots	Slot Tech Lead	29.02	26.12	23.22	30.18	27.16	24.14	31.39	28.25	25.11	32.65	29.39	26.12
Slots	Slot Floorperson	14.56	13.10	11.65	15.14	13.63	12.11	15.75	14.18	12.60	16.38	14.74	13.10
Slots	Slot Floorperson- Lead	16.97	15.27	13.58	17.65	15.89	14.12	18.36	16.52	14.69	19.09	17.18	15.27
Slots	Slot Change Attendant	15.39	13.85	12.31	16.01	14.41	12.81	16.65	14.99	13.32	17.32	15.59	13.86
Table Games	Dealer Trainee	7.38			7.68			7.99			8.31
Table Games	Dealer I	9.41	8.47	7.53	9.79	8.81	7.83	10.18	9.16	8.14	10.59	9.53	8.47
Table Games	Dealer II	9.68	8.71	7.74	10.07	9.06	8.06	10.47	9.42	8.38	10.89	9.80	8.71
Table Games	Dealer III	9.99	8.99	7.99	10.39	9.35	8.31	10.81	9.73	8.65	11.24	10.12	8.99
Table Games	Dealer IV	10.32	9.29	8.26	10.73	9.66	8.58	11.16	10.04	8.93	11.61	10.45	9.29
Table Games	Pit Card and Dice Clerk	14.56	13.10	11.65	15.14	13.63	12.11	15.75	14.18	12.60	16.38	14.74	13.10
Table Games	Pit Clerk	14.56	13.10	11.65	15.14	13.63	12.11	15.75	14.18	12.60	16.38	14.74	13.10
Table Games	Lead Pit Clerk	16.56	14.90	13.25	17.22	15.50	13.78	17.91	16.12	14.33	18.63	16.77	14.90
Table Games	Pit Technician	25.64	23.08	20.51	26.67	24.00	21.34	27.74	24.97	22.19	28.85	25.97	23.08
Table Games	Pit Technician - Lead	28.16	25.34	22.53	29.29	26.36	23.43	30.46	27.41	24.37	31.68	28.51	25.34
Table Games	Gaming Facilitator	14.94	13.45	11.95	15.54	13.99	12.43	16.16	14.54	12.93	16.81	15.13	13.45
Uniforms	Uniform Clerk/Seamer	14.78	13.30	11.82	15.37	13.83	12.30	15.98	14.38	12.78	16.62	14.96	13.30
Uniforms	Lead Processor/Seamer	15.39	13.85	12.31	16.01	14.41	12.81	16.65	14.99	13.32	17.32	15.59	13.86

		October 17, 2007			October 17, 2008			October 17, 2009			October 17, 2010

Department	DCC Contract Classification	100%	90%	80%	100%	90%	80%	100%	90%	80%	100%	90%	80%

Uniforms	Uniform Control Clerk	13.89	12.50	11.11	14.45	13.01	11.56	15.03	13.53	12.02	15.63	14.07	12.50
Uniforms	Uniform Control Clerk - Lead	14.88	13.39	11.90	15.48	13.93	12.38	16.10	14.49	12.88	16.74	15.07	13.39
Uniforms	Seamstress	14.50	13.05	11.60	15.08	13.57	12.06	15.68	14.11	12.54	16.31	14.68	13.05
Valet	Valet Attendant	9.69	8.72	7.75	10.08	9.07	8.06	10.48	9.43	8.38	10.90	9.81	8.72
Valet	Valet Utility	9.69	8.72	7.75	10.08	9.07	8.06	10.48	9.43	8.38	10.90	9.81	8.72
Valet	Valet Attendant- Lead I	12.68	11.41	10.14	13.19	11.87	10.55	13.72	12.35	10.98	14.27	12.84	11.42
Valet	Valet Attendant- Lead II	16.78	15.10	13.42	17.45	15.71	13.96	18.15	16.34	14.52	18.88	16.99	15.10
Valet	Valet Cashier	14.56	13.10	11.65	15.14	13.63	12.11	15.75	14.18	12.60	16.38	14.74	13.10
Valet	Traffic & Booth Attendant	11.89	10.70	9.51	12.37	11.13	9.90	12.86	11.57	10.29	13.37	12.03	10.70
Valet	Shuttle Bus Driver	14.56	13.10	11.65	15.14	13.63	12.11	15.75	14.18	12.60	16.38	14.74	13.10
Hotel	Front Services Attendant	9.69	8.72	7.75	10.08	9.07	8.06	10.48	9.43	8.38	10.90	9.81	8.72
Hotel	Front Services Attendant Lead	12.68	11.41	10.14	13.19	11.87	10.55	13.72	12.35	10.98	14.27	12.84	11.42
Hotel	Front Desk Representative	15.60	14.04	12.48	16.22	14.60	12.98	16.87	15.18	13.50	17.54	15.79	14.03
Hotel	Guest Room Attendant	14.25	12.83	11.40	14.82	13.34	11.86	15.41	13.87	12.33	16.03	14.43	12.82
Hotel	Houseperson	14.25	12.83	11.40	14.82	13.34	11.86	15.41	13.87	12.33	16.03	14.43	12.82
Hotel	Convention Services Houseperson	14.25	12.83	11.40	14.82	13.34	11.86	15.41	13.87	12.33	16.03	14.43	12.82
Hotel	Linen Sorter	14.25	12.83	11.40	14.82	13.34	11.86	15.41	13.87	12.33	16.03	14.43	12.82
Hotel	Linen Runner	14.25	12.83	11.40	14.82	13.34	11.86	15.41	13.87	12.33	16.03	14.43	12.82
Hotel	Utility Porter	14.25	12.83	11.40	14.82	13.34	11.86	15.41	13.87	12.33	16.03	14.43	12.82
Marketing	Marketing Representative	16.85	15.17	13.48	17.52	15.77	14.02	18.22	16.40	14.58	18.95	17.06	15.16

EXHIBIT 2

INTERNATIONAL UNION, UAW DUES CHECK-OFF

A-57-58 Rev. 9/2002 100M

SPECIAL OFFICIAL APPLICATION FOR MEMBERSHIP
INTERNATIONAL UNION, UNITED AUTOMOBILE, AEROSPACE & AGRICULTURAL IMPLEMENT
WORKERS OF AMERICA (UAW)
DETROIT, MICHIGAN 48214

Date ___________

Name ________________________________________ Local # ____________________________ Unit # ____________________________

Address ___________________________________ City ___________________________ State ________________ Zip ________________

Tel. # ________________________________________ Dept _________________________ Soc. Sec. # _____________________________

          I hereby designate, select and empower the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW), its agents or representatives, to act for me as my exclusive representative for the purpose of collective bargaining in respect to rates of pay, wages, hours of employment or other conditions of continuance or my membership in said Union as a condition of my employment or continued employment, and contracts requiring the employer to deduct, collect, or assist in collecting from my wages or a regular supplemental unemployment benefit payable under its supplemental unemployment benefit plan any dues and fees payable to said Union: and I hereby revoke every selection or designation which in any manner may heretofore have been made by me, of any other representative for any of such purposes.

          I further irrevocably designate, authorize and empower the said Union exclusively to appear and act for me and in my behalf before any board, court, committee or other tribunal in any matter affecting my status as an employee or as a member of said Union, and exclusively to act as my agent to represent and bind me in the presentation, prosecution, adjustment and settlement of all grievances, complaints or disputes of any kind or character arising out of the employer-employee relationship as fully and to all intents and purposes as I might or could do if personally present.

          I pledge my honor to faithfully observe the Constitution and laws of the Union and the Constitution of the United States (or the Dominion of Canada as the case may be): to comply with all the rules and regulations for the government thereof: not to divulge or make known any private proceedings of this Union: to faithfully perform all the duties assigned to me to the best of my ability and skill: to so conduct myself at all times as not to bring reproach upon my Union, and at all times to bear true and faithful allegiance to the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW).

          CONTRIBUTIONS OR GIFTS TO THE UAW ARE NOT DEDUCTIBLE AS CHARITABLE CONTRIBUTIONS FOR FEDERAL INCOME TAX PURPOSES.

Applicant’s Signature __________________________________________________________________________________________

Witness ____________________________________________________________________________________________________

AUTHORIZATION FOR CHECK-OFF OF DUES

TO THE _______________________________________________________ COMPANY	Date ___________________________________

          I hereby assign to Local Union No. _________ International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW), from any wages earned or to be earned by me or a regular supplemental unemployment benefit payable under its supplemental unemployment benefit plan as your employee (in my present or in any future employment by you), such sums as the Financial Officer of said Local Union No. __________ may certify as due and owing from me as membership dues, including an initiation or reinstatement fee and monthly dues in such sum as may be established from time to time as union dues in accordance with the Constitution of the International Union, UAW. I authorize and direct you to deduct such amounts from my pay and to remit same to the Union at such times and in such manner as may be agreed upon between you and the Union at any time while this authorization is in effect.

          This assignment, authorization and direction shall be irrevocable for the period of one (1) year from the date of delivery hereof to you, or until the termination of the collective agreement between the Company and the Union which is in force at the time of delivery of this authorization, whichever occurs sooner; and I agree and direct that this assignment, authorization and direction shall be automatically renewed, and shall be irrevocable for successive periods of one (1) year each or for the period of each succeeding applicable collective agreement between the Company and the Union, whichever shall be shorter, unless written notice is given by me to the Company and the Union, not more than twenty (20) days and not less than ten (10) days prior to the expiration of each period of one (1) year, or of each applicable collective agreement between the Company and the Union whichever occurs sooner.

          This authorization is made pursuant to the provisions of Section 302(c) of the Labor Management Relations Act of 1947 and otherwise.

          CONTRIBUTIONS OR GIFTS TO THE UAW ARE NOT DEDUCTIBLE AS CHARITABLE CONTRIBUTIONS FOR FEDERAL INCOME TAX PURPOSES.

Type or print name of Employee here

Signature of Employee here

Address of Employee

City		State	Zip

Date of Signature	Employee Clock Number	Soc. Sec. #

Date of Delivery to Employer

EXHIBIT 3

HERE LOCAL 24 CHECK-OFF AUTHORIZATION CARD

Membership Application and Check-Off Authorization Card

To the _______________________________________________________________Company.	Date _____________________

          I hereby request and accept membership in the Hotel Employees and Restaurant Employees Union Local No. 24, affiliated with the AFL-C1O; and designate and authorize it and any subordinate body of the International Union with which it is affiliated to represent me in collective bargaining in all matters relating to my wages, hours and conditions of employment, and to negotiate and execute agreements covering same. In making this request and in accepting membership, I hereby agree to be bound by the Constitution, laws, rules, policies and/or regulations of the above International Union, the local union, and Joint Board with which the local union is affiliated, if any, and any other affiliated local union and/or Joint Board to which I may hereafter transfer or become a member of. You may refrain from becoming a member by still paying union dues and initiation fees, or an amount in lieu of dues and initiation fees which represent the Union’s cost germane to representing employees. For more information, write Department B, HEREIU, 1219 28th Street, NW, Washington, DC 20007.

*  *  *  *  *  *

          I hereby authorize and direct my above-mentioned employer to deduct from my wages, each and every month, dues, initiation fees, or reinstatement fees (not exceeding initiation fees) which I am required to pay as a condition of maintaining membership in good standing of said union, which I assign to said union, and I direct that same be forwarded each month to said union. This authorization and direction shall be irrevocable for a period of one (1) year or until the termination of the collective bargaining agreement between my employer and said union, whichever occurs sooner, and I agree and direct that this authorization and direction shall be automatically renewed, and shall be irrevocable for the successive periods of one (1) year each or for the period of each succeeding applicable collective bargaining agreement between my employer and said union whichever shall be shorter, unless written notice is given by me to the employer and said local not more than twenty (20) days and not less than ten (10) days prior to the expiration of each period of one (1) year, or the expiration of each applicable agreement between my employer and said union, whichever occurs sooner.

          If you do not wish to participate in automatic payroll deduction of dues, fees and other voluntary charges and wish to make alternate arrangements for payment by mail or in person at the offices of Local 24 in Southfield, Michigan please contact the Local.

          Dues, contributions or gifts to your Local Union are not deductible as charitable contributions for federal income tax purposes. Dues are paid to your Local Union, however, may qualify as business expenses, and may be deductible in limited circumstances subject to various restrictions imposed.

(Print or Type Your Name)	(Your Signature)

(Telephone Number)

	(Address)	(City)	(Zip)
(Type of Work)

(Date Hired)	(Social Security Number)

EXHIBIT 4
TEAMSTERS CHECK-OFF AUTHORIZATION AND ASSIGNMENT

APPLICATION AND NOTICE
For Membership in Local Union No. ________
Affiliated with the International Brotherhood of Teamsters

I voluntarily submit this Application for Membership in Local Union___________, affiliated with the International Brotherhood of Teamsters, so that I may fully participate in the activities of the Union. I understand that by becoming and remaining a member of the Union, I will be entitled to attend membership meetings, participate in the development of contract proposals for collective bargaining, vote to ratify or reject collective bargaining agreements, run for Union office or support candidates of my choice, receive Union publications and take advantage of programs available only to Union members. I understand that only as a member of the Union will I be able to determine the course the Union takes to represent me in negotiations to improve my wages, fringe benefits and working conditions. And, I understand that the Union’s strength and ability to represent my interests depends upon my exercising my right, as guaranteed by federal law, to join the Union and engage in collective activities with my fellow workers.

I understand that under the current law, I may elect “nonmember” status, and can satisfy any contractual obligation necessary to retain my employment by paying an amount equal to the uniform dues and initiation fee required of members of the Union. I also understand that if I elect not to become a member or remain a member, I may object to paying the pro-rata portion of regular Union dues or fees that are not germane to collective bargaining, contract administration and grievance adjustment, and I can request the Local Union to provide me with information concerning its most recent allocation of expenditures devoted to activities that are both germane and non-germane to its performance as the collective bargaining representative sufficient to enable me to decide whether or not to become an objector. I understand that nonmembers who choose to object to paying the pro-rata portion of regular Union dues or fees that are not germane to collective bargaining will be entitled to a reduction in fees based on the aforementioned allocation of expenditures, and will have the right to challenge the correctness of the allocation. The procedures for filing such challenges will be provided by my Local Union, upon request.

I have read and understand the options available to me and submit this application to be admitted as a member of the Local Union.

PRINT ______________________________________________________________________	Occupation ________________________
(LAST NAME) (FIRST NAME) (MIDDLE INITIAL)

Street _______________________________________________________________________	Phone ____________________________

City _________________________________________________________________ State ______________ Zip Code _________________
Employer ____________________________________________________________________	Employment Date _____________________________

Street _______________________________________________________________________	Phone ____________________________

City _________________________________________________________________ State ______________ Zip Code _________________

Initiation Fee $ __________________________________________	Paid to __________________________________________________

Date of Birth ____________________________________________	Social Security No._________________________________________

Have you ever been a member of a Teamster Local Union? __________________________________________________________________

If yes, what Local Union No. ____________________________

DATE OF APPLICATION	SIGNATURE OF APPLICANT

White Copy to Local Union	Yellow Copy to Local Union	Pink Copy to Applicant

CHECKOFF AUTHORIZATION AND ASSIGNMENT

I, _________________________________________________________________________ hereby authorize my employer to deduct from my
                                                               (Print Name)
wages each and every month an amount equal to the monthly dues, initiation fees and uniform assessments of Local Union ___________, and direct such amounts so deducted to be turned over each month to the Secretary-Treasurer of such Local Union for and on my behalf.

          This authorization is voluntary and is not conditioned on my present or future membership in the Union.

          This authorization and assignment shall be irrevocable for the term of the applicable contract between the union and the employer or for one year, whichever is the lesser, and shall automatically renew itself for successive yearly or applicable contract periods thereafter, whichever is lesser, unless I give written notice to the company and the union at least sixty [60] days, but not more than seventy-five [75] days before any periodic renewal date of this authorization and assignment of my desire to revoke same.

Signature _________________________________________________________________________________________________________

Social Security Number ________________________________________________________ Date ________________________________

Address __________________________________________________________________________________________________________

City _________________________________________________________________ State ______________ Zip Code _________________

Employer _________________________________________________________________________________________________________

          Union dues are not deductible as charitable contributions for Federal Income Tax purpose.

White Copy to Local Union	Yellow Copy to Company	Pink Copy to Applicant

EXHIBIT 5

OPERATING ENGINEERS DUES CHECK-OFF

AUTHORIZATION FOR PAYROLL DEDUCTION

INTERNATIONAL UNION OF OPERATING ENGINEERS
LOCAL 547 – A, B, C, E, G, H
 24270 W. Seven Mile Road • Detroit, Michigan 48219

I hereby voluntarily authorize my Employer to deduct from my wages such initiation fees, union dues, and/or authorized assessments which now or hereafter is established by said Union and remit such deductions to: International Union of Operating Engineers Local 547 - A, B, C, E, G, H, assignee. This assignment and authorization is revocable by me upon thirty (30) days written notice to the Employer and the Union.

Name (please print) ________________________________________________________________________________________________

Soc. Sec. No. ___________________________

Signature ________________________________________________________________________________________________________

Date ____________________

Employer ________________________________________________________________________ Employee No. ____________________

APPLICATION FOR MEMBERSHIP

INTERNATIONAL UNION OF OPERATING ENGINEERS
LOCAL 547 – A, B, C, E, G, H

I hereby make application to become a member of Local 547 – A, B, C, E, G, H, of the International Union of Operating Engineers, AFL-CIO, and hereby designate Local 547 to represent me for the purpose of collective bargaining and in any and all other situations that may arise under the operation of the National Labor Relations Act and/or with any individual employer where the provisions of the National Labor Relations Act are not involved. I recognize that I do not become an initiated member until my initiation fee is paid in full and I am current in my dues.

Name (please print)____________________________________ Soc. Sec. # ______________________ Birthdate ____________________

Address ______________________________________________________________________________________ Apt. # _____________

City ___________________________________________ County ________________ State _________________ Zip _________________

Phone ___________________________________________ Work __________________________ Pager __________________________

E-Mail Address ___________________________________________________________________________________________________

Employer ________________________________________________________________________ Date of Hire _____________________

Classification _____________________________________________________________________ Rate of Pay _____________________

Full Time / Part Time          Number of hours per day _____________________        Number of months worked per year ________________

If Bus Driver provide daily rate of pay and number days per week ____________________________________________________________

Former Member of Local 547     yes/no          Contact me regarding volunteering for Union Functions     yes/no

Signature _____________________________________________________________________________ Date ______________________

EXHIBIT 6

MICHIGAN REGIONAL CARPENTERS
AUTHORIZATION FOR CHECK OFF DUES

Date:

Greek Town Casino
555 East Lafayette
Detroit, Michigan 48207

Dear Sir or Madam:

I, the undersigned, authorize the United Brotherhood of Carpenters and Joiners of America, or any of its affiliates within whose jurisdiction I may be working, to represent me in collective bargaining with my present and future employers.

I hereby authorize my employer to deduct from my earnings all sums for which I am obligated or shall become obligated by virtue of my membership in the United Brotherhood of Carpenters and Joiners of America. Specifically, the current negotiated dues check-off amount as well as $20.00 per month to pay my Local union dues.

Name - Please Print		Signature

Address:

City	State	Zip

Social Security Number:

LETTER OF UNDERSTANDING

ARTICLE 5 – VACATION, HOLIDAYS AND PERSONAL/SICK TIME

          Upon ratification of this Agreement, current and active Team Members will receive one additional paid day off as a “ratification bonus” to be used in a manner consistent with the Employer’s Paid Personal/Sick Days policy as set forth in Article 5.03.

          Team Members with “good attendance” for the duration of each contract year following ratification earn one (1) unpaid day off to be scheduled and used in the next contract year in the same way as a Paid Personal/Sick day. A Team Member will be considered to have “good attendance” if he/she receives three (3) points or less during the contract year. Calculation of good attendance shall begin with the ratification date of the Agreement and shall run for the period of the contract year. A new calculation will start each year on the anniversary date of ratification of this Agreement. During years subsequent to year one of the Agreement, the Company will not consider discipline issued in prior contract years in calculating good attendance.

LETTER OF UNDERSTANDING

ARTICLE 5 – VACATION, HOLIDAYS AND PERSONAL/SICK TIME

(1) For purposes of calculating vacation and personal/sick time, the parties agree that a day shall mean 8 hours for purposes of pay. With respect to scheduling time off, the parties agree that Team Members who are normally scheduled to work a schedule other than 8 hours shall be paid for the hours normally scheduled (i.e., Team Member scheduled to work 6.5 hours would receive 6.5 hours for each vacation sick/personal day taken and Team Members scheduled to work 10 hours would receive 10 hours for each vacation or sick/personal day taken up to their vacation allotment). In the event a Team Member has less than the number of vacation and personal/sick time hours normally scheduled to work, the Team Member may elect to take pay in lieu, take the number of hours left during the shift, or take the entire shift off when utilizing the time.

(2) During negotiations the parties agreed to add to Article 5.01. “FMLA” hours shall be counted as eligible “hours” for purposes of satisfying the 1,800 hours requirement regarding the amount of paid vacation time allotted to Team Members per year. Currently, the Employer’s payroll system does not track FMLA as paid time, although a new system is being implemented. As a result the parties agree that the benefit granted will be implemented upon the payroll’s system ability to track paid FMLA hours versus unpaid hours. In the event that the new payroll system isn’t implemented by March 1, 2008, the Union will be so notified and alternative means of processing the benefit will be discussed. During the interim period Team Members who believe they have lost vacation time because of unpaid FMLA time granted after October 17, 2007, should present documentation to the Labor Relations Department for correction of the record.

(3) Employer will not unilaterally deduct from a Team Member’s personal/sick time bank unless requested by the Team Member.

LETTER OF UNDERSTANDING

ARTICLE 5 – VACATION, HOLIDAYS AND PERSONAL/SICK TIME

          The parties agree that they will discuss at Labor/Management meetings the issues of vacation scheduling opportunities and alternative work schedules, with the goal of resolving Team Member issues within the context of the Employer’s operational needs and business concerns.

LETTER OF UNDERSTANDING

ARTICLE 22 – DISCIPLINE

          The Employer reaffirms that a Team Member’s personnel file located in the Human Resources Department is the official personnel file.

          Further, the Employer agrees to abide by the National Labor Relations Act as it relates to the production of information, including surveillance tapes.

LETTER OF UNDERSTANDING

TITO TICKETS

          Subject to Michigan Gaming Control Board approval, Team Members who are already authorized to accept tips may accept TITO Tickets as tips.

LETTER OF UNDERSTANDING

PART-TIME TEAM MEMBERS

          The parties agree that they will discuss at Labor/Management meetings the fluctuating nature of business and the increasing need for part-time Team Members to maximize operational efficiencies and growing labor costs.

MEMORANDUM OF AGREEMENT

          THIS AGREEMENT is made and entered into by and between Greektown Casino, L.L.C. (hereinafter called the “Company”) and the Detroit Casino Council (hereinafter called the “Council”).

          The parties hereby establish the following procedure for the purpose of ensuring an orderly environment for the exercise of employee rights under Section 7 of the National Labor Relations Act and to avoid picketing and/or other economic action directed at enterprises that are owned, managed, developed or controlled by the Company in the City of Detroit in the event the Council decides to conduct an organizing campaign at such enterprises.

          The parties mutually recognize that national labor law guarantees employees the right to form or select any labor organization to act as the employees’ exclusive bargaining representative for the purpose of collective bargaining with the Company, or to refrain from such activity.

          The Company will take a neutral approach to unionization of employees employed in classifications listed in Exhibit 1 of this Agreement. The Company will inform such employees that it has no objection to their selection of a collective bargaining agent. The Company will not take any action nor make any statement that will directly or indirectly state or imply to such employees any opposition by the Company to the selection by such employees of a collective bargaining agent, or preference for or opposition to any particular Union as a bargaining agent.

          The Council and its representatives will not coerce or threaten any employee or make disparaging comments about the Company in an effort to obtain authorization cards.

          Within ten (10) days following receipt of a written request from the Council, the Company will furnish the Council with the following information with respect to employees:

(1)	Name;

(2)	Current Address;

(3)	Current Department;

(4)	Current Job Classification.

Upon request, the Company will update the information monthly.

          The Council or the appropriate member Union(s), if applicable, may request recognition as the exclusive bargaining agent for the employees in the traditional bargaining unit represented by the Council or the appropriate member Union(s), if applicable, in the casino, hotel and/or restaurant industry in Detroit, Michigan. A disinterested, neutral party mutually satisfactory to the Company and the Council will be selected to conduct a review of employees’ authorization cards and membership information submitted by the Council in support of its claim to represent a majority of the employees in the unit.

          If a majority of employees in the traditional bargaining unit represented by the Council have joined the Council or designated it as their exclusive collective bargaining representative, and the Company’s new operation constitutes a stand-alone casino, the Company will recognize the Council as such representative of the employees and will extend to such employees the Collective Bargaining Agreement between the Council and Greektown Casino together with any amendments agreed to by the parties. If, however, the Company’s new operation is not a stand-alone casino, but a hotel or restaurant facility, the Company will recognize the Council’s appropriate member Union(s) as such representative(s) of the Company’s employees at the new operation. The Collective Bargaining Agreement between the Council and Greektown Casino will not be automatically extended.

          The Company will not file a petition with the National Labor Relations Board for any election in connection with any demands for recognition provided for in this Agreement.

          During the life of this Agreement, the Council will not engage in picketing or other economic activity at any operation covered by this Agreement. It is expressly agreed and understood that this Memorandum of Agreement, which shall expire on October 16, 2011, shall be inapplicable to any enterprise of the Company outside of Detroit, Michigan.

          The parties agree that any disputes over the interpretation or application of this Section shall be submitted to arbitration, with James Statham, or any other mutually acceptable person, as the arbitrator. The arbitrator shall have the authority to determine the arbitration procedures to be followed. The arbitrator shall also have the authority to order the non-compliant party to comply with this Section. The parties hereto consent to the entry of any order of the arbitrator as the order or judgment of the United States District Court for the appropriate jurisdiction, without entry of findings of fact and conclusions of law.

          IN WITNESS WHEREOF, the parties hereto by their duly designated representatives have hereunto set their hands this 1st day of November, 2003, in Wayne County, State of Michigan.

FOR THE COMPANY	FOR THE COUNCIL

By:	By:

Its:	Its:

MEMORANDUM OF UNDERSTANDING

TEAM MEMBER PARKING

          The Employer shall provide parking in the immediate vicinity of the casino at no cost for all Team Members. In the event this parking becomes unavailable, the Employer will provide off-site parking and shuttle service at no cost to Team Members.

MEMORANDUM OF UNDERSTANDING

ARTICLE 6 – FUNERAL LEAVE

          The undersigned parties hereby agree and understand that with respect to Funeral Leave (Article 6), the Employer may require written documentation from the Team Member.

MEMORANDUM OF UNDERSTANDING

ARTICLE 29 – UNION ACTIVITY (Council Button)

          The Union and the Employer shall work together to create a mutually acceptable design for a single button that is consistent with the goals and purposes of the Team Member uniform policy. Once the Union and the Employer agree upon a jointly designed button, Team Members may wear such a button on their uniform.

          Employees may wear Union buttons for each of their respective Unions on their costume/uniform as long as it does not obstruct their nametag, gaming license and promotional buttons.

Greektown Casino, LLC			Detroit Casino Council

BY:		BY:

	Norman Howard		Elizabeth Bunn

SIDE LETTER # 1

TEAM MEMBER ASSISTANCE PROGRAM (“TMAP”)

          The Employer and the Union hereby express their determination to work jointly to combat personal problems including substance abuse, problem gaming, and improving mental health among Team Members and their families.

          Alcoholism and drug dependency are recognized by medical, public health authorities, Greektown and the Union as diseases. These diseases can impair Team Members’ abilities to function in their lives and on their jobs.

          The causes of personal problems including alcoholism, drug dependency, problem gaming and mental health disorders are not well understood and cures are difficult. Nonetheless, Greektown and the Union believe that constructive measures are possible to deal with these problems, which can be a major cause of family breakdown and are related to personal breakdown and violence in the community.

          It is important for the parties to this Agreement to:

1.

Generate a climate in the workplace, which strives to minimize the effects of the social stigma associated with mental disorders, problem gaming, alcoholism, drug dependency, and other personal problems, which act as barriers to Team Members seeking help to resolve such personal problems.

2.

Insist that the joint organization at all levels exercise their best efforts toward the objective of earlier identification and motivation of Team Members to take advantage of Team Member Assistance Program (“TMAP”) services.

	3.	Assure confidentiality in working with Team Members.

	4.	Assist in developing educational and informational materials to use at the workplace.

I.	Objectives.

          The objectives of this joint effort are to help Team Members and their families develop healthier life styles and enhance the effectiveness of the workforce. Further, the purpose of the TMAP is designed to help prevent the development of personal problems and provide access for treatment and after care for those already affected.

          Greektown and the Union acknowledge that neither Management nor the Union working alone can always provide the level of motivation required by Team Members experiencing personal problems. As a result, joint efforts are imperative in encouraging the individuals to seek TMAP services, as needed, to respond successfully to treatment and to maintain a resolve to avoid further personal problems.

II.	Guidelines.

          An Advisory TMAP Team (“Team”) will be formed to facilitate the joint efforts. The Team will be comprised of five (5) representatives from Greektown and five (5) representatives from the Union. The Team will meet quarterly for the purpose of developing workplace education and to provide direction and consultation regarding the program. Team Members who participate in the Team are required to undergo forty (40) hours of training in the initial year of this Collective Bargaining Agreement and twenty-four (24) hours of training per year for the duration of the contract term. Team Members will be compensated straight time hourly rates for such training and for up to two (2) hours per quarter for Team meetings.

III.	Team Member Assistance Program Administration.

          Among the responsibilities of the Team are to:

	1.	Help Team Members understand that they may consult on a confidential basis with the TMAP vendor concerning the Team Member’s problem.

2.

Work with the TMAP vendor to establish and maintain active after care and follow-up programs. The Team should help Team Members understand the therapeutic benefits of self-help groups and encourage such participation.

IV.	Acknowledgment.

Greektown and the Union acknowledge that:

1.

Nothing in this statement is to be interpreted as constituting any waiver of Management’s right to enforce discipline or discharge as set forth in Article 22 or the right to invoke disciplinary measures in the case of misconduct which may result from or be associated with the use of alcohol, drugs or personal problems. The Union may exercise its right to process grievances concerning such matters in accordance with the grievance procedure set forth in Article 23.

	2.	During or following treatment the Team Member should not expect any special privileges or exemptions from standard personnel practices.

3.

When a Team Member requests a leave of absence to undergo medical treatment for alcoholism, drug dependence, problem gaming or personal problems in or from an appropriate facility in accordance with this program, and when the Team Member has voluntarily submitted to such treatment, a leave of absence may be granted pursuant to Article 14 of this Collective Bargaining Agreement and the Team Member will be eligible for benefits in accordance with Article 14 (Leave of Absence).

4.

A Team Member who is not working due to participation in TMAP services shall retain and accrue seniority and its related privileges in accordance with the Collective Bargaining Agreement between the parties provided in Article 14 (Leave of Absence).

V.	Additional Understandings.

The following represents the understanding arrived at between the parties:

1.

A key ingredient in combating personal problems lies in education, early identification and early intervention. Accordingly, the Team will consult with the TMAP vendor to develop a comprehensive education and training program directed at all levels of management, the Union, and the work force.

	2.	TMAP will maintain appropriate standards of performance measured against the objective models identified by the Team and the TMAP vendor.

3.

TMAP will provide Critical Incident Response Service to Team Members and their families in the event of a serious or traumatic event in the work place or the community by being available to respond to the situation twenty-four (24) hours a day and seven (7) days a week.

VI.	Special TMAP Conditions of Employment.

The following guidelines will be considered for individual cases/circumstances and may be included as conditions of continued employment as agreed to by Management, the Union and the Team Member:

	1.	Participation in self-help meetings. Length of participation that will be required and frequency of meetings can be either specified in advance or left up to the discretion of the TMAP vendor/provider.

	2.	Mandatory completion of an aftercare plan, which might include antabuse, recommended by a treatment facility and monitored by the TMAP vendor.

	3.	Mandatory cooperation in follow-up and monitoring for a period of time specified by the TMAP vendor.

4.

A specific period of total non-use of alcohol or other drugs can be agreed to between the parties. The parties must concur with this probationary period which is defined as not less than six (6) months nor more than two (2) years and it must be understood by all parties that resumed use could result in termination of employment.

5.

Any conditions of continued employment agreed to by Management, the Union, and the Team Member are considered contractually binding and non-compliance could result in disciplinary action up to and including discharge. The Team Member’s previous disciplinary record and action which may be taken for further misconduct will be reserved to the actual settlement of any dispute(s) involved and/or will be resolved between the Union and Human Relations.

VII.	Confidentiality.

All members of the Team must maintain the strictest confidentiality in participating in the activities of the TMAP Team.

VIII.	Michigan Gaming Control Board.

All provisions of this Side Letter are subject to the rules and regulations of the Michigan Gaming Control Board.

SIDE LETTER # 2

ARTICLE 10 – MEALS AND BREAKS

          The parties agree that in cases where a Team Member returns late from his/her break or meal period and can verifiably demonstrate that the delay was a result of assisting a guest, no disciplinary action (including issuing points) is appropriate.

SIDE LETTER # 3

ENGINEERS

          The parties agree that the Engineer job classification shall be divided into the following classifications based upon the specific qualifications and job functions outlined below. Side Letter #3, and any other pertinent provision of the Contract or its addendums, is to be modified to clarify that “Engineers” jurisdiction does not include “Carpenter”, and shall be identified as a separate craft within the Bargaining Unit, consisting of Carpenter I, Carpenter II, Carpenter III and Carpenter-Lead (already identified within the “Engineers” definition.

          A. Maintenance Trainee. Maintenance Trainees are required, at a minimum, to possess a High School Diploma or GED, and mechanical aptitude. The Employer will provide additional on-the-job training to Maintenance Trainees. Maintenance Trainees will undergo a six (6) month joint labor/management evaluation. A Maintenance Trainee shall be included in one of the following Trainee classifications of Level I, Level II, Level III and Level IV in accordance with the qualifications set forth in paragraphs 1 – 4 below:

          1. Maintenance Trainee Level I. A Maintenance Trainee shall be included in the Trainee Level I classification upon being hired in accordance with the minimal experience required above.

          2. Maintenance Trainee Level II. A Maintenance Trainee shall be included in the Trainee Level II classification based upon the following qualifications:

•	Completion of 8 hours of classroom training in an approved building maintenance-related field.

•

Completion of 80 hours of hands on experience with a Level II Engineer or better. Hours will be made available to Team Members to complete this provision. All paid hours for the day shall be counted towards hours. A sign-off sheet is required.

•

Passage of a test, created jointly by the Employer and the Union, with a 90% passage level required to move on to the next Maintenance Trainee Level. The test will be administered in a verbal question and answer format. The test may be retaken every 30 days.

•	Familiarity with building structures, including stairwells, pump rooms and knowledge of emergency procedures.

•	Completion of 1040 hours of paid time as a Maintenance Trainee Level I, which includes hours worked, vacation time, holiday time, and sick time – excluding Leaves of Absence.

          3. Maintenance Trainee Level III. A Maintenance Trainee shall be included in the Trainee Level III classification based upon the following qualifications:

•	Completion of 16 hours of classroom training in an approved building maintenance-related field.

•

Completion of an additional 120 hours of hands on experience with a Level II Engineer or better. Hours will be made available to Team Members to complete this provision. All paid hours for the day shall be counted towards hours. A sign-off sheet is required.

•	Selection of a specific field or trade to work in required.

•	Familiarity with safety equipment and procedures, including passage of a verbal question and answer examination. The test may be retaken every 30 days.

•	Completion of 1040 hours of paid time as a Maintenance Trainee Level II, which includes hours worked, vacation time, holiday time, and sick time – excluding Leaves of Absence.

          4. Maintenance Trainee Level IV. A Maintenance Trainee shall be included in the Trainee Level IV classification based upon the following qualifications:

•	Completion of 32 hours of classroom training in an approved building maintenance-related field.

•

Completion of 160 hours of hands on experience with a Level III Engineer or better. Hours will be made available to Team Members to complete this provision. All paid hours for the day shall be counted towards hours. A sign-off sheet is required.

•	Passage of a verbal question and answer examination regarding basic tasks and knowledge related to the field or trade selected as a Level III Trainee. The test may be retaken every 30 days.

•	Completion of 1040 hours of paid time as a Maintenance Trainee Level III, which includes hours worked, vacation time, holiday time, and sick time – excluding Leaves of Absence.

          B. Engineers. Engineers are required to have a minimum of two (2) years experience of trade related or building maintenance in the hospitality or service industry. Engineers shall be included in one of the following classifications of Engineer I, II, III or Lead Engineer in accordance with the qualifications set forth in paragraphs 1 – 4 below.

          1. Engineer I. Engineers shall include HVAC Techs, Plumbers, Electricians, Locksmiths, Carpet Tech, and Painters. An Engineer shall be included in the Engineer I classification based upon the following additional qualifications, whichever is applicable:

•	Trade related certification.

•	Trade related license(s).

                  Carpenter I. A Carpenter shall be included in the Carpenter I classification based upon the following additional qualifications, whichever is applicable:

•	Trade related certification.

•	Trade related license(s).

                  Pit Tech I. A Pit Tech Level I shall be included in this level of classification with 6 months trade related experience.

          2. Engineer II. Engineers shall include HVAC Techs, Plumbers, Electricians, Locksmiths, Carpet Tech, and Painters. An Engineer shall be included in the Engineer Level II classification based upon the following additional qualifications:

a.	Engineer II – Engineer.

•	Minimum of 3-5 years experience of trade related or building maintenance in the hospitality or service industry, or 3-5 years of trade experience.

•	Possession of a trade related license and certification. Five (5) years of trade experience may be an acceptable alternative for license requirements.

•	K&R; 2-5 years experience.

•	HVAC; CFC Type II or better qualification.

•	HVAC; 3rd Class Refrigeration license.

•	Electrician; passage of electrical courses.

•	Painters; experience in all phases of painting.

b.	Carpenter II.

•	Minimum of 3-5 years experience of trade related or building maintenance in the hospitality or service industry.

•	Experience in all phases of carpentry.

•	License or certification preferred, but not required.

c.	Engineer II – Pit Technician.

•	Minimum of 12 months trade related experience.

•	Experience in all phases of pit technician work.

•	License or certification preferred, but not required.

          3. Engineer III – Journeymen. Engineers shall include HVAC Techs, Plumbers, Electricians, Locksmiths, Carpet Tech, and Painters. Engineer III – Journeymen engineers are required to have a minimum of eight (8) years experience of trade related or building maintenance in the hospitality or service industry. Engineers shall be included in the Engineer III – Journeymen classification based upon the following additional qualifications:

a.	Engineer III – Engineer.

•	License(s) and certificate(s) in trade required. Eight (8) years of experience may be an acceptable alternative for the license requirement.

•	Eight (8) years K&R experience.

•	CFC type III or Universal Refrigeration Recovery license, unlimited refrigeration is required for HVAC positions. First Class Refrigeration license if applicable or Journeyman’s License.

•	Electrician, Millwrights, Plumber, Locksmith, or Journeymen experience.

•	Completion of 1000 hours of accredited schooling.

•	Painter; experience in all phases of painting.

b.	Carpenter Level III.

•	Experience in all phases of carpentry.

•	License and/or certification preferred, but not required.

•	Completion of an accredited apprenticeship program in carpentry. Eight (8) years trade related experience may be an acceptable alternative for the apprenticeship requirement.

c.	Engineer III – Pit Technician.

•	Experience in all phases of Pit Technician work.

•	Minimum of 18 months trade related experience.

•	License and/or certification preferred, but not required.

          4. Lead. Lead Engineers are required to meet the minimum qualifications of an Engineer Level III. Lead Engineers are required to be on duty when the Shift Supervisors are not present. Lead Engineers shall not administer discipline or assist in the disciplinary process, which is administered by Shift Supervisors. The duties of Lead Engineers consist of on-the-job assignment and technical leadership.

          C. A Labor/Management Joint Training Committee shall meet as needed to discuss the development of training classes and apprenticeship programs and the establishment of appropriate criteria.

          D. An Engineer/Carpenter reporting to work at other than their regular schedule will be paid a minimum of four (4) hours pay or at least eight (8) hours when reporting and working more than four (4) hours.

          E. For purposes of layoff and recall, employees shall be laid off beginning with the lowest classification to the highest classification within the Engineering Department based on classification seniority and the ability to do the work.

          F. The parties agree that members covered by this facilities department side letter will receive a one-time tool allowance of $275 after 90 days of employment, and, in addition, in each subsequent year, the Team Member will be reimbursed up to $50 per year for tool replacement with the appropriate receipts.

SIDE LETTER # 4

SLOT TECHNICIANS

          The parties agree that the Slot Technician job classification at Greektown Casino shall be divided into the following classifications based upon the specific qualifications and job functions outlined below:

          A. Slot Technician Trainee. There are four levels of Slot Technician Trainee. Slot Technician Trainees are required, at a minimum, to possess a High School Diploma or GED and to demonstrate mechanical aptitude. The Employer will provide additional on-the-job-training to Slot Technician Trainees. A Slot Technician Trainee shall be designated as a Level I, II, III, or IV based upon his/her qualifications and experience as set forth below.

                    Slot Technician Trainee Advancement. In order for a Slot Technician Trainee to advance to the next Trainee Level or Technician Level I, the Team Member is required to successfully complete, at the end of the six (6) month period, an evaluation conducted by the Employer. If the Trainee does not successfully complete that evaluation, the Trainee may remain in their current Slot Technician Trainee position for an additional six (6) month period and then be re-evaluated by the Employer.

                    If the Trainee does not successfully complete the second evaluation, the Employer may terminate the Trainee, provided, however, that if the Trainee transferred into the Trainee position from another Greektown Casino job classification, then (i) if the Trainee’s classification seniority level in that prior job classification at the time of transfer was higher than the classification seniority level of the least senior individual who holds a position in that prior job classification when the Trainee fails the evaluation, the Employer shall, in lieu of termination, transfer the Trainee back to that job classification, thereby displacing the individual with lower seniority (who will then be laid off but may apply for any vacant Greektown Casino job position for which he/she is qualified), or (ii) if the Trainee is not so entitled to transfer back to his/her prior job classification, the Trainee may apply for any vacant Greektown Casino job position for which he/she is qualified.

                    1. Slot Technician Trainee-Level I. A Slot Technician Trainee having the minimum qualifications set forth in subparagraph A above shall be designated as a Slot Technician Trainee-Level I.

                    2. Slot Technician Trainee-Level II. A Slot Technician Trainee having the qualifications and experience set forth below shall be designated as a Slot Technician Trainee-Level II.

•

Completion (on the Trainee’s own time and at his/her own expense, subject to Article 18 regarding tuition reimbursement) of either eight (8) hours of classroom training or a three (3) credit hour college level course, approved by the Employer, in an electronics-related field, and

•	Completion of six (6) months of paid work time as a Slot Technician Trainee-Level I.

                  3. Slot Technician Trainee-Level III. A Slot Technician Trainee having the qualifications and experience set forth below shall be designated as a Slot Technician Trainee-Level III:

•

Completion (on the Trainee’s own time and at his/her own expense, subject to Article 18 regarding tuition reimbursement) of either an additional eight (8) hours of classroom training or a three (3) credit hour college level course (beyond that required to become a Slot Technician Trainee-Level II), approved by the Employer, in an electronics-related field, and

•	Completion of six (6) months of paid work time as a Slot Technician Trainee-Level II.

                  4. Slot Technician Trainee-Level IV. A Slot Technician Trainee having the qualifications and experience set forth below shall be designated as a Slot Technician Trainee-Level IV:

•

Completion (on the Trainee’s own time and at his/her own expense, subject to Article 18 regarding tuition reimbursement) of either an additional eight (8) hours of classroom training or a three (3) credit hour college level course (beyond that required to become a Slot Technician Trainee-Level III), approved by the Employer, in an electronics-related field, and

•	Completion of six (6) months of paid work time as a Slot Technician Trainee-Level III.

          B. Slot Technician. There are four levels of Slot Technicians, inclusive of Senior Lead. A Slot Technician shall be designated as a Level I, II, or III based upon his/her qualifications and experience as set forth below. The Employer, in its sole discretion, may, when a vacancy exists, promote a Slot Technician-Level III to the position of Slot Technician-Senior Lead.

                  1. Slot Technician-Level I. A Slot Technician having the following qualifications and experience shall be designated as a Slot Technician-Level I:

•

Completion of a minimum of one (1) year of experience as a casino Slot Technician (or equivalent position), plus electronics experience and training and/or certifications as mandated by the Employer, plus successful completion of an evaluation by the Employer, or

•	Completion of six (6) months of paid work time as a Slot Technician Trainee-Level IV.

                  2. Slot Technician-Level II. A Slot Technician having the following qualifications and experience shall be designated as a Slot Technician-Level II:

•

Completion of a minimum of two (2) years of experience as a casino Slot Technician (or equivalent position), plus electronics experience and training and/or certifications as mandated by the Employer, plus successful completion of an evaluation by the Employer, or

•	Completion of six (6) months of paid work time as a Slot Technician Trainee-Level IV followed by completion of one (1) year of paid work time as a Slot Technician-Level I.

                  3. Slot Technician-Level III (Journeyman). A Slot Technician having the following qualifications and experience shall be designated as a Slot Technician-Level III:

•

Completion of a minimum of three (3) years of experience as a casino Slot Technician (or equivalent position), plus extensive electronics knowledge and experience in electronics troubleshooting and training and/or certification as mandated by the Employer, plus successful completion of an evaluation by the Employer, or

•

Completion of six (6) months of paid work time as a Slot Technician Trainee-Level IV, followed by completion of one (1) year of paid work time as a Slot Technician-Level I, and followed by completion of one (1) year of paid work time as a Slot Technician-Level II.

                  4. Slot Technician-Senior Lead. A Slot Technician having the following qualifications may be promoted to the Slot Technician-Senior Lead position should a vacancy exist:

•

Completion of a minimum of three (3) years experience as a casino Slot Technician (or equivalent position), plus extensive electronics knowledge and experience in electronics troubleshooting and training and/or certification as mandated by the Employer, plus successful completion of an evaluation by the Employer, or

•

Completion of six (6) months of paid work time as a Slot Technician Trainee-Level IV, followed by completion of one (1) year of paid work time as a Slot Technician-Level I, followed by completion of one (1) year of paid work time as a Slot Technician-Level II, and followed by completion of six (6) months of paid work time as a Slot Technician-Level III.

                    A Slot Technician-Senior Lead in the absence of the supervisor, is responsible for distributing and overseeing the assigned work on the shift. A Slot Technician-Senior Lead shall not, however, administer discipline or assist in the disciplinary process (it being understood that notifying supervisors of improper behavior or being present when discipline is administered shall not be deemed to be “assisting in the disciplinary process”).

          C. The parties agree that Slot Technicians will receive a one-time tool allowance of $100. Additionally, in each subsequent year, Slot Technicians will be reimbursed up to $25 per year for tool replacements following submission of the appropriate receipts.

SIDE LETTER # 6

SUBCONTRACTING

          The parties expressly agree that this Agreement shall not extend to owners of businesses, including restaurants, that have existing leasing arrangements with the Employer as of the date of March 5, 2002.

          It is further agreed that, after ratification, the Employer may lease its “store front space” in the parking garage and that this Agreement shall not extend to such leases or their employees. Union organizing activities shall be confined to the immediate entry points of such establishments and shall specifically exclude any activities at the Greektown Garage on Brush Street.

SIDE LETTER # 7

GREEKTOWN VALET DEPARTMENT

          For the purpose of addressing mutual problems and problem solving within the Valet Department, the Company and the Union agree to the following:

Mandatory Meetings

          The Union and the Employer will hold meetings at off peak hours under the following conditions:

1.	Bi-monthly or as needed to promote labor-management cooperation.

2.	Agenda items to be exchanged 72 hours prior to the scheduled meeting.

3.	Consistent core committee. (Guests will be welcome.) Guests and non-union Stewards time will not be compensated by the Company.

4.	Ninety (90) minute time limit per meeting.

5.

The mission will be problem solving; i.e. accidents, lost keys, tipping procedures, department operations, working conditions and guest service ideas. Issues addressed within the Grievance Procedure or other Joint Management/Union Committees will not be agenda subjects.

6.	The Union and the Employer will explore alternative notification methods to improve communication in the Valet Department.

Seniority

          Lane Attendant/Valet Driver classification merged for seniority purposes only as it pertains to Team Members who desire to return to a prior held classification.

Bidding

          Once a year mandatory shift bid to be held in March to go in effect the first week in April (for Dispatch and Lane Attendants).

SIDE LETTER # 8

DUAL RATE SUPERVISORS

          A Team Member promoted to the classification of Dual Rate Supervisor shall be excluded from the bargaining unit. Dual Rate Supervisors shall enforce Michigan Gaming Control Board regulations and Employer Policies and Procedures, but shall not be directly involved in disciplining bargaining unit Team Members. Dual Rate Supervisors shall comprise no more than twenty percent (20%) of Table Gaming Supervisors.

          Within the 90 calendar day period following promotion to Dual Rate Supervisor, if the Team Member notifies the Employer that he/she does not desire to remain in that position, or if the Employer determines that the Team Member is not performing satisfactorily, the Team Member shall be transferred back to his or her original Table Games classification within the bargaining unit, without loss of classification seniority.

          Dual Rate Supervisors shall not perform bargaining unit work in their previous classification more than an average of one shift per week during any quarter. A Dealer will not be used to shadow or otherwise “train” a Dual Rate Supervisor working in a dealing position.

          If after 90 days, a Dual Rate Supervisor determines that he/she would be better served to return to the Dealer classification, he/she may apply for a Dealer position if an opening exists for their particular skills. They must be in good standing with the Employer.

          If a Dual Rate Supervisor returns to the Dealer classification after 90 calendar days of Dual Rate Supervisor service, they forfeit their classification seniority and receive a new seniority number based upon their return date into the classification.

SIDE LETTER # 9

PRO RATA VACATION PAY CALCULATION

          The parties agree that pro rata vacation time shall be calculated as follows:

1.	The number of hours worked by part-time Team Members shall be divided by 2080 hours, which is the maximum number of annual hours worked by regular full-time Team Members.

2.	The sum reached in Number 1 above, shall be divided by 86.5%, which is the sum of 1800 hours divided by 2080 hours.

3.	The sum reached in Number 2 above, shall be multiplied by the number of vacation days the Team Member is eligible to use based upon completed years of continuous service.

4.	The sum reached in Number 3 above, equals the amount of pro rated vacation time that a part-time Team Member working less than 1800 annual hours is eligible to use.

SIDE LETTER # 10

CLASSIFICATION NAMES, SKILLS, EXPERIENTIAL REQUIREMENTS AND
PAY RATES FOR DCC DEALERS

1.

Greektown and the Council agree that a Dealer with the ability to deal multiple Game Types (as defined in 4.[a] below) brings value to the position, flexibility in scheduling and variety in the work that is performed.

2.

Dealer Classifications. To meet the procedural and operational needs of the Company, Dealers must achieve a minimum number of hours of live dealing experience (“experiential requirements”) and satisfy the required level of proficiency for the applicable Game Type. Upon achieving the required proficiency level and experiential requirements for the applicable Game Type, a Dealer will qualify for an increased rate of pay based on the parity principle in accordance with the classifications set forth in the chart below:

Classification	Game Types	Proficiency Requirements	Experiential Requirements

Dealer Trainee	Any initial single Game Type	Successfully completed approved training course	Less than 1000 hours of dealing experience in the applicable Game Type.

Dealer I	Craps	Proficient in dealing Craps	Completion of 1000 hours of live dealing experience in Craps as defined in 4 (a).

	Blackjack	Proficient in dealing Blackjack	Completion of 1000 hours of live dealing experience in Blackjack as defined in 4 (a).

	Baccarat	Proficient in dealing any variation of Baccarat	Completion of 1000 hours of live dealing experience in any variation of Baccarat as defined in 4 (a).

	Carnival Games	Proficient in dealing Carnival Games	Completion of 1000 hours of live dealing experience in Carnival Games as defined in 4 (a).

	Roulette	Proficient in dealing Roulette	Completion of 1000 hours of live dealing experience in Roulette as defined in 4 (a).

	Classic Poker	Proficient in dealing any variation of Classic Poker	Completion of 1000 hours of live dealing experience in any variation of Classic Poker as defined in 4 (a).

Dealer II	Any Two Game Types as defined in 4 (a)	Proficient in dealing any Two Game Types as defined in 4(a)	Completion of 300 hours of live dealing in the second Game Type.

Dealer III	Any Three Game Types as defined in 4 (a)	Proficient in dealing any Three Game Types as defined in 4(a)	Completion of 300 hours of live dealing in the third Game Type.

Dealer IV	Any Four Types as defined in 4 (a)	Proficient in dealing any Four Types as defined in 4(a)	Completion of 300 hours of live dealing in the fourth Game Type.

3.	Dealer Classification Allocation. There is no percentage requirement of positions per Dealer classification except for Dealer IV.

Dealer Classification	Maximum Percentage of Positions

Dealer IV	Not to exceed 20% of the Dealer Population

4.	(a)	Game Type Definitions.

Game Type	Definition	Experiential Requirements

Baccarat	Proficient in dealing Blackjack and any commissioned variation of Baccarat	For Dealer I Position: 1000 hours of live dealing experience with no less than 150 hours in Baccarat or Mini Baccarat and some time spent in each other variation of Baccarat.

For Dealer II, Dealer III or Dealer IV Position: 300 hours of live dealing experience with no less than 100 hours in Baccarat or Mini Baccarat and some time spent in each other variation of Baccarat.

Blackjack	Proficient in dealing Blackjack and any variation of Blackjack	For Dealer I Position: 1000 hours of live dealing experience with no less than 150 hours in Blackjack and some time spent in each other variation of Blackjack.

For Dealer II, Dealer III or Dealer IV Position: 300 hours of live dealing experience with no less than 100 hours in Blackjack.

Carnival Games	Proficient in dealing three or more Carnival Games (e.g. Pai Gow Poker, Caribbean Stud, Let It Ride, Three Card Poker)	For Dealer I Position: 1000 hours of live dealing experience with no less than 200 hours each in three or more Carnival Games.

For Dealer II, Dealer III or Dealer IV Position: At least 300 hours of live dealing experience with at least 100 hours each in three or more Carnival Games.

~	Proficient in dealing all variations of Craps	For Dealer I Position: 1000 hours of live dealing experience in Craps with some time being spent in each variation of Craps.

For Dealer II, Dealer III or Dealer IV Position: 300 hours of live dealing experience in Craps with some time being spent in each variation of Craps.

Roulette	Proficient in dealing Single Zero or Double Zero Roulette and all other variations of Roulette	For Dealer I Position: 1000 hours of live dealing experience in Roulette with some time being spent in each variation of Roulette.

For Dealer II, Dealer III or Dealer IV Position: 300 hours of live dealing experience in Roulette with some time being spent in each variation of Roulette.

Classic Poker	Proficient in dealing any variation of Classic Poker	For Dealer I Position: 1000 hours of live dealing experience in any variation of Classic Poker.

For Dealer II, Dealer III or Dealer IV Position: 300 hours of live dealing experience in any variation of Classic Poker.

(b)

New Game Types. When Greektown decides to introduce a new table game, the Labor Management Committee shall meet and confer regarding the assignment of the new game to a particular Game Type, as defined in 4. (a). After consultation with the Labor Management Committee, the Company has the authority to make the final decision regarding the assignment of the new game to a particular Game Type.

5.

Training For Initial Game Type. The Company may provide training to qualified candidates from inside and outside the Company at no charge. Training classes are offered on an as-needed basis, by seniority and shift, as determined by the Company. Training time is unpaid.

(a)	Selection for Initial Game Type Training.

(1)

In-house Candidates. In-house applications are accepted for initial Game Type training on a first-come first-served basis. House seniority is used to select training class members in the event that more applications are received than openings in a training class. In-house applicants must meet the Company’s internal policy requirements for a position transfer, and successfully complete a mathematical aptitude test and departmental interview. If a transferee moves into a position requiring an initial or different MGCB license, the applicant must satisfy the licensing requirements of the MGCB.

(2)

Outside Candidates. Outside candidates must meet the Company’s recruiting requirements (including drug testing and background checks), and successfully complete a mathematical aptitude test. Outside candidates must also satisfy the licensing requirements of the MGCB.

(b)

Determining Proficiency in Initial Game Type. Once a candidate has successfully completed the initial Game Type training and is transferred or hired into the Dealer Trainee classification, the Dealer Trainee is scheduled on the game for which he or she has been trained. Supervisors coach and assist Dealer Trainees to become proficient. Supervisors communicate with Casino Management regarding the progress of the Dealer Trainees.

(1)

Informal evaluation. Informal evaluation of Dealer Trainees is periodic and at the Company’s discretion. At any time during the 1000-hour training period for an Initial Game Type, a Supervisor may determine that a Dealer Trainee is not improving in skill and level of proficiency, and is therefore posing a risk to the Company. The Supervisor communicates with Casino Management who observes the Dealer Trainee live or through a videotape review. If Casino Management determines that the Dealer Trainee poses a risk to Company operations and does not show the aptitude necessary for reaching the required level of proficiency, the Dealer Trainee may either be re-assigned or terminated. The Company has sole discretion to determine the action to be taken. The foregoing is subject, however, to the provisions of subparagraph (4) below.

(2)

Formal Evaluation. Formal evaluation of Dealer Trainees is completed at three intervals: two Intermediate Evaluations and a Final Evaluation shortly after a Dealer Trainee has completed 1000 hours of dealing a particular Game Type. The two Intermediate Evaluations are corrective and coaching in nature. However, either of the Intermediate Evaluations may form the basis upon which the Company determines that a Dealer Trainee does not show the aptitude necessary for reaching the required level of proficiency. The Dealer Trainee may either be re-assigned or terminated. The Company has the sole discretion to determine the action to be taken. The foregoing is subject, however, to the provisions of subparagraph (4) below.

(3)

Final Evaluation. The Final Evaluation forms the basis upon which the Company determines whether or not the Dealer Trainee meets the required proficiency level. If the proficiency requirements are met, then the Dealer Trainee is advanced to the Dealer I classification. If the requirements are not met, the Dealer Trainee will be re-assigned or terminated. The Company has the sole discretion to determine the action to be taken. The foregoing is subject, however, to the provisions of subparagraph (4) below.

(4)

If a Dealer Trainee who transferred from another Greektown Casino job classification (a “Transferee”) notifies the Company during the initial 30-day period in which the Transferee is acquiring his/her 1000 hours of dealing experience that he/she desires to transfer back to his/her prior job classification, the Transferee shall be transferred back to that job classification (thereby causing the displacement of the individual in that job classification with the lowest seniority). If the Company determines pursuant to subparagraph (1), (2) or (3) above that a Transferee should be reassigned or terminated then (i) if the determination is made during the initial 30-day period in which the Transferee is acquiring his/her 1000 hours of dealing experience, the Transferee shall be transferred back to his/her prior job classification (thereby displacing the individual in that classification with the lowest seniority), and (ii) if the determination is made after that initial 30-day period but prior to expiration of the initial 90 day period in which the Transferee is acquiring his/her 1000 hours of dealing experience, then the Transferee will not be transferred back to his/her prior job classification but may apply for any vacant Greektown Casino job position for which he/she is qualified and will have recall rights to his/her former job classification for one year or the time period he/she was in that former job classification, whichever period is shorter.

6.

Training for Subsequent Game Types. This Section applies to Dealers who have attained the Dealer I classification or higher. Dealers may apply for training for any game for which the company offers training. (A dealer who applies for training and then does not complete the training will not be eligible to re-apply for any Dealer training for the one-year period commencing on the date his/her training class commenced.) Training is unpaid by the Employer.

(a)

Selection for Subsequent Game Type Training. Department Seniority is used to select training class members. Department Seniority is defined as the date that a Team Member was hired or transferred into the Table Games Department. The last four digits of the Social Security Number, the lower number being the most senior, established Department Seniority for Team Members with the same hire or transfer date. The opportunity to learn a subsequent Game Type is only offered to Dealers in good standing with the Company. Good standing is defined as having no formal discipline for one year (or the period of time for which the Dealer has worked for the Company if between six months and one year, but not less than six months) and having an attendance record acceptable to the Company.

(b)

Scheduling Subsequent Game Type Training. The Company will make a reasonable effort to schedule subsequent Game Type trainees in their new games so they may improve their skills and achieve the required levels of proficiency. However, the Company reserves the right to schedule work to accommodate sick calls and leaves of absence and to ensure that the maximum number and optimum mix of table games are open at all times.

	(c)	Determining Proficiency in Subsequent Game Types.

(1)

Informal Evaluation. Informal evaluation of subsequent Game Type trainees is periodic and at the Company’s discretion. At any time during the 300-hour training period for subsequent Game Types, a Supervisor may determine that a Dealer is not improving in skill and level of proficiency, and is posing a risk to the Company. The Supervisor communicates with Casino Management who observes the Dealer live or through videotape review. If Casino Management determines that the Dealer poses a risk to Company operations and does not show the aptitude necessary for reaching the required level of proficiency in the subsequent Game Type, the Dealer will be removed from the schedule for such subsequent Game Type assignments. The Dealer will maintain his or her current Dealer classification. The Company has the sole discretion to determine the action to be taken.

(2)

Formal Evaluation. Formal evaluation of subsequent Game Type trainees is completed at two intervals: an Intermediate Evaluation and a Final Evaluation shortly after the Dealer has completed 300 hours of dealing a subsequent Game Type. The Intermediate Evaluation is corrective and coaching in nature. However, the Intermediate Evaluation may form the basis upon which the Company determines that a subsequent Game Type Trainee does not show the aptitude necessary to continue and is removed from the schedule for such subsequent Game Type assignments. The Dealer will maintain his or her current Dealer classification. The Company has the sole discretion to determine the action to be taken.

(3)

Final Evaluation. The Final Evaluation forms the basis upon which the Company determines whether or not the subsequent Game Type Trainee meets the required proficiency level. If the proficiency requirements are met, then the Dealer is advanced to the appropriate classification. If the requirements are not met, the subsequent Game Type Trainee will maintain his or her current Dealer classification. The Company has the sole discretion to determine the action to be taken.

7.

Vacancies on Shifts. Vacancies on shifts will be posted periodically. “Qualified Dealers” may bid for vacant shifts. “Qualified Dealers” are dealers who have met the Proficiency Requirements and Experiential Requirements for all games listed in the applicable posting. Positions will be awarded on the basis of Department Seniority.

SIDE LETTER # 11

LUMP SUM PAYMENT

          Team Members employed on the date of ratification of this Agreement will receive a lump sum payment as follows:

1.

Full-time Team Members who are on the payroll on the date of ratification of this Agreement (including those on approved leaves of absence) who have been employed for one year or more on that date, will receive a lump sum payment of $500 on February 25, 2008. Additionally, on April 21, 2008 each Full-time Team Member shall be paid an additional one-time payment of $500. Lastly, on the second pay period for October 2008, each Full-time Team Member shall receive a one-time payment of $200.

2.

Full-time Team Members who are on the payroll on the date of ratification of this Agreement (including those on approved leaves of absence) but have not yet completed one year of employment will receive lump sum payments totaling $1,200 in separate checks pursuant to a similar schedule as described in Pargaraph 1 upon completion of one year of employment;

3.

Part-time Team Members who are on the payroll on the date of ratification of this Agreement (including those on approved leaves of absence) who have been employed for one year or more on that date will receive a lump sum payment of $400 on February 25, 2008. Additionally, on April 21, 2008, each Part-time Team Member shall be paid an additional one-time payment of $400. Lastly, on the second pay period for October 2008, each Part-time Team Member shall receive a one-time payment of $160.

4.

Part-time Team Members who are on payroll on the date of ratification of this Agreement (including those on approved leaves of absence) but have not yet completed one year of employment will receive lump sum payments totaling $960 in separate checks pursuant to a similar schedule as described in Paragraph 3 upon completion of one year of employment.

SIDE LETTER # 12

FOOD OUTLETS

          The parties agree that the food outlets listed in this letter are deemed Employer operated food outlets for purposes of Article 32:

1.	Room Service

2.	Hotel Restaurant

3.	Buffet

4.	Lounge

5.	Trappers

6.	Alley Grille

7.	Grapevine

8.	Pantheon

SIDE LETTER # 13

HOTEL CLASSIFICATIONS

Bellman

Bell Captain

Guest Room Attendant

Housekeeping/House Person

Linen Runner/Linen Sorter

Utility Porter

Banquet House Person

Front Desk Representative

Banquet Bartender

Banquet Server

Room Service Server

Room Service Order Taker

Lounge Server

The wage rates for the above classifications will be the most favored rate for the Employer paid by either MotorCity or MGM Grand.

Hotel classifications and wages will be incorporated in Exhibit 1 of the Collective Bargaining Agreement.

SIDE LETTER # 14

GREEKTOWN/HOTEL COMPLEX

          Employees employed at Greektown Casino covered by this agreement shall have priority in their right to transfer to a bargaining unit job classification or to be promoted to such classification in the casino/hotel complex pursuant to the terms of Article 7 contained in this Agreement.

          In the event transfers cause an adverse impact on casino operations, the parties will meet to resolve the issue.

SIDE LETTER # 15

ARTICLE 8 – WAGES

          The Employer agrees that the retroactive payments and lump sum payments referenced in Article 8 of the parties’ Collective Bargaining Agreement will be made in separate payments from the Team Member’s bi-weekly pay.

SIDE LETTER # 16

ARTICLE 8 – WAGES

          The Employer agrees as a ratification incentive for the bonus deferral to provide each current Team Member one paid Birthday off to be scheduled and used in year one or two of this contract (not both years) in accordance with the Employer’s Paid Personal/Sick Day Policy.

SIDE LETTER # 17

JOB CLASSIFICATION FAMILIES

          For purposes of layoff, the following job families will be treated as one classification, in accordance with their house seniority, provided they have the qualification to perform satisfactorily the available work. Employees affected by the layoff can displace employees with lower seniority in lower classifications within the job family, but not higher-level classifications within the job family.

JOB FAMILIES	CLASSIFICATIONS INCLUDED

Table Games

Dealer	Dealer Trainee, Dealer I-IV

Slots

Slots Technician	Slot Technician Trainee I-IV, Slot Technician I-III

Food

Cook	Cook I-III

Server (Buffet)	Server I, Room Service, Banquet Server

Server (Fine Dining)	Server II, III, Server I, Banquet Server, Room Service Server

Server (Cocktail)	Cocktail Services, Lounge Server

Bussers (EDR/Buffet)	VIP Café/Buffet Busser

Bussers (Fine Dining)	Busser/Buffet Busser

Host/Hostess (Buffet)	Host/Hostesses (Buffet)

Host/Hostess (Fine Dining) (Buffet)	Host/Hostess (Fine Dining), Host Cashier

All Dining Establishments:

Beverage

Bartender	Specialty Bartender, Bartender, Banquet Bartender, Barback

Facilities

Engineering	Company designates specific skills required for business necessity

Warehouse Persons	Inventory Control Clerk, Retail Inventory Control Clerk, Receiver, Receiving Attendant, Warehouse Attendant

EVS	EVS Lead, Porter and Heavy Cleaner/Specialist

Housekeeping	Houseperson/Linen Sorter/Linen Runner/Utility Porter, Guest Room Attendant

Stewarding	Lead Steward, Heavy Cleaner Specialist, Stewarding Utility Person

Guest Interface	Communication Operator Lead, Communication Operator, Slot Club Representative, Front Desk Representative

Valet	Valet Attendant, Lane Attendant, Dispatcher

Hotel

Front Services Attendant (Bellman)	Front Services Attendant, Front Services Lead, Doorman, Bell Captain

Cage Operations

Cashier	Cashier, Associate Banker, Main Banker

Count Room	Soft Count, Hard Count

          The parties shall meet and discuss the proper assignments of job classifications not included above in Job Families.

SIDE LETTER # 18

SLOT CLUB REPRESENTATIVES

          During the course of negotiations, the parties discussed the hourly rates paid to Slot Club Representatives.

          The parties agree that wage rates for Slot Club Representatives shall be determined by this Side Letter and not by Article 8, Exhibit I, and/or any other provisions of this Agreement.

          The hourly rates for Slot Club Representatives shall be as follows:

	100% Regular	90% 12 Months	80% New Hire

10/17/07	$16.20	$14.58	$12.96
10/17/08	$16.86	$15.17	$13.49
10/17/09	$17.54	$15.79	$14.03
10/17/10	$18.24	$16.42	$14.59

          These employees currently at $16.66 per hour shall be “red circled” until October 17, 2008 at which time they shall go to $16.86. They shall upon agreement of this document be paid a one-time lump sum of $600 each.

          Individuals currently at $16.18 shall receive a one-time lump sum of $500 each.

          All employees (except those red circled) shall receive the new rate of $16.20 effective December 10, 2007. This agreement settles all wage issues regarding Greektown Casino Slot Club Representatives conversion to DCC status.

NOTES